Execution Version

STOCK PURCHASE AGREEMENT

by and between

AT&T INC.

and

FRONTIER COMMUNICATIONS CORPORATION

Dated as of December 16, 2013

EXHIBITS, ANNEXES AND SCHEDULES

EXHIBITS
Exhibit A	-	Territory Description
Exhibit B	-	Seller Knowledge
Exhibit C	-	Buyer Knowledge
Exhibit D	-	Working Capital Calculation Methodologies
Exhibit E	-	Pro Forma Unaudited Combined Principles
Exhibit F	-	Transition Services Agreement
Exhibit G	-	Intellectual Property Agreement
Exhibit H	-	Transitional Trademark License Agreement
Exhibit I	-	Amendment to Backhaul Agreement
Exhibit J	-	Amendment to Dark Fiber License
Exhibit K	-	Easement Agreement
Exhibit L	-	DS1/DS3 Switched Services Agreement
Exhibit M	-	Amendment to Franklin MSA (to add OCx and Ethernet schedules)
Exhibit N	-	Structure Access Agreement
Exhibit O	-	Space and Power Agreement
Exhibit P	-	U-verse Trademark License Agreement
Exhibit Q	-	Term Sheet for Amendments to Interconnection Agreements
Exhibit R	-	Term Sheet for Amendment to Local Wholesale Complete Agreement
Exhibit S	-	Term Sheet for ESInet Agreement
Exhibit T	-	Term Sheet for Site Lease Agreement
Exhibit U	-	Term Sheet for Rooftop Agreement
ANNEXES
Annex 1.1(a)	-	Assigned Contracts
Annex 1.1(b)	-	ILEC Services
Annex 1.1(c)	-	Services Not Deemed ILEC Services
Annex 1.1(d)	-	Master Agreement
Annex 2.1(a)	-	Transferred Assets
Annex 2.1(b)	-	Excluded Assets
Annex 2.1(c)	-	Trademarks
Annex 2.2(a)	-	Intercompany Agreements
Annex 2.3(a)	-	Assumed Liabilities
Annex 2.3(b)	-	Excluded Liabilities
Annex 2.5(a)	-	Form of Assignment and Assumption Agreements
Annex 2.5(b)	-	Form of Bills of Sale
Annex 6.2(a)(N)	-	Capital Expenditures
Annex 6.2(a)(O)	-	Marketing Expenditures

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SCHEDULES
Seller Schedule 4.2(b)	-	Capital Stock
Seller Schedule 4.4	-	Consents and Approvals
Seller Schedule 4.5	-	Non-Contravention
Seller Schedule 4.7(a)(i)	-	Financial Statements
Seller Schedules 4.7(a)(ii)-(iii)	-	Financial Statements
Seller Schedule 4.7(a)(iv)	-	Capital Expenditures
Seller Schedules 4.7(b)-(c)	-	Financial Statements
Seller Schedule 4.7(e)	-	Revenues
Seller Schedule 4.8	-	Litigation and Claims
Seller Schedule 4.9(a)-(k)	-	Taxes
Seller Schedule 4.9(l)	-	Taxes
Seller Schedule 4.10(a)(i)	-	Seller Benefit Plans
Seller Schedule 4.10(a)(ii)	-	Company Plans
Seller Schedule 4.10(b)	-	Employees and Employee Benefits – Compliance with Laws
Seller Schedule 4.10(c)	-	Liability under ERISA Title IV or Section 302/ Code Section 412
Seller Schedule 4.10(d)	-	Multi-Employer Plan
Seller Schedule 4.10(f)	-	Retiree Medical
Seller Schedule 4.10(g)	-	Employees and Employee Benefits – Pending Claims
Seller Schedule 4.10(h)	-	Employees and Employee Benefits – Change in Control
Seller Schedule 4.10(i)	-	Listed Employees
Seller Schedule 4.11(a)	-	Collective Bargaining Agreements
Seller Schedules 4.11(b)-(f)	-	Labor and Employment Matters
Seller Schedule 4.12	-	Compliance with Laws; Communications Authorizations
Seller Schedule 4.13	-	Environmental Matters
Seller Schedule 4.14(c)	-	Violations of Intellectual Property Rights
Seller Schedule 4.14(d)	-	Intellectual Property Litigation and Claims
Seller Schedule 4.14(g)	-	IT Systems Exceeding “Vendor End of Support Dates”
Seller Schedule 4.15	-	Contracts
Seller Schedule 4.17	-	Assets
Seller Schedule 4.18	-	Communications Licenses
Seller Schedule 4.19	-	Title to Property
Seller Schedule 4.20(a)	-	Real Property
Seller Schedule 4.22	-	Customers
Seller Schedule 6.2(a)	-	Permitted License Activities
Seller Schedule 6.2(a)(C)	-	Changes to ILEC Services
Seller Schedule 6.2(a)(D)	-	Permitted Changes – Compensation and Benefits
Seller Schedule 6.2(a)(G)	-	Permitted Changes – Listed Employees
Seller Schedule 6.2(a)(I)	-	Permitted Settlements
Seller Schedule 6.6(d)	-	Annual Bonuses
Seller Schedule 6.6(e)	-	Long-Term Incentives
Seller Schedule 6.6(i)(i)	-	Pension Transfer
Seller Schedule 6.6(j)	-	OPEB Benefits
Seller Schedule 6.9(e)	-	Cooperation Regarding Settlement Matters
Seller Schedule 6.13(b)	-	Pricing Methodologies
Seller Schedule 6.16	-	Schedules to Ancillary Documents
Seller Schedule 6.16(b)	-	U-verse Trademark License Agreement
Seller Schedule 6.16(e)	-	Content Transport and Video
Seller Schedule 6.16(e)(ii)	-	U-verse Application Agreement
Seller Schedule 6.20	-	Cutover Plan
Seller Schedule 6.21(c)	-	Company Trademarks
Seller Schedule 7.2(a)	-	Consents and Approvals Not a Buyer Condition to Closing
Seller Schedule 7.2(b)	-	Video Agreements, Consents and Licenses
Buyer Schedule 5.3	-	Consents and Approvals
Buyer Schedule 6.2(b)	-	Employee Communications
Buyer Schedule 6.6(g)	-	Flexible Spending Accounts and Health Reimbursement Arrangements
Buyer Schedule 6.11	-	Buyer Non-Contribution Actions

STOCK PURCHASE AGREEMENT, dated as of December 16, 2013, by and between AT&T INC., a Delaware corporation (“Seller”), and FRONTIER COMMUNICATIONS CORPORATION, a Delaware corporation (“Buyer”).

RECITALS:

WHEREAS, the Transferred Companies provide, among other things, telecommunications, voice, data, internet, information and video services within the Territory, as well as telecommunications and data services to certain customers outside of the Territory;

WHEREAS, prior to the closing of the transactions contemplated by this Agreement, and subject to the terms and conditions contained in this Agreement, Seller and its Subsidiaries will effect the Pre-Closing Reorganization, pursuant to which (i) Seller and its Subsidiaries shall transfer to the Transferred Companies the Transferred Assets and the Transferred Companies shall transfer to Seller and its Subsidiaries the Excluded Assets and (ii) the Transferred Companies shall assume the Assumed Liabilities and Seller and its Subsidiaries (other than the Transferred Companies) shall assume the Excluded Liabilities (the Transferred Companies taking into account the transactions contemplated by the Pre-Closing Reorganization being referred to as the “Transferred Business”); and

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer all of the issued and outstanding capital stock of the Transferred Companies and thereby Buyer shall acquire the Transferred Business, upon the terms and conditions contained in this Agreement.

THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

1.1 Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Accountant” has the meaning set forth in Section 3.6(c).

“Action” means any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by any Person or any Governmental Entity, or before any Governmental Entity, or any arbitration or mediation tribunal.

“Active Transferred Trademarks” has the meaning set forth in Section 4.14(a).

“Actuaries” has the meaning set forth in Section 6.6(i)(ii).

“Advanced Intelligent Network” means a telecommunications network architecture that uses databases to facilitate call processing, call routing and network management, allowing carriers to change the routing of both inbound and outbound calls from moment to moment, commonly referred to as “AIN.”

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Stock Purchase Agreement, together with the Annexes, Exhibits and Schedules hereto, as the same may be amended or supplemented from time to time.

“Ancillary Documents” means, collectively, those agreements in the forms attached hereto as Exhibits A – P, those agreements incorporating the terms set forth on the term sheets attached hereto as Exhibits Q – U and all other documents and certificates required to be executed pursuant to this Agreement and/or to effect the transactions contemplated by this Agreement.

“Archived Records” has the meaning set forth in Section 6.1(d).

“Assigned Contracts” means (i) all Contracts identified on Annex 1.1(a), (ii) all Customer Contracts and Service Contracts to which Seller or its Subsidiaries (other than the Transferred Companies) is a party, except, in each case, to the extent expiring after the date of this Agreement and prior to the Closing unless otherwise renewed or extended prior to the Closing, and (iii) all other Contracts exclusively related to the ILEC Services unless included as an Excluded Asset.

“Assignment and Assumption Agreements” means the assignment and assumption agreements to be entered into between Seller and the Transferred Companies in connection with the Pre-Closing Reorganization, substantially in the form set forth in Annex 2.5(a), providing for the transfer to and assumption by the Transferred Companies of the Transferred Assets (other than the Transferred Trademarks) and the Assumed Liabilities and the transfer to and assumption by Seller and its Subsidiaries (other than the Transferred Companies) of the Excluded Assets and Excluded Liabilities.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Pension Plan Liabilities” has the meaning set forth in Section 6.6(i)(i).

“Audited Financial Statements” has the meaning set forth in Section 6.18(a).

“Bills of Sale” means the bills of sale to be entered into between Seller and the Transferred Companies in connection with the Pre-Closing Reorganization, substantially in the form set forth in Annex 2.5(b), providing for the transfer to the Transferred Companies of the Transferred Assets (other than the Transferred Trademarks), and the transfer to Seller and its Subsidiaries (other than the Transferred Companies) of the Excluded Assets.

“Bond Financing” has the meaning set forth in Section 6.15(d).

“Books and Records” means all books, ledgers, files, customer and supplier lists, reports, plans, records, manuals and other similar recordkeeping materials (in any form or medium).

“Bridge Facilities Documentation” shall mean the definitive agreements relating to Buyer’s bridge financing as contemplated by the Commitment Letter.

“Bundled Service Arrangement” means any customer arrangement to which Seller or any of its Subsidiaries is bound or subject which provide for bundled or aggregated pricing for ILEC Services and other services and products to be provided by Seller or any of its Subsidiaries (other than the Transferred Companies) after the Closing.

“Business Conduct Exceptions” has the meaning set forth in Section 6.2(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Business Employees” has the meaning set forth in Section 4.10(a).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Adverse Condition” has the meaning set forth in Section 6.3(a).

“Buyer Confidential Information” has the meaning set forth in Section 6.8(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 8.3(a).

“Buyer Pension Plan” has the meaning set forth in Section 6.6(i)(i).

“Buyer Release Parties” has the meaning set forth in Section 6.11.

“Buyer Schedules” has the meaning set forth in Article V.

“Buyer’s Actuary” has the meaning set forth in Section 6.6(i)(ii).

“Carrier Information” means carrier information as such term is used in the Communications Act, that was generated by the Transferred Companies, relating to goods or services in the Territory for any customers of the Transferred Business.

“Chosen Courts” has the meaning set forth in Section 10.11.

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing” means the closing of the sale and purchase of all the issued and outstanding capital stock of the Transferred Companies.

“Closing Date” has the meaning set forth in Section 3.3.

“COBRA” has the meaning set forth in Section 6.6(h).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” has the meaning set forth in Section 4.11(a).

“Commitment Letter” has the meaning set forth in Section 5.8.

“Communications Act” means the Communications Act of 1934, as amended, and the rules and regulations of the FCC thereunder.

“Communications Licenses” means all licenses issued or granted by the FCC and the State Commissions held by Seller or any of its Subsidiaries in each applicable jurisdiction with respect to the Transferred Business, as set forth on Seller Schedule 4.18.

“Company Claims” has the meaning set forth in Section 6.14.

“Company Plans” has the meaning set forth in Section 4.10(a).

“Company Trademarks” has the meaning set forth in Section 6.21(c).

“Complaint” has the meaning set forth in Section 5.3(b).

“Confidentiality Agreement” means the confidentiality agreement between Seller and Buyer, dated February 2, 2012, as extended on July 16, 2013.

“Consolidated Tax Return” means any federal, state, local or foreign Tax Returns that are filed on an affiliated, consolidated, combined, unitary or similar basis that includes one or more of the Transferred Companies, on the one hand, and any member of the Seller Group, on the other hand.

“Contract” means any agreement, contract, lease, sublease, note, bond, loan, mortgage, commitment, license, purchase order or other agreement, whether written or oral.

“Customer Contracts” means all (x) customer Contracts, customer equipment leases, customer equipment warranties, payphone service agreements and other Contracts with customers for the provision by Seller or any of its Subsidiaries of goods or services, in each case that are exclusively related to the ILEC Services and (y) the portion of any Master Agreement that provides for the delivery of ILEC Services, it being understood that in no event shall those portions of any Master Agreement providing for the delivery of goods and services that do not constitute ILEC Services be considered a Customer Contract.

“Customer Proprietary Network Information” means customer proprietary network information as defined in the Communications Act, that was generated by the Transferred Companies, relating to goods or services in the Territory for any customers of the Transferred Business.

“Cutover Plan” has the meaning set forth in Section 6.20.

“CWA” means the Communications Workers of America.

“DBS Providers” means DIRECTV, LLC and Dish Network L.L.C.

“DBS Services” means television, audio, data, and other programming services delivered to commercial and residential customers directly via satellite broadcast.

“Debt Financing” has the meaning set forth in Section 5.8.

“Debt Financing Sources” has the meaning set forth in Section 6.15(b).

“Disclosure Schedules” has the meaning set forth in Article V.

“Easements” means any easement, quasi-easement, right-of-way or right of re-entry to access real property located in the Territory.

“Encumbrance” means any lien, pledge, charge, security interest, option, mortgage or easement, or other similar restriction.

“Entitlement Party” has the meaning set forth in Section 10.9(c).

“Environmental Claim” means any Action by any Person or Governmental Entity alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from, or with respect to (a) the presence, or release into the environment, of, or exposure to, any Hazardous Substances at any location, whether or not owned or operated by any of the Transferred Companies, now or in the past, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Investigation” has the meaning set forth in Section 6.1(b).

“Environmental Law” means all federal, state or local laws, regulations, ordinances, requirements of any Governmental Entities (including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and analogous state laws, each and all as amended, and common law) governing or concerning (i) pollution, the protection of human health from exposure to or risks concerning any Hazardous Substance or the protection of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land or strata, and natural resources), (ii) the manufacture, generation, transportation, processing, handling, distribution, use, treatment, storage, containment (whether on or above ground or underground), or disposal of any Hazardous Substances, (iii) emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Substances, (iv) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, (v) endangered or threatened species of fish, wildlife and plant and natural resources, or (vi) emissions or control of greenhouse gases but excluding for the avoidance of doubt any Laws relating to products liability that do not concern exposure to or contamination from Hazardous Substances.

“ERISA” has the meaning set forth in Section 4.10(a).

“ERISA Affiliate” has the meaning set forth in Section 4.10(c).

“Estimated Buyer Working Capital Payment” has the meaning set forth in Section 3.6(a).

“Estimated Net Working Capital” has the meaning set forth in Section 3.6(a).

“Estimated Seller Working Capital Payment” has the meaning set forth in Section 3.6(a).

“Estimated Working Capital Statement” has the meaning set forth in Section 3.6(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all regulations and rules issued thereunder.

“Excluded Assets” has the meaning set forth in Section 2.1.

“Excluded Liabilities” has the meaning set forth in Section 2.3.

“Existing Pricing Arrangement” has the meaning set forth in Section 6.13(b).

“FCC” means the Federal Communications Commission.

“Final Determination” has the meaning set forth in Section 6.5(l).

“Final Net Working Capital” has the meaning set forth in Section 3.6(b).

“Final Working Capital Statement” has the meaning set forth in Section 3.6(b).

“Financial Statements” has the meaning set forth in Section 6.18(a).

“Financing” has the meaning set forth in Section 6.15(d).

“Financing Sources” has the meaning set forth in Section 6.15(d).

“Fixed Asset Reports” has the meaning set forth in Section 4.9(l).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authorizations” means all franchises, grants, licenses, certificates, permits, variances, exceptions, consents, orders and other authorizations and approvals issued by or obtained from a Governmental Entity, other than Governmental Consents and Easements.

“Governmental Consents” means all notices, reports and other filings required to be made prior to the Closing by Seller or Buyer or any of their respective Affiliates with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Closing by Seller or Buyer or any of their respective Affiliates from any Governmental Entity pertaining to the transactions contemplated by this Agreement and the Ancillary Documents, other than those required to be made or obtained pursuant to any Contract in respect of which a Governmental Entity is a customer of Seller or any of its Subsidiaries.

“Governmental Entity” means any U.S. federal, state or local government or governmental entity or any foreign government or governmental entity or any political or other subdivision, department or branch thereof or any regulatory, administrative or other agency or any court or tribunal of any of the foregoing or any stock exchange or similar self-regulatory organization.

“Hazardous Substance” means any chemical, pollutant, contaminant, waste, and any other substance or material that is listed, defined, designated or classified as hazardous or toxic pursuant to Environmental Laws, and including petroleum, petroleum products or derivatives, asbestos, asbestos-containing material or products, urea formaldehyde, polychlorinated biphenyls, greenhouse gases, lead or lead-based paints or materials, radon, and mold that is in excess or violation of standards under Environmental Laws or guidance levels of any applicable implementing Governmental Entity.

“Historical Financial Information” has the meaning set forth in Section 4.7(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“ILEC Audited Financial Statements” has the meaning set forth in Section 4.7(a).

“ILEC Financial Statements” has the meaning set forth in Section 4.7(a).

“ILEC Unaudited Financial Statements” has the meaning set forth in Section 4.7(a).

“ILEC Services” means (i) those local exchange, exchange access, video, broadband internet and switched long distance (LD) services offered by Seller and its Subsidiaries as of the date of this Agreement or as of the Closing to residential, business and wholesale customers located in LATA 920, or in the case of a customer that receives services in more than one LATA, solely that portion of the services that are provided in LATA 920, as described in Annex 1.1(b), as well as switched long distance (LD) offered by SAI, and (ii) any other services provided by the Transferred Companies as of the date of this Agreement or as of the Closing, in each case other than the services identified in Annex 1.1(c).

“Indebtedness” means (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, and any prepayment premiums, penalties and any other fees and expenses paid to satisfy such indebtedness, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (ii) any obligations under conditional sale or other title retention agreements; (iii) any obligations issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and similar obligations to creditors for goods and services); (iv) any capitalized lease obligations; (v) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clause (i) above to the extent of the obligation secured; and (vi) all liabilities as guarantor of obligations of any other Person of a type described in clauses (i) and (v) above, to the extent of the obligation guaranteed.

“Indemnified Parties” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Indemnity Cap” has the meaning set forth in Section 8.3(b).

“Indemnity Threshold” has the meaning set forth in Section 8.3(b).

“Independent Actuary” has the meaning set forth in Section 6.6(i)(ii).

“Individual Account Plans” has the meaning set forth in Section 6.6(f).

“Information” means all lists of customers, records pertaining to customers and accounts, copies of Contracts, personnel records, lists and records pertaining to customers, suppliers and agents, and all accounting and other books, records, ledgers, files and business records, data and other information of every kind (whether in paper, microfilm, computer tape or disc, magnetic tape or any other form).

“Initial Pension Plan Transfer Amount” has the meaning set forth in Section 6.6(i)(i).

“Integrated Records” has the meaning set forth in Section 6.1(d).

“Intellectual Property” means all intellectual property and industrial property rights throughout the world, including (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain name registrations, logos, slogans, symbols, trade dress, design rights, assumed names, fictitious names, corporate names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) patents, patent applications, invention disclosures, and all related divisionals, continuations, continuations-in-part and renewal applications, and including renewals, extensions, substitutions, extensions, reexaminations and reissues; (iii) confidential information, trade secrets and know-how, including processes, inventions, schematics, business methods, formulae, drawings, prototypes, models, methodologies, designs, customer lists and supplier lists (collectively, “Trade Secrets”); and (iv) copyrights and copyrightable subject matter in published and unpublished works of authorship, including all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Interim 2014 Financial Statements” has the meaning set forth in Section 6.18(a).

“IRS” has the meaning set forth in Section 4.10(b).

“IT Systems” has the meaning set forth in Section 4.14(g).

“Knowledge” means, for those Persons listed on Exhibit B (in the case of Knowledge of Seller) or Exhibit C (in the case of Knowledge of Buyer), the actual knowledge of such Persons, without any inquiry or investigation other than reasonable inquiry by such Person of such Person’s direct reports.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Entity.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Listed Employees” has the meaning set forth in Section 4.10(i).

“Litigation Matters” means all pending or threatened litigation, investigations or claims that have been or may be asserted by a third party against, or otherwise adversely affect, Seller or its Subsidiaries (other than the Transferred Companies), on the one hand, and the Transferred Business, on the other hand.

“Losses” has the meaning set forth in Section 8.2.

“Marketing Period” means any period of twenty (20) consecutive Business Days throughout which (a) Buyer shall have received the Audited Financial Statements and all applicable Interim 2014 Financial Statements required to be delivered by Seller pursuant to Section 6.18(a) (collectively, the “Required Financial Information”) and (b) the applicable Refresh Date for the most recently delivered Financial Statements shall not have occurred; provided that no "Marketing Period" shall commence and any prior Marketing Period shall be deemed not to have commenced if, on or prior to the completion of such twenty (20) consecutive Business Day period, (i) Ernst & Young LLP shall have withdrawn or qualified its audit opinion with respect to the Audited Financial Statements (in which case no Marketing Period may commence unless and until a new audit opinion is issued with respect to the combined financial statements of the Transferred Business for the applicable periods by Ernst & Young LLP, another "big-four" accounting firm or an independent public accounting firm reasonably acceptable to Buyer) or (ii) Seller shall have publicly announced any intention to restate any material financial information included in the Required Financial Information or that any such restatement is under consideration, or, if any such announcement has been made, such restatement shall have been completed and the applicable Required Financial Information shall have been amended or Seller shall have announced that it has concluded that no restatement shall be required; provided that in no event shall any twenty (20) consecutive Business Day period  commence prior to receipt by Buyer of the Audited Financial Statements; provided, further, that for purposes of any Marketing Period, (i) if such period has not ended prior to June 30, 2014, such period shall be deemed not to have commenced until July 7, 2014, (ii) if such period has not ended prior to August 18, 2014, such period shall be deemed not to have commenced until September 2, 2014, (iii) November 26, 2014 and November 28, 2014 shall not be considered Business Days for purposes of any Marketing Period, and (iv) if such period has not ended prior to December 22, 2014, such period  shall be deemed not to have commenced until January 5, 2015.

“Marketing Period Termination Date” means the earliest to occur of (a) the date of completion of two (2) non-overlapping Marketing Periods; provided that in the event no Marketing Period has been completed prior to May 6, 2014, (x) the first Marketing Period shall commence no earlier than the date of delivery of the Audited Financial Statements and the Interim 2014 Financial Statements for the first fiscal quarter of 2014 (it being understood that such financial statements may be delivered on different days) and (y) the second Marketing Period shall commence no earlier than the date of delivery of the Audited Financial Statements and the Interim 2014 Financial Statements for the first and second fiscal quarters of 2014 (it being understood that such financial statements may be delivered on different days) and (b) the date on which the entire Debt Financing (reduced by gross cash proceeds from any Bond Financing) shall have been obtained.

“Master Agreements” means Contracts with customers of Seller or any of its Subsidiaries, in each case to which Seller or any of its Subsidiaries is a party, and in each case which provide for such customers to receive one or more products or services that are provided by the Transferred Business (which, for the avoidance of doubt does not include any goods or services specifically excluded from the definition of ILEC Services) as well as one or more products or services that are provided by Seller’s and its Subsidiaries’ other business.  For the avoidance of doubt, Master Agreements shall include wholesale agreements and the agreement listed on Annex 1.1(d).

“Material Contract” has the meaning set forth in Section 4.15(a).

“Net Working Capital” means an amount equal to, as of the Closing (taking into account the effect of the transactions contemplated by the Pre-Closing Reorganization) the “Net Working Capital” of the Transferred Business as defined and calculated in the manner set forth on Exhibit D.

“Net Working Capital Threshold” means $35,000,000.

“Northeast Region” means the region of the northeast United States, consisting of the States of Connecticut, Maine, Massachusetts, New Hampshire, New York, Rhode Island, and Vermont.

“Notice Period” has the meaning set forth in Section 8.4(a).

“OPEB Benefits” has the meaning set forth in Section 6.6(j).

“Order” means any statute, ordinance, rule, regulation, judgment, determination, decree, injunction or other Law or order (whether temporary, preliminary or permanent).

“Ordinary Course” means the conduct of the Transferred Business in accordance with the normal day-to-day customs, practices and procedures of Seller or its Subsidiaries applicable to the Transferred Business from time to time through the date hereof.

“Other Continuation” has the meaning set forth in Section 6.6(h).

“Pension Plan” has the meaning set forth in Section 6.6(i)(i).

“Pension Transfer Amount” has the meaning set forth in Section 6.6(i)(i).

“Permitted Encumbrances” has the meaning set forth in Section 4.19.

“Person” means an individual, a group, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Personal Information” has the meaning set forth in Section 4.14(i).

“Post-Closing Change in Recoverable Life” has the meaning set forth in Section 6.5(o).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Reorganization” means the reorganization contemplated by Article II.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Privileged Information” means, with respect to each party, Information regarding such party or its Subsidiaries, or any of its operations, assets or liabilities (whether in documents or stored in any other form or known to its employees or agents) that is protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable legal privilege, in each case that the other party or its Subsidiaries may come into possession of or obtain access in connection with this Agreement or the Ancillary Documents.

“Purchase Price” has the meaning set forth in Section 3.2.

“Receiving Party” has the meaning set forth in Section 10.9(c).

“Refresh Date” shall mean (a) May 6, 2014, with respect to the Audited Financial Statements, (b) August 5, 2014, with respect to the Interim Financial Statements for the first fiscal quarter of 2014 and (c) November 4, 2014, with respect to the Interim Financial Statements for the second fiscal quarter of 2014.

“Remaining Pension Plan Transfer Amount” has the meaning set forth in Section 6.6(i)(i).

“Required Financial Information” has the meaning set forth in the definition of Marketing Period.

“Retained Employee” means a Listed Employee who will not be an employee of a Transferred Company at Closing.

“SAI” means SNET America Inc., a Connecticut corporation.

 “SAI Allocation Schedule” has the meaning set forth in Section 6.5(p).

“SAI Final Allocation Schedule” has the meaning set forth in Section 6.5(p).

“SAI Portion” has the meaning set forth in Section 6.5(p).

“SEC” means the United States Securities and Exchange Commission.

“Section 338(h)(10) Election” has the meaning set forth in Section 6.5(p).

“Section 338(h)(10) State Taxes” has the meaning set forth in Section 6.5(p)(iii).

“Securities Act” means the Securities Act of 1933, as amended, and all regulations and rules issued thereunder, or any successor Law.

“Seller” has the meaning set forth in the Preamble.

“Seller Adverse Condition” has the meaning set forth in Section 6.3(a).

“Seller Authorizations” has the meaning set forth in Section 4.12.

“Seller Benefit Plans” has the meaning set forth in Section 4.10(a).

“Seller Group” means Seller and its Subsidiaries from time to time, other than the Transferred Companies.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2.

“Seller Insurance Policies” has the meaning set forth in Section 6.14.

“Seller IP” has the meaning set forth in Section 6.21(a).

“Seller Material Adverse Effect” means any event, occurrence, development, state of facts, effect, condition or change that, individually or in the aggregate, has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Transferred Business taken as a whole; provided that none of the following (or the results thereof) shall be, or shall be deemed to result in or contribute to, a Seller Material Adverse Effect:  (i) any change in Law or accounting standards or interpretations thereof applicable to the Transferred Business, (ii) any change in the United States telecommunications industry or financial market conditions generally, (iii) any change in general economic conditions in the United States generally or in the Northeast Region generally, (iv) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement, (v) hurricanes, tornados or other natural disasters, (vi) any action(s) taken by Seller or any of its Subsidiaries that are expressly required to be taken under the Agreement or actions not taken by Seller or its Subsidiaries that are expressly prohibited by this Agreement or to which Buyer has specifically consented in writing, (vii) any disruption of supplier, partner, employee or similar relationships or any loss of employees of the Transferred Business, in each case solely to the extent resulting from the execution, performance or public announcement of this Agreement or the Ancillary Documents, (viii) any condition, restriction, action or other matter that Buyer agrees to in connection with securing any consent, approval, waiver or authorization required in connection with the transactions contemplated by this Agreement or (ix) any matters described in Seller Schedule 1.1; provided further that, in the case of clauses (i), (ii), (iii) (as it relates to changes in the United States generally) and (iv) above, only to the extent such event, occurrence, development, state of facts, effect, condition or change does not disproportionately adversely affect the Transferred Business compared to other companies operating in the United States telecommunications industry; provided further that, in the case of clause (iii) (as it relates to changes in the Northeast Region generally) and (v) above, only to the extent such event, occurrence, development, state of facts, effect, condition or change does not disproportionately adversely affect the Transferred Business compared to other companies operating in the Northeast Region telecommunications industry.

“Seller Owned Software” means software that has been developed, created or otherwise acquired by Seller or any Affiliate thereof.

“Seller Release Parties” has the meaning set forth in Section 6.11.

“Seller Schedules” has the meaning set forth in Article IV.

“Seller Trademarks” has the meaning set forth in Section 6.21(a).

“Seller’s Actuary” has the meaning set forth in Section 6.6(i)(i).

“Service Contracts” means all Contracts for the purchase by Seller or any of its Subsidiaries of services that are exclusively used by the Transferred Business.

“SNET” means The Southern New England Telephone Company, a Connecticut corporation.

“Specified Representations” has the meaning set forth in Section 7.2(c).

“State Commissions” has the meaning set forth in Section 4.4.

“Straddle Period” shall mean any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means with respect to any Person, any other Person of which at least fifty (50) percent of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions is directly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Successor Individual Account Plans” has the meaning set forth in Section 6.6(f).

“Tariff” means any schedule of charges, terms and conditions filed with the applicable Governmental Entity.

“Tax Returns” means all reports, returns, statements, schedules, notices, forms, declarations, or claims for refund (including any amendments to the foregoing) required to be filed with respect to Taxes, including any attachments thereto.

“Taxes” means all federal, state, local and foreign taxes, including income, alternative minimum, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes of any kind, together with any deficiency, assessments, interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Territory” means the geographic areas of the wire centers described in Exhibit A, which includes all of Seller’s Wire Centers in the State of Connecticut.

“Third-Party Claim” has the meaning set forth in Section 8.4(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transfer Documents” means the Bills of Sale, the Assignment and Assumption Agreements and any other bills of sale, assignments, assumptions or other instruments of transfer documenting the Pre-Closing Reorganization.

“Transfer Taxes” means all U.S. federal, state and local and all foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed in connection with the transfer of the outstanding capital stock of the Transferred Companies as contemplated under this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.  For the avoidance of doubt, Transfer Taxes shall not include any Taxes imposed directly or indirectly as a result of the Pre-Closing Reorganization or any income or similar taxes imposed on Seller or its Subsidiaries as a result of the transfer of the outstanding capital stock of the Transferred Companies as contemplated under this Agreement.

“Transferred Assets” has the meaning set forth in Section 2.1.

“Transferred Books and Records” means the Books and Records (or portions thereof) in the possession of Seller or its Subsidiaries to the extent related to the Transferred Business but excluding, in each case, any such Books and Records (or portions thereof) to the extent that (a) they are included in or related to any Excluded Assets or Excluded Liabilities or any portion of Seller’s and its Subsidiaries’ business not being transferred hereunder, (b) any Law prohibits their transfer, (c) such Books and Records are not to be transferred as set forth in Section 6.1 or (d) such Books and Records are Consolidated Tax Returns.  For the avoidance of doubt, Transferred Books and Records shall include all customer records to the extent related to services provided by the Transferred Business as of the date of this Agreement, records of Business Employees and any Books and Records of the Transferred Companies to the extent that they relate to the Territory.

“Transferred Business” has the meaning set forth in the Recitals.

“Transferred Business Information” has the meaning set forth in Section 4.7(a).

“Transferred Companies” means SNET and SAI.

“Transferred Leased Real Property” means all real property that is the subject of the Transferred Real Property Leases.

“Transferred Real Property” means all real property that is owned by the Transferred Companies or is a Transferred Asset.

“Transferred Real Property Leases” means all leases and subleases of real property that are (i) leased or subleased by the Transferred Companies from third parties, (ii) Transferred Assets or (iii) used exclusively by the Transferred Business.

“Transition Records” has the meaning set forth in Section 6.1(d).

“Transferred Trademarks” has the meaning set forth in Section 2.1.

“Unassigned Assets” has the meaning set forth in Section 2.4(a).

“Union Employees” has the meaning set forth in Section 6.6(b).

“U.S. Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“USF” means universal service funding or universal service fund, as set forth in 47 CFR 36.601 et seq., as amended or supplemented.

“White Pages Agreement” has the meaning set forth in Section 6.13(d).

“Wire Center” means a geographical area where outside plant (local loops) terminates and which may include a central office or remote terminal.

“Working Capital Difference” has the meaning set forth in Section 3.6(d).

“Working Capital Principles” has the meaning set forth in Section 3.6(a).

1.2 Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3 Other Definitional Provisions.  Unless the express context otherwise requires:

(a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Subsection, Annex, Exhibit or Schedule shall refer, respectively, to Sections, Subsections, Annexes, Exhibits or Schedules of this Agreement;

(e) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender include each other gender; and

(g) terms defined herein shall have the meanings set forth herein without reference to statutory or industry usage unless otherwise specified herein.

ARTICLE II

THE PRE-CLOSING REORGANIZATION

2.1 Contribution and Distribution of Assets.  Prior to the Closing, subject to the terms of this Agreement (a) Seller shall, and shall cause its Subsidiaries to, convey, transfer, assign and deliver to the Transferred Companies all right, title and interest of Seller and its Subsidiaries in and to all of the Transferred Assets (except that all of Seller’s and its Subsidiaries’ (excluding the Transferred Companies) right, title and interest in the Transferred Trademarks listed on Annex 2.1(c) (the “Transferred Trademarks”) shall be transferred as of the Closing pursuant to the terms of the Intellectual Property Agreement attached as Exhibit H), free and clear of all Encumbrances relating to Indebtedness and (b) Seller shall cause the Transferred Companies to convey, transfer, assign and deliver to Seller Group all right, title and interest of the Transferred Companies in and to all of the Excluded Assets.  “Transferred Assets” means (i) the assets, property and rights listed in Annex 2.1(a), (ii) the Assigned Contracts, (iii) the Transferred Books and Records (subject to Section 6.1), (iv) to the extent not held by the Transferred Companies prior to Closing, the Transferred Real Property and Transferred Real Property Leases, (v) to the extent not held by the Transferred Companies prior to Closing, all of Seller’s and its Subsidiaries’ right, title and interest in the Transferred Trademarks, and (vi) to the extent not held by the Transferred Companies prior to Closing, all other assets, property and rights (other than Intellectual Property) of Seller and its Subsidiaries that are exclusively used in the provision of the ILEC Services as conducted on the date of this Agreement or as of the Closing, in each case other than any Excluded Assets.  “Excluded Assets” means (i) the assets, property and rights listed in Annex 2.1(b), (ii) any Intellectual Property (other than any Intellectual Property owned by a Transferred Company as of the Closing, including the Transferred Companies’ respective rights in Trademarks listed on Annex 2.1(c) and any Intellectual Property licensed directly to a Transferred Company by a third party (other than Seller or any of its Affiliates) pursuant to a Contract executed by such Transferred Company) and (iii) all Books and Records (other than Transferred Books and Records), except, in the case of (ii), to the extent rights thereto are transferred as part of any Assigned Contract.  For the avoidance of doubt, there shall not be included in the Transferred Assets or the assets held by the Transferred Companies as of immediately prior to the Closing:

(a)

(x)           any right, title, or interest to or in, or any assets used in, any business of Seller or any of its Subsidiaries, whether tangible or intangible (including Seller Owned Software and all licenses or other rights held by Seller or any of its Subsidiaries with respect to computer software and related databases), real, personal or mixed, consisting of (i) any centralized support functions provided by Seller or any of its Subsidiaries, including the provision of network design, monitoring, surveillance and dispatch services, call center services and tools (including all interactive voice response applications and logic for call routing, self service functions and applications and tools such as call recording, training delivery and work force scheduling platforms), customer care/technical support, billing, order taking and processing and collection services, contract management systems, account management, sales opportunity databases, information technology services and the platforms and databases utilized in providing Advanced Intelligent Network and 911 services, (ii) any directory publishing services, (iii) mobile and fixed wireless service or (iv) any services listed on Annex 1.1(c); or

(y)           all data network transport facilities, including circuits, routers and firewall equipment, that connect from the core routers serving the Territory to Seller’s and its Subsidiaries’ other routers.

2.2 Intercompany Agreements and Accounts; Indebtedness.  As of the Closing, Seller shall have caused all intercompany payables and receivables between any member of Seller Group on the one hand and the Transferred Companies on the other hand to be settled, and all intercompany agreements between any member of Seller Group on the one hand and the Transferred Companies on the other hand, other than the Ancillary Documents and those types identified on Annex 2.2(a), to be terminated, without any further liability or obligation on the part of the Transferred Companies thereunder.  As of immediately prior to the Closing, Seller shall cause any and all Indebtedness of the Transferred Business to cease to be an obligation of the Transferred Companies.

2.3 Assumed and Excluded Liabilities.  (a) The applicable Transferred Company shall assume and be responsible, from and after the Closing, for (i) all of the Liabilities of Seller and its Subsidiaries to the extent relating to, arising out of or resulting from  the Transferred Companies or the ownership or operation of the Transferred Assets, whether incurred before, on or after the Closing, other than the Excluded Liabilities and except as otherwise expressly provided in this Agreement, (ii) all Liabilities in respect of the Assigned Contracts and (iii) all Liabilities set forth on Annex 2.3(a) ((i), (ii) and (iii) collectively, the “Assumed Liabilities”) and (b) one or more members of Seller Group, as applicable, shall assume and be responsible for (i) all of the Liabilities of the Transferred Companies to the extent relating to, arising out of or resulting from an Excluded Asset, whether incurred before, on or after the Closing, (ii) any Liability of Seller or any of its Subsidiaries to their employees in their capacity as employers under any employee benefits or similar plans, except to the extent expressly assumed by Buyer under Section 6.6, (iii) all Taxes for which Seller is responsible under Section 6.5(a), (iv) except as otherwise expressly provided in this Agreement or the Ancillary Documents, any liability for any fees or expenses incurred by Seller or any of its Subsidiaries (including the fees and expenses of legal counsel, any accountant, auditor, broker, financial advisor or consultant retained by Seller or its Subsidiaries or on their behalf) in connection with the preparation, negotiation, execution and delivery of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated by this Agreement, (v) any Liabilities of the Transferred Companies relating to, arising out of or resulting from any business currently or formerly conducted by Seller or any of its Subsidiaries (other than Liabilities relating to, arising out of or resulting from (x) the provision of ILEC Services as conducted on the date of this Agreement or as of the Closing, (y) any similar business conducted by the Transferred Companies prior to the date of this Agreement that would constitute an ILEC Service but for the date restrictions contained in the definition thereof or (z) the Transferred Companies’ historic wireline business conducted within the Territory), and (vi) all Liabilities set forth on Annex 2.3(b), whether incurred before, on or after the Closing, except as otherwise expressly provided in this Agreement (collectively, the “Excluded Liabilities”).  For the avoidance of doubt, the Excluded Liabilities (other than clause (v) of the definition thereof) are not intended to create and expressly exclude any obligation of any member of the Seller Group to assume or be responsible for any Liability related to the infringement, misappropriation or other violation of any Intellectual Property rights.

2.4 Nonassignability of Assets.

(a) Notwithstanding anything to the contrary contained in this Agreement to the extent that the conveyance, transfer, assignment or delivery or attempted conveyance, transfer, assignment or delivery to or from the Transferred Companies, as the case may be, of any asset that would be a Transferred Asset or Excluded Asset, as applicable, or any claim or right or any benefit arising thereunder or resulting therefrom (and the subsequent acquisition of the Transferred Companies by Buyer) is prohibited by any applicable Law or would result in a violation or breach of Contract, or would require any Governmental Authorizations or third-party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers have not been obtained, or such violation or breach has not been cured, prior to the Closing (the “Unassigned Assets”), the Closing shall proceed without the conveyance, transfer, assignment or delivery of such asset and there shall be no adjustment to the Purchase Price.  The parties shall use their commercially reasonable efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers or cure any such violation or breach; provided, however, that none of Seller or its Subsidiaries or Buyer or its Subsidiaries shall be required to pay any consideration therefor, other than filing, recordation or similar fees.  Seller shall not authorize or enter into any agreement or commitment with respect to obtaining any such authorizations, approvals, consents or waivers or curing any such violation or breach that would be binding on the Transferred Business without Buyer’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned unless the agreement or commitment would require Buyer to pay increased fees or expenses (or receive decreased revenues) with respect thereto).  Pending such authorization, approval, consent or waiver, or the cure of any such violation or breach and subject to Section 6.13, in the case of Customer Contracts that are Unassigned Assets, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide (a) to the intended transferee the benefits of use of such Unassigned Asset and (b) to the intended transferor (i) the benefits that they would have obtained had the Unassigned Asset been conveyed at the Closing and (ii) relief from all Liabilities associated with such Unassigned Asset.  Once authorization, approval, consent or waiver for the conveyance, transfer, assignment, or delivery of any such Unassigned Asset not conveyed, transferred, assigned, or delivered at the Closing is obtained, or such violation or breach is cured, Seller or Buyer, as applicable, shall, or shall cause the applicable Subsidiary or Subsidiaries to, convey, transfer and deliver such Unassigned Asset to the intended transferee for no additional cost (other than any applicable Transfer Taxes for which Buyer shall be responsible in accordance with Section 6.5(e) hereof), and such Unassigned Asset shall thereafter be deemed to be a Transferred Asset or Excluded Asset, as applicable.

(b) To the extent that any such Unassigned Asset cannot be transferred or the full benefits of use of any such Unassigned Asset cannot be provided to the intended transferee following the Closing pursuant to this Section 2.4, then Buyer and Seller or the applicable Subsidiary shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties hereto the operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver, and the performance by the intended transferee of the obligations thereunder.  Seller or Buyer, as applicable, shall hold in trust for and pay to the other party promptly upon receipt thereof, all income, proceeds and other monies received by such party or any of its Subsidiaries in connection with its use of any Unassigned Asset in connection with the arrangements under this Section 2.4.  Buyer or Seller, as applicable, shall pay to the other party, promptly upon receipt of any invoice from the other party, all losses generated by such party or any of its Subsidiaries in connection with the intended transferee’s use of any Unassigned Asset in connection with the arrangements under this Section 2.4.  Obligations pursuant to this Section 2.4(b) with respect to any such Unassigned Asset shall continue for the duration of the term of such Unassigned Asset. This Section 2.4(b) shall not apply to Customer Contracts addressed in Section 6.13.

2.5 Transfer Documentation.  The transfers of Transferred Assets and Excluded Assets, and the assumption of Assumed Liabilities and Excluded Liabilities, shall be effected pursuant to the Transfer Documents substantially in the forms attached as Annex 2.5(a) to this Agreement; provided, however, that the transfer of the Transferred Trademarks shall be effected pursuant to the Intellectual Property Agreement substantially in the form attached as Exhibit H to this Agreement.  Any substantive amendments, supplements or deviations from such forms shall require the prior written consent of Buyer.

ARTICLE III

PURCHASE AND SALE

3.1 Purchase and Sale.  On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer (or cause to be sold, conveyed, transferred, assigned and delivered to Buyer), and Buyer shall purchase and acquire from Seller, all of the issued and outstanding capital stock of the Transferred Companies free and clear of all Encumbrances.

3.2 Purchase Price.  On the terms and subject to the conditions set forth herein, in consideration of the sale of the Transferred Companies, at the Closing, Buyer shall pay to Seller an amount in cash equal to (i) $2,000,000,000 (two billion dollars), (ii) plus the Estimated Buyer Working Capital Payment, if any, (iii) minus the Estimated Seller Working Capital Payment, if any (the “Purchase Price”).

3.3 Closing.  The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 at 10:00 a.m. New York City time on the date that is five (5) Business Days after the date on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time and place as the parties hereto may mutually agree; provided, however, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, Buyer shall not be obligated to effect the Closing prior to the fifth (5th) Business Day following the Marketing Period Termination Date, unless Buyer shall request an earlier date on three (3) Business Days prior written notice (but, subject in such case, to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions).  The date on which the Closing occurs is the “Closing Date”.

3.4 Deliveries by Buyer.  At the Closing, Buyer shall deliver to Seller the following:

(a) the Purchase Price, in immediately available funds by wire transfer to an account or accounts which have been designated by Seller in writing at least two (2) Business Days prior to the Closing Date;

(b) a duly executed counterpart of each of the Ancillary Documents to which Buyer is a party;

(c) a properly executed IRS Form 8023 (and any comparable state and local forms) signed by Buyer and containing information then available; and

(d) the certificate to be delivered pursuant to Section 7.3(d).

3.5 Deliveries by Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a) stock certificates representing all of the issued and outstanding capital stock of the Transferred Companies, duly endorsed in blank or accompanied by share transfer forms duly endorsed in blank in proper form for transfer to Buyer, with appropriate transfer stamps, if any, affixed;

(b) a duly executed counterpart of each of the Ancillary Documents;

(c) a duly executed copy of each of the Transfer Documents;

(d) letters of resignation from each member of the Board of Directors of each of the Transferred Companies, effective not later than the Closing Date, or other evidence that each member of the Board of Directors of each of the Transferred Companies immediately prior to the Closing shall cease to be a member of the Board of Directors of the Transferred Companies at the Closing;

(e) a certificate of non-foreign status reasonably acceptable to Buyer and otherwise meeting the applicable requirements of Treasury Regulation Section 1.1445;

(f) a properly executed IRS Form 8023 (and any comparable state and local forms) signed by Seller and containing information then available; and

(g) the certificate to be delivered pursuant to Section 7.2(h).

3.6 Working Capital Adjustment.

(a) No later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer an estimated pro forma (for the Pre-Closing Reorganization) statement of Net Working Capital of the Transferred Business as of 12:01 a.m. Connecticut time, on the Closing Date, which statement will be prepared in accordance with GAAP, applied in a manner consistent with the preparation of the Historical Financial Information and in accordance with the principles, policies and methodologies set forth in Exhibit D attached hereto (collectively, the “Working Capital Principles”).  If there is a conflict in the principles, policies or methodologies between GAAP, applied in a manner consistent with the Historical Financial Information, and Exhibit D, then Exhibit D shall prevail. The process described in this Section 3.6 is not intended to permit the introduction of different accounting methodologies, classification, practices, estimation techniques, assumptions and principles to the preparation of the Estimated Working Capital Statement or the Final Working Capital Statement from those used in the pro forma balance sheet as of September 30, 2013 included in the Transferred Business Information, except as may be expressly provided for in the definitions set forth herein and in Exhibit D attached hereto. The statement prepared in accordance with the foregoing is referred to as the “Estimated Working Capital Statement”. Seller shall also prepare and deliver to Buyer a worksheet showing the difference, if any, between the Net Working Capital shown on the Estimated Working Capital Statement (the “Estimated Net Working Capital”) and the Net Working Capital Threshold.  The amount, if any, by which the Estimated Net Working Capital exceeds the Net Working Capital Threshold is referred to herein as the “Estimated Buyer Working Capital Payment.” The amount, if any, by which the Net Working Capital Threshold exceeds the Estimated Net Working Capital is referred to herein as the “Estimated Seller Working Capital Payment.”

(b) Seller shall prepare, or cause to be prepared, no later than sixty (60) days after the Closing Date, a statement of Net Working Capital of the Transferred Business as of 12:01 a.m. Connecticut time, on the Closing Date, which statement (the “Final Working Capital Statement”) will be prepared in accordance with the Working Capital Principles, together with a worksheet showing the difference, if any, between the Net Working Capital shown on the Final Working Capital Statement (the “Final Net Working Capital”) and the Estimated Net Working Capital. For the avoidance of doubt, no changes shall be made in any reserve or other account prepared in accordance with GAAP, applied in a manner consistent with the Working Capital Principles, existing as of the Closing Date; provided, however, that it being understood that the foregoing will in no way prevent Buyer from objecting to any error or mistake in estimation or the calculation of any reserve or other account in accordance with GAAP, applied in a manner consistent with the Working Capital Principles. From and after the Closing Date, Buyer shall provide Seller and its authorized representatives with reasonable access to the Transferred Business, including the Transferred Books and Records, and other information that relates to the Final Working Capital Statement as Seller shall from time to time reasonably request.

(c) For thirty (30) days following its receipt of the Final Working Capital Statement, Buyer shall have the right to object thereto or any portion thereof. Any such objection made by Buyer shall be accompanied by materials showing in reasonable detail Buyer’s support for its position or a reasonable basis for why it lacks sufficient information on which to make such an objection.  Buyer shall be deemed to have waived any rights to object to the Final Working Capital Statement unless Buyer furnishes its written objections, together with supporting materials, to Seller within such thirty (30) day period. Within thirty (30) days after Seller’s receipt of Buyer’s objection to the Final Working Capital Statement, Buyer and Seller shall meet to resolve any differences in their respective positions with respect to the Final Working Capital Statement.  Each party shall provide the other party supporting documentation and make their respective representatives reasonably available to answer questions as to their respective positions with respect to the Final Working Capital Statement.  If Buyer and Seller are unable to agree on the Final Working Capital Statement within ninety (90) days after Seller’s receipt of Buyer’s written objections, then an independent accounting firm of recognized national standing in the United States as may be mutually selected by Buyer and Seller shall resolve any remaining disagreements. If such mutually selected accounting firm is not willing and able to serve in such capacity, then Seller shall deliver to Buyer a list of three (3) other accounting firms of recognized national standing and Seller shall select one (1) of such three (3) accounting firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”).  Buyer and Seller shall execute any agreement reasonably required by the Accountant for its engagement hereunder. The Accountant, acting as an expert and not as an arbitrator, shall be charged with determining as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Accountant, whether Final Net Working Capital and the Final Working Capital Statement were prepared in accordance with this Agreement, including the Working Capital Principles, and (only with respect to the disagreements as to the items set forth in the notice of disagreement and submitted to the Accountant and any other items affected by the resolution of those disputed items, and in all instances, the Accountant’s determinations must be within the range of the amounts asserted by Buyer and Seller) whether and to what extent, if any, Final Net Working Capital and the Final Working Capital Statement require adjustment. The Accountant shall allocate its costs and expenses between Buyer and Seller based upon the percentage of the contested amount submitted to the Accountant that is ultimately awarded to Buyer on the one hand or Seller on the other hand, such that Buyer bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Seller and Seller bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Buyer. If there is no timely objection as provided above, the Final Working Capital Statement as determined by Seller shall be binding and final for purposes of this Agreement. If there is a timely objection as provided above, the determination of the Accountant shall be binding and final for purposes of this Agreement.

(d) The difference between the Final Net Working Capital and the Estimated Net Working Capital shall be referred to as the “Working Capital Difference.” Within two (2) Business Days following the final determination of the Final Working Capital Statement, whether by agreement between Buyer and Seller or as set forth in Section 3.6(b), Buyer shall pay to Seller an amount, together with interest thereon calculated pursuant to the last sentence of this paragraph (d), equal to the Working Capital Difference, if the Working Capital Difference is a positive number, and Seller shall pay to Buyer an amount, together with interest thereon calculated pursuant to the last sentence of this paragraph (d), equal to the absolute value of the Working Capital Difference, if the Working Capital Difference is a negative number. Such amounts shall be paid, in immediately available funds, pursuant to the instructions previously delivered by Buyer or Seller, as applicable. Any payment under this Section 3.6(d) shall accrue interest from time to time at the rate of 200 basis points per annum above the “prime rate” as announced from time to time by Bank of America, N.A. (or any successor thereto) from the Closing Date to the date of payment.  Any payment made pursuant to this Section 3.6(d) shall, for tax purposes, be deemed to be an adjustment to the consideration payable to Seller.

3.7 Withholding.  Notwithstanding any other provision of this Agreement, Buyer shall be entitled to deduct and withhold from any consideration payable hereunder, or other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax law.  Any amounts so withheld shall be paid over to the appropriate Governmental Entity.  To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the applicable section or subsection of the disclosure schedules delivered to Buyer by Seller prior to the execution hereof (the “Seller Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Seller Schedules shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Seller represents and warrants to Buyer that:

4.1 Organization and Qualification.  Each of Seller, each Transferred Company and each Subsidiary of Seller that has title to any asset reasonably expected to be a Transferred Asset is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as currently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

4.2 Capital Structure.

(a) Seller has made available to Buyer complete and correct copies of the certificate of incorporation and the by-laws (or similar organizational documents) of each of the Transferred Companies as presently in effect.  Seller directly or indirectly owns all right, title and interest in and to, all outstanding stock and other equity interests of the Transferred Companies, free and clear of all Encumbrances, other than Permitted Encumbrances.  All of the outstanding stock and other equity interests of the Transferred Companies have been duly authorized, are validly issued, fully paid and non-assessable.  None of the shares of outstanding stock and other equity interests of the Transferred Companies was issued in violation of any preemptive rights, rights of first refusal or similar rights.

(b) Seller Schedule 4.2(b) lists the total number of authorized and issued and outstanding shares of all classes of the capital stock of each of the Transferred Companies as of the date of this Agreement.  None of the Transferred Companies has any subsidiaries or owns any shares of capital stock, partnership interests or other beneficial ownership interests in any other Person.

(c) There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, commitments, securities or obligations of any character under which the Seller or its Subsidiaries, including the Transferred Companies, are or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of the Transferred Companies.  The outstanding stock and other equity interests of the Transferred Companies are not subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such stock or other equity interests.  There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the stock or other equity interests of the Transferred Companies.

4.3 Corporate Authorization.   Seller and each of its Subsidiaries, as applicable, has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.  The execution, delivery and performance by Seller and each of its Subsidiaries, as applicable, of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation by Seller and each of its Subsidiaries, as applicable, of the transactions contemplated hereunder and thereunder, has been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Seller and each of its Subsidiaries, as applicable, of this Agreement or any of the Ancillary Documents to which it is a party, and the consummation by Seller and each of its Subsidiaries, as applicable, of the transactions contemplated hereunder and thereunder.

4.4 Consents and Approvals.  Other than (a) under the HSR Act, (b) from or to the FCC and (c) from or to the Connecticut Public Utilities Regulatory Authority and the other state and local regulatory bodies set forth on Seller Schedule 4.4 (“State Commissions”), no consent, approval, waiver, authorization, report, notice or filing is required to be obtained by Seller or any of its Subsidiaries from, or to be given by Seller or any of its Subsidiaries to, or made by Seller or any of its Subsidiaries with, any Governmental Entity in connection with the execution, delivery and performance by Seller or any of its Subsidiaries of this Agreement and any Ancillary Document to which it is a party, and the consummation by Seller and each of its Subsidiaries, as applicable, of the transactions contemplated hereby and thereby, except for those consents, approvals, waivers, authorizations, reports, notices or filings the failure to obtain, give or make, as the case may be, would not, individually or in the aggregate, be material to the Transferred Business or reasonably be expected to prevent or materially impair or delay Seller’s or its Subsidiaries’ ability to perform their respective obligations under this Agreement or the Ancillary Documents.

4.5 Non-Contravention.  The execution, delivery and performance by Seller and its Subsidiaries of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of Seller’s or its Subsidiaries’ respective organizational documents, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings listed in Section 4.4 or set forth on Seller Schedule 4.4, conflict with or result in a violation or breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Seller or any of its Subsidiaries under, or result in any right of buy-out by any third party under, or result in a loss of any benefit to which Seller or any of its Subsidiaries is entitled under, any Material Contract or result in the creation of any Encumbrance upon any of the Transferred Assets (other than Permitted Encumbrances), or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings listed in Section 4.4 or set forth on Seller Schedule 4.4 or required to be made or obtained by Buyer, conflict with or result in a violation or breach of, or constitute a default under, any Law to which the Transferred Business is subject, or under any Governmental Authorizations, other than, in the case of clauses (ii) and (iii), conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses or Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect (disregarding clauses (vi)-(viii) of the first proviso in the definition of Seller Material Adverse Effect) or prevent or materially impair or delay Seller’s or its Subsidiaries’ ability to perform their respective obligations under this Agreement or the Ancillary Documents.

4.6 Binding Effect.  This Agreement and each of the Ancillary Documents, assuming due execution and delivery by Buyer and the other parties thereto, constitutes, or in the case of the Ancillary Documents will upon execution thereof constitute, a valid and legally binding obligation of Seller and each of its Subsidiaries that is a party to such agreements, enforceable against Seller and each such Subsidiary in accordance with their respective terms, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.7 Financial Statements.

(a) (i) Set forth on Seller Schedule 4.7 is a copy of (x) the audited balance sheets, income statements, statements of cash flows and statements of shareowner’s equity (deficit) of SNET as of and for the years ended December 31, 2011 and December 31, 2012 (the “ILEC Audited Financial Statements”) and the unaudited balance sheet and income statement of SNET as of and for the nine months ended September 30, 2013 (the “ILEC Unaudited Financial Statements” and, together with the ILEC Audited Financial Statements, the “ILEC Financial Statements”) and (y) the unaudited pro forma combined balance sheet and income statement information as of and for the year ended December 31, 2012 and as of and for the nine months ended September 30, 2013 for the Transferred Companies (the “Transferred Business Information”, and together with the ILEC Financial Statements, the “Historical Financial Information”).

(ii)   The ILEC Financial Statements present fairly, in all material respects, the financial position, cash flows (in the case of the ILEC Audited Financial Statements), shareowner’s equity (deficit) (in the case of the ILEC Audited Financial Statements) and results of operations of SNET as of the dates specified therein and for the period then ended and were prepared in accordance with GAAP applied consistent with SNET’s past practices subject, in the case of the ILEC Unaudited Financial Statements, to (x) the absence of notes and statements of cash flow and shareowner’s equity (deficit) and (y) normal year-end audit adjustments that are not expected to be material in amount or effect.

(iii)           The Transferred Business Information has been prepared giving effect to the transactions contemplated by the Pre-Closing Reorganization as if they had been in effect for all relevant periods in accordance with the principles, policies and methodologies set forth in Exhibit E attached hereto.  The Transferred Business Information presents fairly, in all material respects, the financial position and results of operations of the Transferred Business as of the dates specified therein and for the periods then ended, subject to the principles, policies and methodologies set forth in Exhibit E attached hereto.  The Transferred Business Information, except as otherwise stated therein, was specially prepared for purposes of this Agreement based, in all material respects, on the Books and Records of Seller and its Subsidiaries.

(iv)           Seller Schedule 4.7(a)(iv) sets forth the amount of capital expenditures in respect of the Transferred Business during the nine months ended September 30, 2013.

(b) The Financial Statements, when delivered, shall present fairly, in all material respects, the financial position, cash flow, changes in shareowner’s equity (deficit) and results of operations of the Transferred Business as of the dates specified therein and for the periods then ended (on an historical basis taking into account adjustments required by Regulation S-X) and shall have been prepared in accordance with GAAP applied in a manner consistent with the Transferred Business’ past practices and in accordance with and subject to adjustments required by Regulation S-X, subject, in the case of unaudited statements, to normal year-end audit adjustments that are not expected to be material in amount or effect, it being understood that the Financial Statements may reflect corporate allocations of expenses by Seller that differ from expenses that the Transferred Business would have incurred on a standalone basis.  The Financial Statements except as otherwise stated therein, when delivered pursuant to Section 6.18, shall have been specially prepared for purposes of this Agreement based, in all material respects, on the Books and Records of Seller and its Subsidiaries.

(c) The Transferred Business has no Liabilities, except for (i) Liabilities included in the Historical Financial Information (including any related notes); (ii) Liabilities incurred in the Ordinary Course since September 30, 2013; (iii) other Liabilities under Contracts, Communications Licenses and other permits and licenses in accordance with the terms thereof (other than as a result of any breach thereof by Seller or its Subsidiaries); (iv) other Liabilities that individually or in the aggregate would not reasonably be expected to be material to the Transferred Business; and (v) Liabilities incurred in connection with the transactions contemplated by this Agreement prior to the date of this Agreement or to the extent permitted by this Agreement on or after the date of this Agreement.  Notwithstanding the foregoing, the representations and warranties in this Section 4.7(c) shall not apply to any subject matters that are addressed by other representations and warranties in Section 4.8 (Litigation and Claims), Section 4.9 (Taxes), Section 4.12 (Compliance with Laws; Communications Authorizations) and Section 4.13 (Environmental Matters)).

(d) The Transferred Companies have no Indebtedness as of the date of this Agreement.

(e) The total revenues of the Transferred Business (calculated in a manner consistent with the Transferred Business Information but excluding adjustments to Affiliate and E911 revenue) for the year ended December 31, 2013 shall be no less than the amount set forth on Seller Schedule 4.7(e).

4.8 Litigation and Claims.

(a) There is no civil, criminal or administrative action, suit, demand, claim, investigation, review hearing or proceeding pending, or to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries at law or in equity relating to the Transferred Business or the transactions contemplated by this Agreement, other than those that would not, individually or in the aggregate with any related claims, (i) have a reasonable possibility of resulting in (A) monetary liability of the Transferred Business in excess of $2.5 million individually or in the aggregate with any related claims, (B) material non-monetary relief against the Transferred Business, (C) a criminal violation or criminal liability by the Transferred Business or (D) a Seller Material Adverse Effect or (ii) reasonably be expected to prevent or materially impair or delay Seller’s or its Subsidiaries’ ability to perform their respective obligations under this Agreement or the Ancillary Documents.

(b) The Transferred Business is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity of competent jurisdiction or any arbitrator or arbitrators, other than those that would not, individually or in the aggregate, (i) have a reasonable possibility of resulting in (A) monetary liability of the Transferred Business in excess of $2.5 million individually or in the aggregate with any related claims, (B) material non-monetary relief against the Transferred Business, (C) a criminal violation or criminal liability by the Transferred Business or (D) a Seller Material Adverse Effect or (ii) reasonably be expected to prevent or materially impair or delay Seller’s or its Subsidiaries’ ability to perform their respective obligations under this Agreement or the Ancillary Documents.

4.9 Taxes.

(a) (i) Seller has prepared or caused to be prepared in good faith and duly and timely filed or caused to be duly and timely filed (taking into account any extension of time within which to file) all material Consolidated Tax Returns to the extent relating to a Transferred Company or the Transferred Business, (ii) each of the Transferred Companies and the Transferred Business has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them, (iii) all such Tax Returns described in clauses (i) and (ii) hereof are complete and accurate in all material respects to the extent relating to a Transferred Company or the Transferred Business, and (iv) each of Seller, the Transferred Companies and the Transferred Business has paid or caused to be paid all material Taxes that are required to be paid by or with respect to the Transferred Companies and the Transferred Business (whether or not shown an any Tax Return), or that such Transferred Company or the Transferred Business is obligated to withhold from amounts owing to any Person, except with respect to matters contested in good faith for which appropriate reserves have been maintained in accordance with GAAP.

(b) None of the Transferred Companies is currently the beneficiary of any outstanding waivers of any statute of limitations with respect to material Taxes or extensions of time with respect to a material Tax assessment or deficiency and no request for any such a waiver or extension is currently outstanding.

(c) There are no audits, examinations, investigations or other proceedings ongoing or threatened in writing in respect of material Taxes of the Transferred Companies or the Transferred Business.

(d)  There are no material Encumbrances for Taxes on any of the assets of the Transferred Companies, other than Permitted Encumbrances.

(e) There is no pending claim for a material refund filed by or with respect to any of the Transferred Companies with respect to Taxes previously paid.

(f) None of the Transferred Companies has engaged in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4.

(g) None of the Transferred Companies has received written notice from any jurisdiction in which such company currently does not file Tax Returns claiming that such company is required to file Tax Returns in such jurisdiction.

(h) None of the Transferred Companies (i) is or has ever been a member of an affiliated group filing a consolidated U.S. federal income tax return (other than the consolidated group of which Seller or SNET is the common parent), and (ii) has any liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any comparable income tax provision of state or local law), as a transferee or successor or by Contract (other than the consolidated group of which Seller or SNET is the common parent).

(i) None of the Transferred Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting under Section 481 of the Code (or any comparable provision of state, local, or foreign law) for a taxable period ending on or prior to the Closing Date; (b) “closing agreement” as described in Section 7121 of the Code (or any comparable provision of state, local, or foreign law) executed on or prior to the Closing Date; (c) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any comparable provision of state, local, or foreign law); (d) installment sale or open transaction disposition made on or prior to the Closing Date; or (e) prepaid amount received on or prior to the Closing Date.

(j) None of the Transferred Companies is a party to or bound by any Tax allocation, indemnity, sharing or similar agreement that will not be terminated prior to the Closing.

(k) Other than with respect to a Consolidated Tax Return, no power of attorney which is currently in force has been granted by or with respect to any of the Transferred Companies with respect to any matter relating to Taxes that will not be terminated prior to the Closing.

(l) The copies of reports 20 and 55, provided by Seller to Buyer on December 12, 2013 and attached as Schedule  4.9(l), were generated by the PowerTax fixed asset system or an equivalent fixed asset tracking system used by Seller and the Transferred Companies (the "Fixed Asset Reports”), and (ii) the information in the Fixed Asset Reports is used to calculate, and is consistent with in all material respects, the information reported in the Tax Returns described in clauses (i) and (ii) of Section 4.9(a) to the extent relating to a Transferred Company or the Transferred Business.

(m) SAI is properly treated as a corporation for U.S. federal income tax purposes and is a member of the affiliated group filing a consolidated U.S. federal income Tax Return of which the Seller is the common parent.

4.10 Employees and Employee Benefits.

(a) As used in this Agreement, “Seller Benefit Plans” means all (i) “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and (ii) all other incentive, profit-sharing, stock option, stock purchase, other equity-based compensation, employment, compensation, vacation or other leave, change in control, retention, supplemental retirement, severance, health, medical, disability, life insurance, welfare, deferred compensation, fringe benefit and other employee compensation and benefit plans, programs, practices and agreements, written or oral, in each case established or maintained by Seller or any of its Affiliates and (x) that will (or will be required to) be established or maintained by Buyer on the Closing Date as provided herein, (y) with respect to which any Business Employee is (or will be) entitled to any benefit, or (z) with respect to which any Transferred Company has any liability. As used in this Agreement, the “Business Employees” means (i) all active Listed Employees who are employees of the Transferred Companies immediately prior to the Closing and (ii) all Listed Employees who are employees of the Transferred Companies as of immediately prior to the Closing and are on maternity or paternity leave, educational leave, short-term disability, military leave with veterans’ reemployment rights under federal law, leave under the Family Medical Leave Act of 1993, or any other approved leave of absence, but excluding all Retained Employees.  Notwithstanding the foregoing, a Listed Employee who is on short-term disability or a disability leave of absence immediately prior to the Closing shall not become a Business Employee unless and until the administrator of the short-term disability Seller Benefit Plan applicable to the Listed Employee determines that such Listed Employee is cleared to return and such Listed Employee actually returns (during the Listed Employee’s applicable short-term disability period) to active work (whether full-time, part-time, or with accommodations required pursuant to the Americans With Disabilities Act of 1990 or any amendments thereto) for a period of time that is sufficient (under the terms of the short-term disability Seller Benefit Plan applicable to the Listed Employee) to treat the participant as no longer having the disability.  The Seller Benefit Plans sponsored or maintained by Seller or any of its Affiliates other than the Transferred Companies are set forth on Seller Schedule 4.10(a)(i), and those Seller Benefit Plans that are currently sponsored or maintained by a Transferred Company (the “Company Plans”) are set forth on Seller Schedule 4.10(a)(ii).  None of the Company Plans will be sponsored or maintained by a Transferred Company as of immediately prior to the Closing Date.  With respect to each Seller Benefit Plan, Seller has made available to Buyer true and complete copies of all plan documents, summary plan descriptions, and any other documentation that is material to Buyer’s obligations under Section 6.6.

(b) Each Seller Benefit Plan has been operated and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for any non-compliance that, individually and in the aggregate, would not be material to the Transferred Companies, taken as a whole. None of Seller or any of its Subsidiaries has engaged in a transaction with respect to any Seller Benefit Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement (in the case of a Tax or penalty imposed by Section 4975 of the Code), would reasonably be expected to subject the Transferred Companies or any Seller Benefit Plan to a Tax or penalty imposed by Section 502(i) of ERISA in an amount which could be material or by Section 4975 of the Code. Each Seller Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the U.S. Internal Revenue Service (“IRS”), each trust maintained under any Seller Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has received recognition of exemption from the IRS, and, to the Knowledge of Seller, no event has occurred and no condition exists that would reasonably be expected to adversely affect such qualified or exempt status.

(c) No liability under Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA has been or is reasonably expected to be incurred by the Transferred Companies or any ERISA Affiliate. As used in this Agreement, “ERISA Affiliate” means, with respect to a Transferred Company, any Person or any trade or business, whether or not incorporated, that, together with such Transferred Company, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

(d) No Seller Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA.  None of the Transferred Companies or any ERISA Affiliate has made or suffered or will as of the Closing Date (including as a result of the consummation of the transactions contemplated by this Agreement) have made or suffered a “complete withdrawal” or a “partial withdrawal” as such terms are respectively defined in Section 4203 and 4205 of ERISA, the liability for which has not been satisfied in full.

(e) All contributions required to be made under the terms of any material Seller Benefit Plan have been timely made when due and are appropriately reflected on the ILEC Financial Statements.

(f) None of the Transferred Companies has any obligations for retiree welfare benefits other than (i) coverage mandated by applicable Law or (ii) Transferred Company contributions toward such mandated coverage that continues during a severance period that does not exceed 18 months.

(g) There are no pending or, to the Knowledge of Seller, threatened claims against Seller or its Affiliates under workers’ compensation law or under the Seller Benefit Plans that (i) could transfer to Buyer (in whole or in part) in connection with an assumption of obligations required by Section 6.6, (ii) are not accrued under the applicable Seller Benefit Plan or reflected on the ILEC Financial Statements and (iii) if adversely determined, would, individually or in the aggregate, reasonably be expected to result in a Liability to Buyer of more than $1 million.

(h) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not (either alone or together with any other event) (i) entitle any Business Employee to severance, change of control or other similar pay or benefits under any Seller Benefit Plan, or (ii) accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits to any Business Employee or beneficiary of any Business Employee under, or increase the amount payable or trigger any other material obligation with respect to any Business Employee or beneficiary of any Business Employee, or (iii) limit or restrict the right of Buyer or any Transferred Company to merge, amend, or terminate (as to any Business Employee or beneficiary of any Business Employee) any Seller Benefit Plan.

(i) Seller Schedule 4.10(i) sets forth a list that is complete in all material respects (as of the date set forth therein) of all employees of the Seller or any of its Subsidiaries who have devoted a majority of their working time to the ILEC Services during the 60 days preceding the date set forth therein, including, for the avoidance of doubt, employees who have been hired or transferred into the Transferred Companies in the Ordinary Course during such period (the employees on such schedule, as shall be updated prior to the Closing Date to reflect terminations, transfers, promotions and new hires in the Ordinary Course, the “Listed Employees”), separately identifying each Retained Employee and identifying as to each Listed Employee, such Listed Employee’s identification number and job title.

(j) As of the date hereof, the Transferred Companies are not obligated under any service provider Contract for payroll, human resources, or employee benefits.

4.11 Labor and Employment Matters.

(a) Except for the collective bargaining agreements with the CWA disclosed in Seller Schedule 4.11(a) (each a “Collective Bargaining Agreement” and, collectively, the “Collective Bargaining Agreements”), neither Seller nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or other agreement with a labor union regarding any of the Business Employees.  Neither Seller nor any of its subsidiaries is currently engaged in negotiating a new collective bargaining agreement covering any of the Business Employees or is under an obligation to do so as a result of a unit certification issued by the National Labor Relations Board.

(b) Seller and its Subsidiaries are in compliance in all material respects with all Laws and material contractual obligations respecting employment, employment practices and terms and conditions of employment applicable to the Business Employees, including those relating to wages, hours, equal opportunity, labor relations, workplace safety and the payment of social security and unemployment taxes (as well as any other taxes to which Section 6.6(k) applies).

(c) Neither Seller nor its Subsidiaries have engaged in any reductions in force or plant closings affecting Business Employees which trigger any notice obligation under the Worker Adjustment and Retraining Notification Act as of the one-year period preceding the date hereof that remain unsatisfied and do not anticipate engaging in any such activity prior to Closing.

(d) There is no pending, or to the Knowledge of Seller, threatened strike, lockout, walkout, other work stoppage, or any adverse labor action such as picketing or boycott by any labor organization, or any union organizing effort by or among any of the Business Employees, except as would not, individually or in the aggregate, reasonably be expected to result in a Liability to Buyer of more than $1 million.

(e) There is no unfair labor practice charge or complaint against any of the Transferred Companies or related to the Business Employees pending or, to the Knowledge of Seller, threatened in writing before the National Labor Relations Board or any other Governmental Entity.  There is no unit clarification or representation petition pending before the National Labor Relations Board.

(f) There is no grievance or labor arbitration against any of the Transferred Companies pending, or to the Knowledge of Seller, threatened in writing, except as would not, individually or in the aggregate, reasonably be expected to result in a Liability to Buyer of more than $1 million.

4.12 Compliance with Laws; Communications Authorizations.  (a) The Transferred Business is being, and has been for the three (3) year period prior to the date of this Agreement, conducted in compliance in all material respects with applicable Laws; (b) during the three (3) year period prior to the date of this Agreement, none of Seller or any of its Subsidiaries has received any written notice alleging (1) that the Transferred Business has been conducted in violation of applicable Law in any material respect or (2) that the Transferred Business is under investigation with respect to any such material violation; and (c) the Transferred Companies have all the Governmental Authorizations issued by the FCC, the State Commissions or other Governmental Entity under all Laws currently in effect that are material to the conduct of the Transferred Business as currently conducted (collectively, the “Seller Authorizations”); it being understood that nothing in this representation is intended to address Taxes or Environmental Laws or the matters addressed by Section 4.18 (Communications Licenses).  As of the date of this Agreement, there are no applications by Seller or any of its Subsidiaries pending before the FCC, the State Commissions or any other Governmental Entity for additional authorizations that would be Seller Authorizations if they existed as of the date of this Agreement.

4.13 Environmental Matters.

(a) The Transferred Companies, the Transferred Real Property and the Transferred Leased Real Property are in compliance with all Environmental Laws, which compliance includes the possession by the Transferred Companies of all permits and other governmental authorizations required under all Environmental Laws, compliance with the terms and conditions thereof, and compliance with all reporting, discharge and emission requirements under or pursuant to all Environmental Laws and neither Seller nor any of the Transferred Companies has received any written communication (or, if oral, reasonably likely to result in a written allegation or notice of violation), whether from a Governmental Entity or any other Person, that alleges that any of the Transferred Companies are not in such compliance with all Environmental Laws except in each case as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(b) There is no Environmental Claim pending or, to the Knowledge of Seller, threatened, against the Transferred Business or, to the Knowledge of Seller, against any Person for whom the Transferred Business will incur such liability, and to the Knowledge of Seller, there are no past or present actions, activities, events or incidents, including the release, emission, discharge, transportation, handling, storage, presence or disposal of any Hazardous Substances that are expected to result in any material Environmental Claim against the Transferred Business.

(c) (i) None of the Transferred Companies is the subject of any Environmental Claim for any on-site or off-site locations relating to the handling, transportation, storage, disposal, treatment or recycling of Hazardous Substances from or relating to the properties or business of the Transferred Business, (ii) to the Knowledge of Seller, there are no underground storage tanks located on or at any Transferred Real Property or Transferred Leased Real Property, and all known underground storage tanks that do exist at any Transferred Real Property or Transferred Leased Real Property are in material compliance with all Environmental Laws (iii) to the Knowledge of Seller there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or used by the Transferred Business except as in compliance with all Environmental Laws, and (iv) to the Knowledge of Seller no polychlorinated biphenyls (PCBs) or PCB-containing items are owned and operated by the Transferred Business except as in compliance with all Environmental Laws except in each of clause (iii)-(iv) as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(d) Within 90 days after the date of this Agreement, Seller will make available to Buyer all material environmental assessments, reports, results of investigations, or audits, any material correspondence with agencies or third parties, and any other material documents reasonably relevant to any of the foregoing regarding any matters that are outstanding or otherwise prepared in the last five years that are in the possession of or reasonably available to Seller, any of its Subsidiaries, or any of the Transferred Companies pertaining to the Transferred Business, the Transferred Real Property or the Transferred Leased Real Property, or liability of any of the foregoing under or pertaining to any Environmental Law.

(e) Notwithstanding any other provision of this Article IV, the representations contained in this Section 4.13 constitute the sole and exclusive representations and warranties of Sellers with respect to any Environmental Law, Environmental Claim or Hazardous Substance.

4.14 Intellectual Property.

(a) The Seller or one of its Affiliates is the sole and exclusive owner of all the registrations included in the Transferred Trademarks that are identified as “Active” in Annex 2.1(c) (the “Active Transferred Trademarks”), and the Active Transferred Trademarks are subsisting and, to the Knowledge of Seller, valid and enforceable.  At or prior to Closing, Seller will provide Buyer with a list of all actions that, to the Knowledge of Seller, must be taken within sixty (60) days from the Closing Date, including the payment of fees and the filing of documents, for the purposes of maintaining or renewing the rights in the Active Transferred Trademarks.

(b) Seller Schedule 4.14(b) sets forth a true, correct and complete list of all Contracts pursuant to which any Intellectual Property that is material to the conduct of the Transferred Business is licensed directly to a Transferred Company by a third party (other than Seller or any of its Affiliates) other than Contracts granting (i) non-exclusive licenses to commercially available business software or off-the-shelf software, in each case, that is commercially available on standard terms from third-party vendors and (ii) non-exclusive licenses of Intellectual Property and software incidental to the sale, lease or purchase of products or services in the Ordinary Course.

(c) To the Knowledge of Seller, the conduct of the Transferred Business (including the ILEC Services), as currently conducted, does not, and as conducted during the two (2) year period prior to the date of this Agreement did not, infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person except for any such matters that would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Business.  Notwithstanding any other provision of this Article IV, the representations and warranties contained in this Section 4.14(c) constitute the sole and exclusive representations and warranties of Seller regarding infringement, misappropriation or other violation of any Intellectual Property of any Person by the conduct of the Transferred Business, including the ILEC Services.

(d) There are no pending or, to the Knowledge of Seller, threatened in writing, proceedings, administrative claims, litigation or adverse claims alleging that the operation of the Transferred Business (including the ILEC Services) infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person, and there has been no such claim asserted or threatened in writing in the past two (2) years.

(e) To the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating the Transferred Trademarks or any Intellectual Property owned by the Transferred Companies, and no such claims have been asserted or threatened against any Person by Seller or its Subsidiaries in the past two (2) years.

(f) The Seller and its Subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets in respect of the Transferred Business.  To the Knowledge of Seller, there has not been any disclosure of any material Trade Secret in respect of the Transferred Business to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

(g) The technology and computer systems and infrastructure, including software, hardware, middleware, servers, workstations, routers owned by a Transferred Company or included in the Transferred Assets (collectively, “IT Systems”) have been maintained in accordance with standards set by the manufacturers or otherwise in accordance with standards prevalent in the telecommunications industry.  The IT Systems set forth on Seller Schedule 4.14(g) have exceeded manufacturer’s “Vendor End of Support” dates and been maintained in accordance with the last standards set by the manufacturers or otherwise as necessary to meet the requirements of the Transferred Business.  To the Knowledge of Seller, the IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the portion of the Transferred Business (including the ILEC Services) that such IT Systems support.  The Seller and its Subsidiaries have not experienced within the past twenty-four (24) months any material disruption to, or material interruption in, its conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of any IT Systems.

(h) The Seller and its Subsidiaries have established, and the Transferred Business is in compliance in all material respects with, a written information security program or programs covering the Transferred Business that (i) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary data, (ii) is designed to protect against unauthorized access to the IT Systems and proprietary data, and (iii) is adequate in all material respects for the conduct of the Transferred Business.  To the Knowledge of Seller, the Transferred Business has not suffered a material security breach with respect to any proprietary data or Trade Secrets in the last twenty-four (24) months.

(i) The Seller and its Subsidiaries, in respect of the Transferred Business, (i) have a privacy policy regarding the collection and use of information that identifies, or could reasonably be used to identify, any natural persons (including names, addresses, telephone numbers, email addresses, social security numbers, and/or account information) (“Personal Information”) and (ii) to the Knowledge of Seller are in compliance, and have complied, in all material respects with  the privacy policies applicable to the Transferred Business and all applicable Laws regarding information privacy and security and the collection, use, disposal, disclosure, maintenance and transmission of Personal Information in connection with the Transferred Business.  No claim or action is pending or threatened in writing against the Seller or any of its Subsidiaries relating to its use of Personal Information in the conduct of the Transferred Business.  Seller has posted its applicable privacy policy(ies), or a link thereto, in a clear and conspicuous location on Seller’s website located at www.att.com.  Neither the execution, delivery or performance of this Agreement or any Ancillary Document nor the consummation of any of the transactions contemplated hereby will result in any violation, in any material respect, of (i) any of Seller’s or its Subsidiaries’ privacy policies applicable to the Transferred Business or (ii) of any agreement of Seller or its Subsidiaries with respect to the collection, use, disposal, disclosure, maintenance, and transmission of Personal Information.

4.15 Contracts.

(a) Seller Schedule 4.15 sets forth each of the Contracts in effect as of the date of this Agreement that (I) is a Transferred Asset or to which either of the Transferred Companies is a party (other than Contracts that are Excluded Assets) and (II):  (i) limits in any respect the freedom of any of the Transferred Companies or their Affiliates to compete in any line of business or within any geographic area or with any Person; (ii) involves the sharing of profits of any of the Transferred Companies with any third party (other than Seller or its Subsidiaries), (iii) involves future payments, performance or services or delivery of goods or materials to or by any of the Transferred Companies of any amount or value reasonably expected to exceed $2.5 million in any future twelve (12) month period, other than Contracts that can be terminated on less than ninety (90) days’ notice without material monetary penalty or other material impact; (iv) involves any acquisition or disposition of any business or substantially all of the stock or assets of any other Person, in each case having a purchase price in excess of $2.5 million, (v) contains a put, call or similar right pursuant to which any of the Transferred Companies could be required to purchase or sell, as applicable, any equity interests in or assets of any Person, in the case of this clause (vi), having a purchase price for acquisition of assets in excess of $2.5 million, (vii) involves any leases of real property by the Transferred Business, or (viii) is a partnership or joint venture agreement or similar Contract (any of the foregoing, together with any Contract of a type described above that is entered into after the date of this Agreement and prior to Closing, a “Material Contract”).

(b) Seller has made available to Buyer complete and accurate copies of each Material Contract as in effect as of the date of this Agreement.  Each Material Contract is valid and binding on Seller or its Subsidiaries, as the case may be, and, to the Knowledge of Seller and solely with respect to Material Contracts in effect as of the date of this Agreement, each other party thereto, and is in full force and effect, except for failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or prevent or materially impair or delay Seller’s or its Subsidiaries’ ability to perform their respective obligations under this Agreement or the Ancillary Documents.  There is no default under any such Material Contract by Seller or any of its Subsidiaries, or, to the Knowledge of Seller and solely with respect to Material Contracts in effect as of the date of this Agreement, any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by Seller or any of its Subsidiaries, or, to the Knowledge of Seller and solely with respect to Material Contracts in effect as of the date of this Agreement, any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or prevent or materially impair or delay Seller’s or its Subsidiaries’ ability to perform their respective obligations under this Agreement or the Ancillary Documents.

4.16 Absence of Changes.  Since December 31, 2012 and through the date of this Agreement, (a) Seller and its Subsidiaries have conducted the Transferred Business only in the Ordinary Course, and have not taken any actions which, if taken after the date hereof, would require Buyer’s consent pursuant to Sections 6.2(a)(A) (with respect to actions taken after September 30, 2013, and in all cases disregarding the proviso in Section 6.2(a)(A)), (E), (F) or (J) and (b) the Transferred Business has not experienced any event or condition, and no condition, change, event, occurrence or development has occurred, that, individually or in the aggregate, has had, or would reasonably be expected to have, a Seller Material Adverse Effect.

4.17 Assets.  All material assets and properties of the Transferred Business (excluding any Intellectual Property, IT Systems and Personal Information included therein, which are the subject of the representations and warranties set forth in Section 4.14), are in good operating condition and repair, normal wear and tear excepted, and are useable in the Ordinary Course.  Subject to the immediately following sentence, the Transferred Assets, taken together with the other assets, properties and rights of the Transferred Companies and the licenses and services to be provided under the Ancillary Documents, constitute all material assets, properties and rights of Seller and its Subsidiaries used by Seller and its Subsidiaries to provide the ILEC Services (and to conduct the business related thereto), as provided as of the date of the Agreement or immediately prior to the Closing, and constitute all assets of Seller and its Subsidiaries that are necessary or material to the conduct and operation immediately after the Closing of the business conducted by the Transferred Business substantially in the same manner as conducted by Seller and its Subsidiaries as of the date of this Agreement and as of the Closing.  Notwithstanding the foregoing, it is understood and agreed that:  (i) the Transferred Companies may not have those assets, properties, rights or services listed or described on Seller Schedule 4.17, which may be used as of the date of this Agreement or immediately prior to the Closing by Seller and its Subsidiaries to provide the ILEC Services, (ii) the Excluded Assets may be used as of the date of this Agreement or immediately prior to the Closing by the Seller and its Subsidiaries to provide the ILEC Services, (iii) certain licenses and services to be provided under the Ancillary Documents, which licenses and services may be used as of the date of this Agreement or immediately prior to the Closing by the Transferred Companies to provide the ILEC Services, are being provided for only a limited period of time following the Closing, (iv) the immediately preceding sentence assumes the receipt of all necessary authorizations, approvals, consents or waivers required by Law, Governmental Entities or other third Persons in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (v) this Section 4.17 does not constitute a representation or warranty regarding infringement, misappropriation or other violation of any Intellectual Property of any Person by the conduct of the Transferred Business, which is the subject of the representation and warranty set forth in Section 4.14(c).  The ILEC Services constitute all of the material services provided by the Transferred Companies to customers on the date of this Agreement and immediately prior to the Closing.

4.18 Communications Licenses.  Seller and its Subsidiaries are the authorized legal holders or otherwise have rights to the Communications Licenses, which licenses constitute all of the material licenses, from the FCC or the State Commissions that are required for and/or used in the operation of the Transferred Business as presently operated.  All the Communications Licenses are valid and in full force and effect, unimpaired by any condition, except those conditions that may be contained within the terms of such Communications Licenses or those conditions applicable to the particular class of Communications Licenses generally.  Seller and its Subsidiaries are in compliance in all material respects with the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC and all applicable State Commissions in respect of the operation of the Transferred Business.  There is not pending or, to the Knowledge of Seller, threatened, any action by or before the FCC or any State Commissions in which the requested remedy is the revocation, suspension, cancellation, rescission or modification of any of the Communications Licenses.  Seller Schedule 4.18 contains a complete and correct list of Seller’s Communications Licenses.

4.19 Title to Property.  Seller and its applicable Subsidiaries have transferred, and at or prior to the Closing will transfer, to the Transferred Companies, as applicable, good and valid title to, or a valid and binding leasehold interest in, the real and personal tangible property included in or with the tangible Transferred Assets that they own or lease having a value in excess of $25,000, or which are otherwise material to the Transferred Business, free and clear of all Encumbrances, except (a) Encumbrances specifically reflected or specifically reserved against in the Historical Financial Information, (b) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, repairmen’s or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course and which would not materially impair the use, operation or value of any material assets included in the Transferred Business or the provision of ILEC Services, (c) Encumbrances for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (d) with respect to real property, (i) Easements, licenses, covenants or other similar restrictions, including any other agreements, conditions or restrictions, (ii) Encumbrances arising pursuant to the terms of any Transferred Real Property Lease, and (iii) zoning, building, subdivision or other similar requirements or restrictions and (e) non-exclusive licenses granted in the Ordinary Course (collectively, the “Permitted Encumbrances”).

4.20 Real Property.

(a) Seller has made available to Buyer complete and accurate copies of each of the Transferred Real Property Leases as in effect as of the date of this Agreement.  Neither Seller nor any of its Subsidiaries has granted any lease, license or sublicense to use the Transferred Real Property, other than Permitted Encumbrances.

(b) The use and operation of the Transferred Real Property and the Transferred Leased Real Property in the conduct of the ILEC Services do not violate in any material respect any instrument of record or agreement affecting such property.

(c) There are no pending, or to the Knowledge of Seller, threatened, appropriation, condemnation, eminent domain or similar proceedings brought by a Governmental Entity relating to the Transferred Real Property, or to the Knowledge of Seller, the Transferred Leased Real Property.

(d) As of the date of this Agreement, the Transferred Real Property and the Transferred Leased Real Property have not suffered any material damage by fire or other casualty which has not heretofore been repaired and restored to its condition prior to such damage in all material respects, except for damage that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or reasonably be expected to prevent or materially impair or delay Seller’s or its Subsidiaries’ ability to perform their respective obligations under this Agreement or the Ancillary Documents.

4.21 Finders’ Fees.  Except for Greenhill & Co., LLC, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Subsidiaries that might be entitled to any fee or commission from Seller or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

4.22 Customers.  Set forth on Seller Schedule 4.22 is a complete and accurate list of (a) the ten (10) largest wholesale customers and (b) the ten (10) largest commercial customers (in each case based on the amounts paid to Seller and its Subsidiaries in respect of the Transferred Business and in each case other than Seller or its Subsidiaries) during the nine (9) months ended September 30, 2013, with respect to the Transferred Business.  As of the date of this Agreement, none of the customers set forth on Seller Schedule 4.22 has (i) terminated or canceled its business relationship with the Transferred Companies or (ii) to the Knowledge of Seller, provided written notice to Seller or any of its Subsidiaries of an intention or request to so terminate or cancel, except, in each case, for such termination or cancellation which would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the applicable section or subsection of the disclosure schedules delivered to Seller by Buyer prior to the execution hereof (the “Buyer Schedules” and, together with the Seller Schedules, the “Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Buyer Schedules shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Buyer represents and warrants to Seller that:

5.1 Organization and Qualification.  Each of Buyer and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as currently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay Buyer’s or its Subsidiaries’ ability to perform their respective obligations under this Agreement or the Ancillary Documents.

5.2 Corporate Authorization.  Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.  The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Documents, and the consummation by Buyer of the transactions contemplated hereunder and thereunder, has been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement or any of the Ancillary Documents and the consummation by Buyer of the transactions contemplated hereunder and thereunder.

5.3 Consents and Approvals.

(a) Other than (i) under the HSR Act, (ii) from or to the FCC, (iii) from or to the State Commissions and (iv) the Connecticut Public Utilities Regulatory Authority for a video franchise, no consent, approval, waiver, authorization, report, notice or filing is required to be obtained by Buyer from, or to be given by Buyer to, or made by Buyer with, any Governmental Entity in connection with the execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents, and the consummation by Buyer of the transactions contemplated hereunder and thereunder, except for those consents, approvals, waivers, authorizations, reports, notices or filings the failure to obtain, give or make, as the case may be, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay Buyer’s or its Subsidiaries’ ability to perform their respective obligations under this Agreement or the Ancillary Documents.

(b) Assuming the receipt of all consents, approvals, waivers and authorizations and the making of all notices and filings listed in Section 5.3(a), Buyer will be, as of the Closing Date, authorized under the Communications Act and pursuant to such other Governmental Authorizations as are required from all Governmental Entities to provide the ILEC Services and to own and operate the Transferred Assets.  As of the date of this Agreement, there is no claim, lawsuit, agency complaint, investigation or proceeding (“Complaint”) pending against Buyer or any of its Subsidiaries, nor, to the Knowledge of Buyer, any threat to file a Complaint, in each case that if determined adversely to Buyer would materially impair or delay Buyer’s qualifications to acquire the Transferred Companies, operate the Transferred Business, obtain any Governmental Authorization that is required, or materially delay the grant of any consent set forth on Buyer Schedule 5.3.  As of the date of this Agreement, no Complaint has been filed with any Governmental Entity with jurisdiction over Buyer or any of its Subsidiaries that raises any such question or results in any such delay.

5.4 Non-Contravention.  The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of Buyer’s organizational documents, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings listed in Section 5.3 or set forth on Buyer Schedule 5.3, conflict with or result in a violation or breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Buyer under, or result in a loss of any benefit to which Buyer is entitled under, any Contract or result in the creation of any Encumbrance upon any of Buyer’s or its Subsidiaries’ assets or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings listed in Section 5.3 or set forth on Buyer Schedule 5.3 or required to be made or obtained by Seller conflict with or result in a violation or breach of, or constitute a default under, any Law to which Buyer is subject, or under any Governmental Authorizations, other than, in the case of clauses (ii) and (iii), conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses or Encumbrances that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay Buyer’s or its Subsidiaries’ ability to perform their respective obligations under this Agreement or the Ancillary Documents.

5.5 Binding Effect.  This Agreement and each of the Ancillary Documents, assuming due execution and delivery by Seller and the other parties thereto, constitutes, or in the case of the Ancillary Documents will upon execution thereof constitute, a valid and legally binding obligation of Buyer and each of its Subsidiaries that is a party to such agreements, enforceable against Buyer and each such Subsidiary in accordance with their respective terms, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.6 Litigation and Claims.  As of the date of this Agreement, there is no civil, criminal or administrative action, suit, demand, claim, investigation, review hearing or proceeding pending, or to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries at law or in equity relating to the businesses of Buyer or its Subsidiaries or the transactions contemplated by this Agreement and the Ancillary Documents, other than those that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay Buyer’s or its Subsidiaries’ ability to perform their respective obligations under this Agreement or the Ancillary Documents.  As of the date of this Agreement, none of Buyer nor any of its Subsidiaries is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity of competent jurisdiction or any arbitrator or arbitrators, other than those that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay Buyer’s or its Subsidiaries’ ability to perform their respective obligations under this Agreement or the Ancillary Documents.

5.7 Finders’ Fees.  Except for J.P. Morgan Securities LLC and Lazard Frères & Co. LLC, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer, or any Subsidiary of Buyer, that might be entitled to any fee or commission from Buyer or such Subsidiary of Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

5.8 Financial Capability.  At the Closing, assuming the satisfaction of the conditions set forth in Section 7.2, Buyer will have sufficient funds to effect the Closing and all other transactions contemplated by this Agreement and the Ancillary Documents and to conduct its businesses and operations following the Closing.  Buyer has provided to Seller, on or prior to the date of this Agreement, a true, complete and correct copy of the executed financing commitment letter among Buyer, JPMorgan Chase Bank, N.A. and  J.P. Morgan Securities LLC, including any exhibits, annexes, schedules or amendments thereto (collectively, the “Commitment Letter”), pursuant to which the lender party thereto has committed to provide, subject to the terms and conditions set forth therein, debt financing in the amounts set forth therein (the “Debt Financing”).  As of the date of this Agreement, (i) the  Commitment Letter is (A) a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, each of the other parties thereto, (B) enforceable in accordance with its terms against Buyer and, to the Knowledge of Buyer, each of the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and general equity principles (regardless of whether enforcement is sought in a proceeding at law or in equity) and (C) in full force and effect, (ii) the Commitment Letter has not been amended or modified, except as permitted pursuant to Section 6.15, (iii) none of the obligations and commitments contained in the Commitment Letter has been withdrawn, terminated or rescinded in any respect, (iv) no event has occurred which (with or without notice or lapse of time, or both) would constitute a default or breach on the part of Buyer or, to the Knowledge of Buyer, any other parties thereto under the Commitment Letter, and (v) Buyer does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Buyer at the Closing Date.  Buyer has fully paid or caused to be paid any and all commitment fees or other fees in connection with the Commitment Letter that are payable on or prior to the date of this Agreement.  The Commitment Letter contains all of the conditions precedent to the obligations of the lenders thereunder to fund the Debt Financing.  Except for a fee letter relating to fees with respect to the Debt Financing (a complete copy of which has been provided to Seller, with only the fee amounts and certain economic terms of the market flex (none of which would adversely affect the amount or availability of the Debt Financing) redacted), as of the date of this Agreement, there are no side letters or other agreements, arrangements or contracts (including fee letters) to which Buyer or any of its Subsidiaries is a party that would affect the availability of the Debt Financing other than as expressly set forth in the Commitment Letter.  Without limiting Section 7.2, in no event shall the receipt or availability of any funds or financing by or to Buyer or any of its Subsidiaries or any other financing transaction be a condition to any of the obligations of Buyer hereunder.

5.9 Solvency.  As of the Closing, after giving effect to any indebtedness being incurred on such date in connection herewith, and assuming satisfaction of the conditions set forth in Section 7.2(c), and assuming that the Transferred Business is not Insolvent (as defined below) as of the date of this Agreement or as of the Closing, neither Buyer nor the Transferred Companies will (i) be insolvent (either because its financial condition is such that the sum of its debts (including a reasonable estimate of the amount of all contingent liabilities) is greater than the fair value of its assets, or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured (clauses (i)-(iii), “Insolvent”).

5.10 Inspections

(a) .  Buyer is an informed and sophisticated purchaser that is, and has engaged expert advisers that are, experienced in the evaluation and purchase of property and assets such as the Transferred Companies and the Transferred Assets as contemplated hereunder.  Buyer has undertaken such independent investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

ARTICLE VI

COVENANTS

6.1 Access and Information.

(a) From the date of this Agreement until the Closing, subject to any applicable Laws, Seller shall afford Buyer and its representatives access, during regular business hours and upon reasonable advance written notice, to the Transferred Business, including the Transferred Books and Records, as Buyer shall from time to time reasonably request in writing; it being understood that in no event shall Buyer have access to (i) any information that (x) Seller’s counsel advises (after consultation in good faith with Buyer’s counsel) that sharing such information would create any potential Liability under applicable Laws, including U.S. Antitrust Laws, (y) in the reasonable judgment of Seller would violate any obligation of Seller or any of its Subsidiaries with respect to disclosure of information or confidentiality or destroy any legal privilege of Seller or any of its Subsidiaries (if, with respect to confidentiality, Seller has made reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality), provided that Seller shall in good faith use its reasonable best efforts to provide such information in a manner and form that would not violate any such obligation with respect to disclosure of information or confidentiality or destroy any such legal privilege, or (z) that constitutes Customer Proprietary Network Information (other than as permitted by the rules and regulations of the FCC) or (ii) accountants’ work papers; and it being further understood that Buyer shall reimburse Seller promptly for reasonable out-of-pocket costs and expenses incurred by Seller or any of its Subsidiaries in complying with any such request by or on behalf of Buyer; provided further that in the case of competitively sensitive information, Seller and Buyer shall agree upon mutually acceptable “clean team” procedures with respect to such information.  All information received by Buyer or its representatives pursuant to this Section 6.1 shall be governed by the terms of the Confidentiality Agreement.

(b) (i)  Seller shall, at its own expense, make and be responsible for any notifications and  filings by virtue of the transactions set forth herein and contemplated hereby, required by any Governmental Entity prior to Closing under the Connecticut Property Transfer Law, §§ 22a-134 – 22a-134e (the “CPTL”) for any Transferred Real Property or any Transferred Lease Real Property, or the business or operations thereat or therefrom.  From and after Closing, Buyer shall, at its own expense, be responsible for all remaining  CPTL obligations including any notifications, filings, investigations or other actions or obligations, and Seller shall provide to Buyer all documentation relevant to or necessary to complete any such matter, and shall cooperate fully with Buyer and any Governmental Entity for purposes of completing any such matter.  Seller’s and Buyer’s obligations hereunder shall survive the Closing until all applicable and appropriate governmental notifications, approvals and closure with respect to all such matters are completed and obtained.  For avoidance of doubt, nothing in this Section 6.1(b)(i) shall affect any claims Buyer may have under Article VIII, including with respect to any matters arising under Section 4.13.

(ii) As soon as practicable, but in no event later than ninety (90) days after the date of this Agreement, Seller shall provide to Buyer a full listing of all Transferred Real Property and Transferred Leased Real Property, and any other locations for which Seller or the Transferred Companies have or may have liability under the CPTL, as well as a full listing of all such properties that are not subject to the CPTL for purposes of this provision.  With respect to any properties that are not subject to the CPTL, Buyer may, at its own expense, through itself or its employees, representatives, engineers, consultants or agents, may, during regular business hours and upon reasonable prior notice, and with prior permission and reasonable cooperation of Seller (which permission shall not be unreasonably withheld) enter into or upon all or any portion of such Transferred Real Property or Transferred Leased Real Property, in order to conduct ASTM 1527 Phase I environmental site assessments to investigate and assess,  the environmental condition of such properties or the business of the Transferred Business (the “Environmental Investigation”).  Seller shall, and shall cause its Subsidiaries to, cooperate with Buyer in conducting any Environmental Investigation, shall allow Buyer all access as reasonably required or necessary to such properties and information to conduct any Environmental Investigation, and shall within sixty (60) days after the date of this Agreement provide Buyer with copies of any pre-existing environmental materials, including prior reports, plans, results of investigations in Seller's, any of its Subsidiaries' or the Transferred Companies' possession or reasonable control prior to or at the time of any such Environmental Investigation.  Buyer shall indemnify and hold harmless the Seller Indemnified Parties (which for this purpose shall include the Transferred Companies) in respect of any direct and actual property damage resulting from Buyer's Environmental Investigation, excluding, however, any pre-existing conditions, or any contamination, pollution or violations of Environmental Law revealed by or discovered as a result of any such Environmental Investigation.

(c) Following the Closing, upon the request of the other party, Buyer and Seller shall, to the extent permitted by Law, make available to the requesting party and its representatives (for inspection and copying) all financial, Tax and other information pertaining to the Transferred Business or the operation or ownership of the Transferred Business and its assets and liabilities, Transferred Assets, Assumed Liabilities, Excluded Assets, Excluded Liabilities and the Business Employees reasonably requested in connection with (i) any audit or other investigation by any Taxing authority or any required returns, responses to inquiries, reports or submissions to Governmental Entities (including reports filed with the SEC, any consolidated financial or statutory reporting obligations and any Tax Returns or replies to the Tax inquiries of Seller or its Subsidiaries) with respect to the ILEC Services, the Transferred Companies, the Transferred Assets, the Assumed Liabilities or the Excluded Liabilities related to periods prior to the Closing; provided, however, that Seller shall have no obligation to provide copies of any Consolidated Tax Return or (ii) any matters relating to insurance coverage, third-party litigation, claims, proceedings and investigations pertaining to the Transferred Companies, the Transferred Assets, the Transferred Business, the ILEC Services or the Assumed Liabilities or Excluded Liabilities, as applicable, in each case with respect to periods prior to the Closing.  Without limiting the generality of the foregoing, Buyer shall comply with its obligations under Section 6.5(i).

(d) As promptly as reasonably practicable following the Closing Date, Seller will transfer, or cause to be transferred, to the Transferred Companies the Transferred Books and Records.  Notwithstanding Section 2.1(a), the following Transferred Books and Records shall not be transferred to the Transferred Companies:  (i) Transferred Books and Records which are integrated into the Books and Records of any member of Seller Group (the “Integrated Records”) unless requested by Buyer and Buyer reimburses Seller for all reasonable out-of-pocket costs and expenses incurred by Seller in connection with segregating any such Integrated Records, (ii) Transferred Books and Records which relate to any aspect of the ILEC Services for which services are, or will be, provided under the Ancillary Documents (the “Transition Records”), in which case such Transition Records will be transferred to the Transferred Companies from time to time, following the termination of the applicable services, unless such Transition Records would not otherwise be required to be delivered pursuant to this Section 6.1(d) (excluding anything contained in this clause (ii)), and (iii) Transferred Books and Records which are obsolete or otherwise only of historical significance (and not material to the Transferred Business) and archived with a third party in accordance with Seller’s record retention policies (the “Archived Records”), unless Buyer reimburses Seller for all reasonable out-of-pocket costs and expenses incurred by Seller in connection with providing any such Archived Records.

(e) Seller will provide the Transferred Companies with reasonable access to (i) the Transition Records after Closing at the time, and from time to time during the period, provided in the Ancillary Documents and (ii) the Integrated Records and the Archived Records for a period of five (5) years following the Closing Date to the extent such records are reasonably available to Seller; it being understood that (x) the foregoing shall not require any member of the Seller Group to retain such records except in accordance with Seller’s ordinary business practices in place from time to time; (y) Seller may redact information from such records to the extent reasonably necessary to protect the confidential and proprietary information of Seller and its Affiliates that is unrelated to the Transferred Business; and (z) Buyer shall reimburse Seller for all reasonable out-of-pocket costs and expenses incurred by Seller in connection with providing any such records.

6.2 Conduct of Business.

(a) During the period from the date of this Agreement until the Closing, except (i) as otherwise expressly required by this Agreement, the Ancillary Documents or the Collective Bargaining Agreements, (ii) as required by any Governmental Entity or Law, (iii) for actions solely affecting the Excluded Assets, (iv) for changes in products and services offered by the businesses, generally, of Seller or its Subsidiaries, but only to the extent that such action does not, taken together with any benefits of such action and any related actions, adversely affect the Transferred Business on a net basis, (v) as set forth on Seller Schedule 6.2(a) or (vi) as Buyer otherwise consents in writing, which consent shall not be unreasonably delayed, conditioned or withheld (collectively, clauses (i) through (vi), the “Business Conduct Exceptions”), Seller shall, and shall cause each of its Subsidiaries providing the ILEC Services or operating the Transferred Business to, provide the applicable ILEC Services and operate the Transferred Business in all material respects, in the Ordinary Course and use commercially reasonable efforts to preserve, in all material respects, the Transferred Companies, the Transferred Assets and relationships with the Listed Employees.  During the period from the date of this Agreement until the Closing, except for the Business Conduct Exceptions, Seller shall, and shall cause each of its Subsidiaries to, with respect to the Transferred Business, the ILEC Services, the Transferred Companies and the Transferred Assets, as applicable:

(A)
not sell, lease, license, transfer, dispose of or create any Encumbrance on any assets having a replacement cost in excess of $100,000 individually or $2,000,000 in the aggregate, other than the sale of obsolete equipment (provided that such obsolete equipment is no longer in use in the support of customers in any manner, whether in call centers, IT, network, production of products or services or otherwise), in the Ordinary Course, or upon expiration of any leases for any such assets, and other than Permitted Encumbrances; provided, however, that in no circumstance shall vehicles comprising part of the Transferred Business (other than obsolete vehicles and leased vehicles with respect to which the underlying lease has expired) be sold, leased, transferred, disposed of or encumbered without Buyer’s written consent (which consent shall not be unreasonably delayed, conditioned or withheld);

(B)
(i) not enter into, terminate, materially extend or materially modify any Contract that is or would be if it had been entered into prior to the date of this Agreement a Material Contract (other than a Contract that would not be a Material Contract but for Section 4.15(a)(vii) and for this purpose replacing the reference to $2.5 million in Section 4.15(a)(iii) with $1 million), in each case other than Contracts with customers for the provision by Seller or any of its Subsidiaries of goods or services, unless such Contract disproportionately adversely affects the Transferred Business in the Territory compared to other geographic locations in which the Seller or its Subsidiaries operate or conduct business; and (ii) use commercially reasonable efforts to renew or give notice of renewal for a renewal period of not more than two years for any leases with respect to any Transferred Real Property Leases which may expire prior to Closing or for which Seller or its Subsidiaries are required to provide notice prior to the Closing to the extent such Transferred Real Property Leases would otherwise expire unless renewed or such notice is given;

(C)
not institute any proceeding with respect to, or otherwise materially change, amend or supplement any of its local exchange, intrastate toll or intrastate and interstate access Tariffs related to ILEC Services or make any other filings with the FCC or State Commissions with respect to the ILEC Services except in the Ordinary Course and other than Seller-wide proceedings with the FCC;

(D)
with respect to those Listed Employees other than the Retained Employees, not (i) increase materially the compensation of such Listed Employees individually or in the aggregate, except in the Ordinary Course or pursuant to the terms of the Collective Bargaining Agreements or any agreements or plans currently in effect and listed on Seller Schedule 4.10(a)(i) (provided, however, that Seller may increase benefits for Listed Employees as a result of the amendment of any Seller Benefit Plan to the extent such increase applies generally to participants under such Seller Benefit Plan, including a substantial number of employees who are similarly situated to the Listed Employees but are not Listed Employees), or (ii) enter into any new employment or severance agreements with any such Listed Employee;

(E)	not amend the certificate of incorporation, by-laws or other organizational documents of the Transferred Companies;

(F)
not issue, sell, pledge, transfer, dispose of or Encumber any shares of the Transferred Companies’ capital stock or securities convertible into or exchangeable for any such shares, or any rights, warrants, options, calls or commitments to acquire any such shares or other securities;

(G)
not alter or amend the list of Listed Employees classified as Level 3 or above, whether through termination of a Listed Employee’s employment, hiring new employees or transfers between the Transferred Business and the Seller or its Subsidiaries (but disregarding terminations for cause in accordance with Seller’s established standards and voluntary resignations and retirements) without Buyer’s written consent (which consent shall not be unreasonably delayed, conditioned or withheld), provided, however, that Seller may replace Listed Employees classified as Level 3 or above whose employment terminates in accordance with this provision in the Ordinary Course;

(H)	not enter into any Contract that obligates the Transferred Companies following the Closing under any service provider Contract for payroll, human resources or employee benefits;

(I)
not settle or compromise, or consent to entry of any judgment, any civil, criminal or administrative action, suit, demand, claim, hearing or proceeding which imposes on the Transferred Business or the Transferred Companies (i) material injunctive or non-monetary monetary relief or (ii) Liability of more than $1 million;

(J)
except for actions affecting the businesses, generally, of Seller or its Subsidiaries or with respect to any Consolidated Tax Return where such action would not reasonably be expected to result in materially adverse consequences to Buyer, not adopt any material accounting or Tax accounting method or change any material accounting or Tax accounting method that affects the Transferred Business or the Transferred Companies unless required by GAAP or applicable Law;

(K)
except to the extent related to a Consolidated Tax Return where such action could not reasonably be expected to result in materially adverse consequences to Buyer, not (i) make, change or revoke any material Tax election of the Transferred Companies, or file any amended Tax Return of or with respect to the Transferred Companies, (ii) enter into any material closing agreement affecting any Tax Liability or refund of or with respect to the Transferred Companies, (iii) settle or compromise any material Tax Liability or material refund of or with respect to the Transferred Companies, (iv) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax of or with respect to the Transferred Companies or (v) reduce the tax basis of any asset of the Transferred Companies or Transferred Business, other than in the ordinary course of business consistent with the method of cost recovery historically used with respect to such asset;

(L)
not permit any Transferred Company to adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization, other than as contemplated by this Agreement;

(M)	not authorize or enter into any agreement or commitment with respect to any of the foregoing;

(N)	make capital expenditures in respect of the Transferred Business in amounts not less than the amounts set forth on Annex 6.2(a)(N); and

(O)	make direct marketing expenditures in respect of the Transferred Business in amounts not less than the amounts set forth on Annex 6.2(a)(O).

(b) Prior to making any written communications to the directors, officers or employees of Seller or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, Buyer shall provide Seller with a copy of any written communication Buyer intends to make, and Seller and Buyer shall cooperate in providing any such communication, subject to the approval of Seller, which approval shall not be unreasonably delayed, conditioned or withheld; provided that Buyer may communicate with CWA representatives in relation to Buyer’s duties under the Collective Bargaining Agreements; and provided, further, that prior to making such communication, Buyer shall inform Seller of the existence of the planned communication and shall coordinate with Seller on the content and timing of the communication, and Buyer and Seller will cooperate with respect to information that will facilitate Buyer’s ability to communicate effectively as described in Buyer Schedule 6.2(b).  Notwithstanding the foregoing, Buyer may provide notices to Listed Employees relating to the Successor Individual Account Plans pursuant to Section 404(c) of ERISA; and the parties shall cooperate in the notices’ timely distribution.  The parties shall each designate a single point of contact to facilitate prompt approvals of communications.

(c) Prior to the Closing Date, Seller and its Subsidiaries shall take all necessary actions to transfer the sponsorship of the Company Plans and all related trusts and Liabilities to Seller or an Affiliate of Seller other than the Transferred Companies.

6.3 Reasonable Best Efforts; Governmental Consents.

(a) Each of Seller and Buyer shall cooperate and use their respective reasonable best efforts to consummate as promptly as practicable the transactions contemplated by this Agreement, including fulfilling the conditions precedent to the other party’s obligations hereunder, and securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated by this Agreement; it being understood that nothing in this Agreement shall require, or be construed to require, (i) Seller or any of its Subsidiaries to (A) make any payment in connection with fulfilling such conditions precedent, other than legal and accounting fees and disbursements and regulatory filing fees and costs, or (B) take or refrain from taking any action, agree to any restriction or condition or enter into any agreement with respect to any of their assets or operations other than the Transferred Business (a “Seller Adverse Condition”) or (C) request any consent from any third party if such consent is not material to the ILEC Services taken as a whole and Seller reasonably believes that such request would materially adversely affect Seller’s relationship with such third party with respect to any of Seller’s businesses other than the ILEC Services or (ii) Buyer or any of its Subsidiaries to take or refrain from taking any action that would reasonably be expected to have a Buyer Adverse Condition.  “Buyer Adverse Condition” means a Seller Material Adverse Effect (disregarding the provisos in the definition thereof) or any action, restriction, condition or requirement which would, individually or in the aggregate, reasonably be expected to be materially adverse to the Buyer and its Subsidiaries taken as a whole (with materiality being measured for such purposes in relation to the financial condition, properties, assets, liabilities, business or results of operations of the Transferred Business, taken as a whole, rather than that of Buyer and its Subsidiaries, taken as a whole) disregarding for this purpose any condition or requirement that is consistent with the manner in which Buyer operates its and its Subsidiaries’ existing telecommunications businesses as of the date of this Agreement,  or expects, as of the date of this Agreement, to operate the Transferred Business (not taking into account (i) any expectations Buyer may have with respect to any regulatory conditions or requirements that may be imposed in connection with the transactions contemplated by this Agreement, or (ii) any investments in infrastructure in connection with obtaining regulatory approval in connection with the transactions contemplated by this Agreement). Without limiting the generality of the foregoing, Buyer and Seller will make all filings and submissions required by the U.S. Antitrust Laws, the FCC, and any State Commission within thirty (30) Business Days after the date of this Agreement and promptly file any additional information requested as soon as reasonably practicable after receipt of such request therefor (provided that any failure to make such filings within thirty (30) Business Days after the date of this Agreement shall not constitute a breach of this Agreement so long as such filings are made as promptly as reasonably practicable thereafter).  To the extent that, as an accommodation to Buyer and with Buyer’s prior written consent, Seller or any of its Subsidiaries incurs costs that Buyer otherwise would have to incur in order to secure any consent, approval, waiver or authorization, Buyer shall promptly reimburse Seller for any such costs that are invoiced by Seller to Buyer.

(b) Subject to the terms and conditions set forth in this Agreement (including Section 6.3(a)), without limiting the generality of the undertakings pursuant to this Section 6.3, each of Seller and Buyer agree to take or cause to be taken the following actions:  (i) the prompt provision to each and every federal, state, or local Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws or state or federal telecommunication Laws (including multi-channel video and including any state, local municipal or county franchise authorities with respect to video franchises) of non-privileged information and documents requested by any such Governmental Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents; (ii) the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would reasonably be likely to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person or entity, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions; and (iii) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement and the Ancillary Documents unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by the Termination Date, any and all steps (including the appeal thereof, the posting of a bond or in the case of Buyer, the taking of the steps contemplated by clause (ii) of this paragraph) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation prior to the Termination Date.

(c) Subject to the terms and conditions set forth in this Agreement (including Section 6.3(a)), Seller and Buyer shall cooperate with each other and shall furnish to each other all information necessary or desirable in connection with making any filing under the HSR Act and for any application or other filing to be made pursuant to any competition or state, local or federal telecommunications or franchising Law, or in connection with resolving any investigation or other inquiry by any Governmental Entity or any consumer advocate which is, or may reasonably be expected to be, a party to a proceeding before a Governmental Entity (or any third-party consultant or advisor to any of the foregoing) under any competition or state, local or federal telecommunications or franchising Laws with respect to the transactions contemplated by this Agreement and the Ancillary Documents.  Each of Buyer and Seller shall promptly inform the other of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity or any consumer advocate or third-party consultant or advisor to any of the foregoing regarding any such filings or any such transaction.  Neither Seller nor Buyer shall participate in any substantive meeting (in person or by telephone) with any Governmental Entity or any consumer advocate or third-party consultant or advisor to any of the foregoing in respect of any such filings, investigation or other inquiry without giving the other party prior notice of, and the opportunity to participate in, the meeting to the extent reasonably practicable.  To the extent permitted by Law and reasonably practicable, the parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to the HSR Act or other competition or state, local or federal telecommunications or franchising Laws (including, with respect to making a particular filing, by providing copies of all such documents to the non-filing party and their advisors prior to making such filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith).

6.4 Control of Business Pending the Closing.  Nothing contained in this Agreement shall give Buyer, directly or indirectly, any right to control or direct the operations of Seller or any of its Subsidiaries prior to the Closing.

6.5 Tax Matters.

(a) Seller Liability for Taxes. Subject to Section 6.5(o), Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless the Buyer Indemnified Parties from, against, and in respect of any Losses incurred or sustained by, or imposed upon, any such Buyer Indemnified Party based upon, arising out of, with respect to or by reason of: (i) Taxes imposed on any of the Transferred Companies under Treasury Regulation Section 1.1502-6 (and any comparable provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise, for Taxes of any Person other than a Transferred Company for any Pre-Closing Tax Period; (ii) Taxes based upon, arising out of, with respect to or by reason of the Section 338(h)(10) Election, other than Section 338(h)(10) State Taxes for which Buyer is responsible under Section 6.5(p)(iii), (iii) Taxes imposed on any of the Transferred Companies or the Transferred Business with respect to a Pre-Closing Tax Period; (iv) any breach of or inaccuracy in any representation or warranty contained in Section 4.9 (disregarding for these purposes any qualification or exception for, or reference to, materiality or Seller Material Adverse Effect set forth therein); (v) any withholding Taxes imposed on the payment of the Purchase Price as a method for collecting a Tax payable by Seller under applicable law or this Agreement (excluding, for the avoidance of doubt, withholding Taxes that represent a mechanism to collect a Transfer Tax which Buyer and Seller have agreed to share pursuant to Section 6.5(e)); (vi) Transfer Taxes for which Seller is responsible pursuant to Section 6.5(e); and (vii) Taxes directly or indirectly arising from, related to or attributable to (A) the Pre-Closing Reorganization or the transfer of property after the Closing, or (B) the breach or nonperformance of any covenant or agreement of Seller or any of its Affiliates contained in this Agreement.

(b) Buyer Liability for Taxes.  Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless the Seller Indemnified Parties from, against, and in respect of any Losses incurred or sustained by, or imposed upon, any such Seller Indemnified Party based upon, arising out of, with respect to or by reason of: (i) Taxes imposed on any of the Transferred Companies with respect to a Post-Closing Tax Period; (ii) Section 338(h)(10) State Taxes for which Buyer is responsible under Section 6.5(p)(iii); (iii) Transfer Taxes for which Buyer is responsible pursuant to Section 6.5(e); and (iv) Taxes arising from, related to or attributable to the breach or nonperformance of any covenant or agreement of Buyer or any of its Affiliates contained in this Agreement.

(c) Proration of Taxes.

(i)
With respect to a Straddle Period, the Taxes that shall be treated as attributable to a Pre-Closing Tax Period shall be determined as follows:  (a) to the extent such Tax is calculated on an annual basis, whether or not the lien date, or valuation date, begins within the taxable year, such as property tax, such Tax shall be prorated based on the number of days in such taxable period up to and including the Closing Date, and (b) to the extent such Tax is measured by income or receipts or otherwise not described in (a), above, such Tax shall be allocated based on a closing of the books on the Closing Date with respect to the Transferred Companies.

(ii)
In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that shall be treated as attributable to a Post-Closing Tax Period shall be all such Taxes other than the Taxes attributable to a Pre-Closing Tax Period pursuant to Section 6.5(c)(i) hereof.

(iii)	To the extent permitted under applicable Law, the parties shall use commercially reasonable efforts to terminate the taxable year of the Transferred Companies on the Closing Date.

(d) Tax Returns.

(i)
Seller shall have the sole and exclusive right to prepare and file all required Consolidated Tax Returns.  Seller shall timely pay or cause to be paid all Taxes shown to be due on any Consolidated Tax Returns to the extent attributable to the Transferred Companies or the Transferred Business. Such Consolidated Tax Returns, to the extent they include the Transferred Companies or the Transferred Business, shall, with respect to any asset of the Transferred Companies or the Transferred Business, (i) be prepared consistent with the Fixed Asset Reports (as updated to reflect the assets of Transferred Companies and Transferred Business for such period) and (ii) use the cost recovery method historically used with respect to any such asset, except to the extent otherwise required by applicable Law.

(ii)
Seller shall prepare, or cause to be prepared, and timely file or cause to be timely filed all Tax Returns that are required to be filed by or with respect to all Transferred Companies or the Transferred Business for Pre-Closing Tax Periods not described in Section 6.5(d)(i).  Such Tax Returns shall be prepared in a manner consistent with all positions taken, methods used, and elections made in prior periods in filing such Tax Returns except to the extent required otherwise by applicable Law; provided that: (A) before filing any such Tax Return, Seller shall provide Buyer with a copy of such Tax Return at least thirty (30) days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof), (B) Seller shall consider the reasonable comments of Buyer to such tax return, (C) no such Tax Return shall be filed without the consent of Buyer, such consent not to be unreasonably withheld, conditioned, or delayed, and (D) Seller shall cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Taxing authority.

(iii)
Buyer shall file, or cause to be filed, when due all Tax Returns that are required to be filed by or with respect to all Transferred Companies and the Transferred Business for Straddle Periods, such Tax Returns to be prepared in a manner consistent with all positions taken, methods used, and elections made in prior periods in filing such Tax Returns; provided that: (A) before filing any such Tax Return, Buyer shall provide Seller with a copy of such Tax Return (or a pro forma Tax Return solely related to the Transferred Companies in the case of any consolidated, combined, affiliated or unitary Tax Return that includes Buyer or any of its Affiliates) at least thirty (30) days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof) accompanied by a statement setting forth Seller’s indemnification obligation, if any, pursuant to Section 6.5(a); (B) Buyer shall consider the reasonable comments of Seller to such Tax Returns and shall not withhold incorporation of such comments to the extent doing so would not materially increase Buyer’s or any of its Affiliates’ liability for Taxes; (C) Seller shall pay to Buyer the amount of its indemnification obligation pursuant to Section 6.5(a) related to such Tax Returns within a reasonable time for the filing of such Tax Returns; (D) no such Tax Return shall be filed without the consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed; (E) Buyer shall cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Taxing authority; and (F) Buyer and Seller shall each bear one half of the reasonable cost of preparing such Tax Returns.

(e) Transfer Taxes.  Seller and Buyer shall each bear one half of any Transfer Taxes.  Any Transfer Taxes resulting from any transfer of Transferred Assets to the Transferred Companies, or any transfer of Excluded Assets to Seller or its Subsidiaries, pursuant to Section 10.9 after the Closing shall be borne by Seller.  Buyer and Seller will cooperate in the preparation and filing of any Tax Returns with respect to Transfer Taxes, and join in the execution of any such Tax Returns or other documentation, as applicable.  Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed by the party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such party will use its reasonable best efforts to provide such Tax Returns to the other party for review and comments at least ten (10) Business Days prior to the date such Tax Returns are due to be filed.

(f) Contest Provisions.

(i)
Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other party (or such other party’s Affiliates) may be liable hereunder.

(ii)
Seller (at its sole cost and expense) shall have the right to control all Tax proceedings and may make any decisions in connection with a Tax proceeding related to a Pre-Closing Tax Period or a Consolidated Tax Return; provided that: (A) the Buyer Indemnified Parties may at their own expense participate in the proceedings related to such Tax proceeding, (B) Seller shall keep the Buyer Indemnified Parties reasonably and timely informed with respect to the commencement, status and nature of such Tax proceeding, (C) Seller shall consider any reasonable comments proposed by the Buyer Indemnified Parties that are related to the defense of such Tax proceeding, and (D) Seller shall not settle, compromise or dispose of such Tax proceeding if such settlement, compromise or disposition would reasonably be expected to adversely affect the Tax liability of the Buyer Indemnified Parties in a Post-Closing Tax Period without the consent of the Buyer Indemnified Parties, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that with respect to Consolidated Tax Returns for any Pre-Closing Tax Period, only clause (D) above shall apply.

(iii)
With respect to any Tax proceeding related to a Straddle Period (other than a Tax with respect to a Consolidated Tax Return), Buyer shall have the right to control all proceedings and may make any decisions in connection with any Tax proceeding related to such Straddle Period; provided, however, that, (A) Seller may at its own expense participate in the proceedings related to such Tax proceeding, (B) Buyer shall keep Seller reasonably and timely informed with respect to the commencement, status and nature of such Tax proceeding, and (C) Buyer shall not settle, compromise or dispose of such Tax proceeding without the consent of Seller, such consent not to be unreasonably withheld, conditioned, or delayed.

(iv)
The Buyer Indemnified Parties shall have the right to control all proceedings and may make any decisions in connection with all Tax proceedings for Post-Closing Tax Periods that do not include a Straddle Period.

(g) Refunds.  If, after the Closing, Buyer or its Affiliates (A) receive any refund, or (B) utilize the benefit of any overpayment or prepayment of Taxes which, in either of cases (A) and (B), (x) relate to a Tax paid by Seller or any of its Affiliates, or (y) is the subject of indemnification by Seller hereunder, Buyer shall promptly transfer, or cause to be transferred, to Seller the entire amount of the refund or overpayment (including interest) received or utilized by Buyer or its Affiliates, net of any Taxes or other costs incurred by Buyer or its Affiliates attributable to the receipt of such refund.  Buyer agrees to notify Seller promptly of both the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment.  Buyer agrees to use commercially reasonable efforts to claim any such refund or to utilize any such overpayment as soon as possible and to furnish to Seller all information, records and assistance necessary to verify the amount of the refund or overpayment, provided, that Buyer shall be permitted to use its own Tax attributes prior to utilizing such overpayment described in this Section 6.5(g).

(h) Assistance and Cooperation.

(i)
From and after the Closing, the parties shall cooperate fully, as and to the extent reasonably requested by the other party, in preparing for any audits of, or disputes with Taxing authorities regarding, any Tax Returns involving the Transferred Companies or Transferred Business and payments in respect thereof.  Such cooperation shall include, upon such other party’s request, the provision of records and information reasonably relevant to the Transferred Companies or Transferred Business and any related Tax Returns or Tax proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that Seller shall have no obligation to provide Buyer copies of any Consolidated Tax Returns.  Each party shall (i) provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to (A) Taxes for which such other party or any of its Affiliates may have a liability under this Agreement or (B) an item that could affect the Tax basis of the other party in any asset of a Transferred Company or the Transferred Business, and (ii) furnish the other with copies of all relevant correspondence received from any Taxing authority in connection with any audit or information request with respect to any Taxes referred to in (i) above. The parties shall promptly provide each other with written notice setting forth the details of any Final Determination that results in a change to the Tax basis or to the depreciable or amortizable life of any asset of a Transferred Company or the Transferred Business to the extent such adjustment could reasonably be expected to impact the Taxes of the other party.

(ii)
Promptly after Closing, Seller shall provide to Buyer, in a medium reasonably requested by Buyer, copies of the Fixed Asset Reports and deferred tax balances underlying the Financial Statements, in each case, updated to reflect the assets of the Transferred Companies or Transferred Business as of the Closing. Seller shall use commercially reasonably efforts to cooperate with Buyer, as and to the extent reasonably requested by Buyer, in preparing a reconciliation of such Fixed Asset Reports to the Financial Statements; provided, however, that Seller shall have no obligation to provide Buyer any privileged or proprietary information or analysis.

(i) Maintenance of Buyer’s Books and Records.  Until the later of seven (7) years following the Closing and the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed covering the periods up to and including the Closing Date, Buyer and Seller shall, and shall cause its respective Affiliates to, retain all Books and Records related to the Transferred Business and Transferred Companies and after the Closing Date will provide the other party access to such Books and Records for inspection and copying by Buyer or Seller, as applicable, or its respective agents and representatives upon reasonable request and upon reasonable notice.  After the expiration of such period, no Books and Records referred to in the previous sentence shall be destroyed without first advising the other party in writing and giving such party a reasonable opportunity to obtain possession thereof, with any costs of transferring such Books and Records to be paid by the party requesting such books and records; provided, however, that Seller shall have no obligation to provide Buyer copies of any Consolidated Tax Returns.

(j) Tax Sharing Agreements.  As of the Closing Date and, after the Closing Date, none of the Transferred Companies shall be bound by or have any liability under any Tax sharing agreements with respect to or involving the Transferred Companies.

(k) Survival.  The indemnification obligations pursuant to this Section 6.5 shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations (including any extensions thereof) relevant to each particular item including any indemnification obligation arising from a breach of the representations and warranties contained in Section 4.9 (Taxes); provided that if notice of indemnification under Section 6.5(f)(i) is provided to the indemnifying party prior to any such expiration date, any obligation to indemnify for any claim described in such notice shall continue indefinitely until such claim is finally resolved.

(l) Timing of Payments.  The Indemnifying Party shall pay all amounts payable pursuant to this Section 6.5 promptly following receipt from an Indemnified Party of a claim for a Loss that is the subject of indemnification hereunder, unless and for so long as the Indemnifying Party in good faith disputes the Loss in which event it shall so notify the Indemnified Party.  In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than ten (10) Business Days following any Final Determination of such Loss and the Indemnifying Party’s liability therefor.  A “Final Determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

(m) Characterization of Indemnification Payments.  Except as otherwise required by Law, all payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to this Section 6.5 hereof shall be treated as adjustments to the Purchase Price for Tax purposes.

(n)  Tax Benefits. Subject to Section 6.5(o), nothing herein shall prevent an Indemnifying Party from asserting that the amount of Loss incurred by an Indemnified Party under Section 6.5(a) or Section 6.5(b) for which indemnification is sought hereunder may take into account any net Tax benefit actually realized by such Indemnified Party as a result of incurring such Loss; it being understood that any such assertion shall not be dispositive in determining the amount of such Loss.

(o) Special Rules for Asset Basis.  Notwithstanding the foregoing provisions of this Section 6.5, (i) Seller shall have no liability under this Section 6.5 for Losses incurred with respect to a Post-Closing Tax Period (other than penalties in respect of Taxes) attributable to a Post-Closing Change in Recoverable Life and (ii) Seller shall not be entitled to assert under Section 6.5(n) that a Loss for which Seller is otherwise liable under Section 6.5(a) should be reduced to take into account any increase in the basis of any asset of the Transferred Companies or Transferred Business on account of a Post-Closing Change in Recoverable Life. A “Post-Closing Change in Recoverable Life” means, with respect to any asset held by the Transferred Companies or Transferred Business on the Closing Date, a Final Determination after the Closing Date pursuant to which the recoverable life of any such asset for purposes of tax depreciation is determined to be longer than the recoverable life reported by Seller, the Transferred Companies, or Transferred Business with respect to such asset for a Pre-Closing Tax Period.

(p) Section 338(h)(10) Election.

(i)
Buyer and Seller agree to treat the purchase of SAI as a “qualified stock purchase” within the meaning of section 338(d)(3) of the Code and shall make a joint election under section 338(h)(10) of the Code, and comparable state and local Tax provisions, with respect to such purchase (the “Section 338(h)(10) Election”).  At the Closing, Buyer and Seller shall exchange properly completed and executed originals of IRS Form 8023 and any similar state or local forms, and required schedules thereto, containing information available at such time.  If any changes are required in the forms as a result of information which is first available after such forms are prepared, Buyer and Seller will promptly agree on such changes.  After all required schedules to support the forms are completed, Buyer and Seller shall file the forms, which filing shall be made within the time period specified under applicable Law.  Buyer and Seller and their affiliates shall make all required filings relating to the Section 338(h)(10) Election in connection with their federal and applicable state and local income Tax Returns, and shall cooperate fully with each other to take all other actions necessary and appropriate otherwise to effect, perfect and timely preserve the Section 338(h)(10) Election.

(ii)
Within 90 days following the Closing Date, Buyer shall (i) draft a schedule (the “SAI Allocation Schedule”) setting forth (A) the amount of the Purchase Price to be  allocated between SAI (the “SAI Portion”) and SNET and (B) allocating the “adjusted deemed sales price” (as required under Section 1.338(h)(10)-1 of the Treasury regulations) with respect to the SAI Portion among the assets of SAI and (ii) deliver such SAI Allocation Schedule to Seller.  The SAI Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 338(h)(10) of the Code and the Treasury regulations thereunder. If Seller believes that all or a portion of the SAI Allocation Schedule is incorrect and Seller notifies Buyer in a writing including a description of the objection and basis supporting the Seller’s objections and any calculations or documentation that support the objection, within 30 (thirty) days after having received the SAI Allocation Schedule, Buyer and Seller agree to consult and resolve in good faith any such disputed item.  In the event the parties are unable to resolve any such dispute within 30 (thirty) days following notice to Buyer of Seller’s objection (in the form and within the time set forth herein), a nationally-recognized accounting firm will be retained to resolve solely any issue in dispute as promptly as possible and the determination of such firm shall be final with respect to such disputed issues.   Buyer and Seller shall then be bound by the SAI Allocation Schedule as adjusted to reflect the determination, if any, of the accounting firm (the “SAI Final Allocation Schedule”).  In the event that Final Net Working Capital is determined after delivery of the SAI Allocation Schedule, Buyer and Seller shall cooperate to revise such schedule to take into account the portion of such Final Net Working Capital allocable to SAI. Each of Seller, on the one hand, and Buyer on the other hand, shall report the transaction contemplated by this Agreement, and file all Tax Returns, in each case, for federal, state, local and foreign Tax purposes in accordance with the SAI Final Allocation Schedule.

(iii)
Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless the Seller Indemnified Parties from, against, and in respect of any Losses incurred or sustained by, or imposed upon, any such Seller Indemnified Party based upon, arising out of, with respect to or by reason of any Section 338(h)(10) State Taxes. The “Section 338(h)(10) State Taxes” shall equal (x) the excess of (i) the state income Taxes imposed upon Seller with respect to the Section 338(h)(10) Election herewith over (ii) the amount of state income Taxes that would have been imposed on the Seller with respect to the sale of the SAI shares herewith had the Section 338(h)(10) Election not been made. Notwithstanding the foregoing, in the event the SAI Portion is not greater than $115,000,000, the amount of such indemnity shall not exceed $7,000,000.  In the event the SAI Portion is greater than $115,000,000 the amount of such indemnity shall not exceed the sum of (x) $7,000,000 plus (y) the difference between the SAI Portion and $115,000,000, multiplied by 4.875%.

(iv)
Neither Buyer nor any Seller shall take any action, whether before or after Closing, that could reasonably be expected to cause the purchase and sale of the stock of SAI contemplated by this Agreement not to be treated as a taxable stock purchase and sale with respect to which a Section 338(h)(10) Election may be made.

(q) Exclusivity.  All issues relating to indemnification for the Tax matters addressed by Section 6.5(a) and Section 6.5(b) and Section 6.5(p) shall be governed exclusively by the provisions of this Section 6.5 and not Article VIII, including a breach of the representations and warranties contained in Section 4.9 (Taxes).  For the avoidance of doubt, the indemnification obligations under Section 6.5(a) and Section 6.5(b) and Section 6.5(p) shall not be subject to the limits on indemnity in Article VIII.

6.6 Post-Closing Obligations to Business Employees.

(a) Prior to the Closing Date, (i) the employment of each Listed Employee who is not a Retained Employee and who is not already employed by a Transferred Company shall (unless such person has ceased to be employed by Seller or its Subsidiaries prior thereto) be transferred to, and each such employee shall become an employee of a Transferred Company, without any interruption or cessation of employment or break in service, and (ii) the employment of each Retained Employee who is employed by a Transferred Company as of the date of this Agreement shall (unless such person has ceased to be employed by a Transferred Company prior thereto) be transferred from, and each such employee shall cease to be an employee of, a Transferred Company, without any interruption or cessation of employment or break in service.  For the avoidance of doubt, each Business Employee will remain on any Seller payroll and participate in the Seller Benefit Plans through 11:59 PM Connecticut time on the Closing Date.

(b) Effective immediately after the Closing Date, Buyer shall assume the obligations of the Seller and/or the Transferred Companies under the Collective Bargaining Agreements. Following the Closing Date, Buyer shall provide Business Employees who are covered by the Collective Bargaining Agreements (the “Union Employees”) with compensation and benefits required by the Collective Bargaining Agreements; provided, however, nothing in this Agreement is intended to limit or restrict the right of Buyer or any Transferred Company to renegotiate or terminate any of the Collective Bargaining Agreements in accordance with applicable Law.  Except as otherwise expressly provided in this Section 6.6, effective immediately following the Closing Date, (i) Seller shall cause the Transferred Companies to terminate their participation in each of the Seller Benefit Plans, and (ii) no Business Employee shall be entitled to receive or accrue any benefits under any such Seller Benefit Plans with respect to services rendered or compensation paid after the Closing Date.

(c) Buyer shall give Business Employees full credit for purposes of eligibility, vesting and benefit level and accrual, in each case under the employee benefit plans, employee arrangements, policies and programs (including pension plans, savings plans, paid time off, severance, vacation, sick leave and health and welfare benefits) maintained by the Buyer or its Affiliates, in which such Business Employees participate, for such Business Employees’ service with the Seller or its Affiliates or predecessors to the same extent recognized by the Seller up to and including the Closing Date.  With respect to any welfare benefit plans maintained by Buyer for the benefit of Business Employees after the Closing Date, Buyer shall, for the year of Closing, (i) waive any eligibility and participation requirements or pre-existing condition limitations to the same extent previously met or waived under comparable plans of the Seller and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such Business Employees with respect to similar plans maintained by Seller.  No Business Employee shall be eligible to receive severance benefits under the AT&T Inc. Management Severance Plan or a severance pay plan of Buyer as a result of the consummation of the transactions contemplated by this Agreement.

(d) Buyer agrees that, during the period commencing immediately following the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall provide Business Employees other than Union Employees with (i) base compensation and incentive opportunities that are at least equal to the base compensation and incentive opportunities provided to each Business Employee immediately prior to the Closing Date and (ii) employee benefits on the same terms as those provided under the employee benefit plans, agreements, programs, policies and arrangements of Buyer, but the employee benefits for Business Employees shall be at least substantially comparable in the aggregate to employee benefits under the Seller Benefit Plans for these employees on the Closing Date of this Agreement, subject to the following special rules: (A) if employee benefits under the Seller’s Benefit Plans are reduced for the year that begins after the Closing Date, Buyer may make a corresponding reduction in the Business Employee’s employee benefits for the portion of the 12-month period that occurs during such year and (B) employee benefits under the AT&T CarePlus – A Supplemental Medical Plan or any Seller nonqualified deferred compensation plan shall be disregarded in determining comparability.  Buyer shall assume the Liability for the payment of annual cash incentive awards for the year in which the Closing occurs in accordance with the provisions set forth on Seller Schedule 6.6(d).      Buyer shall, for a period ending not earlier than the first anniversary of the Closing Date, maintain a severance pay practice for the benefit of each Business Employee that is no less favorable than the severance pay practice provided by Seller or any of its Affiliates to such Business Employee as of the date of this Agreement.  Buyer shall assume all liabilities and obligations to provide any applicable severance to any Business Employee whose employment is terminated by Buyer or its Affiliates following the Closing Date.

(e) Buyer and Seller agree to take the actions set forth on Seller Schedule 6.6(e).

(f) Prior to the Closing Date, Seller shall (i) cause the trustee of the AT&T Retirement Savings Plan and the AT&T Savings and Security Plan (the “Individual Account Plans”) to segregate the assets of such Individual Account Plans representing the full account balances of Business Employees as of the Closing Date, (ii) make any and all filings and submissions to the appropriate Governmental Entities arising in connection with such segregation of assets and the transfer of assets as described below, (iii) make all necessary amendments to the Individual Account Plans and related trust agreement to provide for such segregation of assets and the transfer of assets as described below, and (iv) provide Buyer with a copy of the most recent determination letter from the IRS regarding the qualified status of the Individual Account Plans.  As of the Closing Date, Buyer shall maintain an individual account plan or plans and an associated trust or trusts for the benefit of Business Employees (the “Successor Individual Account Plans”), shall take all necessary action, if any, to preserve the qualification of such plan under the applicable provisions of the Code and shall make any and all filings and submissions to the appropriate Governmental Entities required to be made by it in connection with the transfer of assets described below.  As soon as practicable (but no later than forty-five (45) days) following the later of the Closing Date and the date Buyer provides Seller with a copy of the most recent determination letter from the IRS regarding the qualified status of the Successor Individual Account Plans, Seller shall cause the trustee of the Individual Account Plans to transfer in the form of cash (or promissory notes to the extent of account balances that represent outstanding loans of the Business Employees) the full account balances of the Business Employees under the Individual Account Plans (which account balances will have been credited with appropriate earnings attributable to the period up to and including the date of transfer described herein), reduced by any necessary benefit or withdrawal payments to or in respect of Business Employees occurring during the period up to and including the date of transfer described herein, to the appropriate trustee as designated by Buyer under the trust agreement forming a part of the Successor Individual Account Plans; provided, however, such transferred amounts shall only be transferred in accordance with Section 414(l) of the Code and all other applicable Law.  In consideration for the transfer of assets described herein, Buyer shall, effective as of the date of transfer described herein, assume all of the obligations of Seller or Seller’s Individual Account Plans in respect of the account balances accumulated by Business Employees under the Individual Account Plans (exclusive of any portion of such account balances which are paid or otherwise withdrawn prior to the date of transfer described herein) on or prior to the Closing Date.  Neither Buyer nor any of its Affiliates shall assume any other obligations or liabilities arising under or attributable to the Individual Account Plans.

(g) In respect of the Seller Benefit Plans, (i)  Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each current or former employee of the Transferred Companies with respect to claims incurred by such employees or their covered dependents on or prior to the Closing Date (including assuming responsibility for any related disputes) and (ii) expenses and benefits with respect to claims incurred by Business Employees or their covered dependents after the Closing Date (and related disputes) shall be the responsibility of Buyer.  Notwithstanding the foregoing, the parties agree to take the actions set forth on Buyer Schedule 6.6(g) with respect to flexible spending accounts and health reimbursement arrangements under the Seller Benefit Plans. For purposes of this Section 6.6(g), a claim is deemed incurred in the case of medical, dental or vision coverage when the services are performed or goods provided that are the subject of the claim (except that, in the case of a hospital stay, a claim is incurred when the employee first enters the hospital); in the case of life insurance, when the death occurs; and in the case of short-term and long-term disability benefits, when the disability occurs.  All rules related to recurring or successive disabilities under the Seller Benefit Plans shall be taken into account in determining when a disability occurs for purposes of this Section 6.6(g).  Accordingly, a recurrence or successive disability that would be treated as a continuance of the same disability or disability period (under the terms of the Seller Benefit Plans in effect on the date of this Agreement) shall be a treated as a continuance (and not a new or separate disability) for purposes of this Section 6.6(g).

(h) Buyer shall assume any liability under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable Law relating to the provision of group health plan continuation (“Other Continuation”) arising from the actions (or inactions) of Buyer or its Affiliates following the Closing Date.  Seller shall retain all liability with respect to the provision of continuation coverage under COBRA and for Other Continuation for all Seller employees who incurred qualifying events prior to or on the Closing Date, and who are still eligible to receive such COBRA or Other Continuation as of or after the Closing Date.  For the avoidance of doubt, no provision of this Agreement and no actions taken by Seller or its Affiliates or Buyer or its Affiliates in connection with the transactions contemplated by this Agreement shall cause a termination of employment of any Business Employee or shall cause any Business Employee to be entitled to COBRA coverage as of the Closing Date.

(i) Pension Transfer.

(i) Prior to the Closing Date, Buyer shall establish or maintain a qualified defined benefit pension plan or a portion of a qualified defined benefit plan (the “Buyer Pension Plan”) that is identical in all material respects with the benefits, terms and conditions of the qualified defined benefit pension plan maintained for the Business Employees immediately prior to the Closing Date (the “Pension Plan”), for purposes of assuming the liabilities and providing pension benefits in respect of the Business Employees and make any and all filings and submissions to the appropriate Governmental Entities required to be made by it in connection with the transfer of assets described below and agrees to maintain such pension plan (including providing additional benefit accruals) (i) as required by the Collective Bargaining Agreements and (ii) otherwise for a period of not less than eighteen (18) months.  The participation by Business Employees in the Pension Plan shall cease as of 11:59 PM Connecticut time on the Closing Date.  Prior to the Closing Date, Buyer shall provide Seller a copy of Buyer’s most recent determination letter from the IRS with respect to the qualified status of the Buyer Pension Plan, and Seller shall provide Buyer with a copy of the most recent determination letter from the IRS with respect to the qualified status of the Pension Plan.  Seller and Buyer shall reasonably cooperate to satisfy the Pension Plan trustee and Buyer Pension Plan trustee in connection with such transfer.  Subject to the transfer of the Initial Pension Plan Transfer Amount, effective immediately following the Closing Date, the Buyer Pension Plan shall be responsible for all liabilities for the benefits payable for Business Employees immediately following the Closing Date under the terms of the Pension Plan and all benefit payments to Business Employees shall be made from the Buyer Pension Plan.  Effective immediately following the Closing Date, the Pension Plan shall be liable to the Buyer Pension Plan for the “Pension Transfer Amount,” which shall be an amount equal to the aggregate present value of accrued vested and nonvested benefits under the Pension Plan of the Business Employees up to and including the Closing Date, determined on a projected benefit obligation basis by an actuary retained by Seller (“Seller’s Actuary”) utilizing the current GAAP assumptions used in  Seller’s Form 10-K filing that most recently precedes the Closing Date (except for the discount rate and interest rate sensitive assumptions set forth on Seller Schedule 6.6(i)(i)), provided, however, that in no event shall the amount so determined and transferred from the Pension Plan be in excess of the amount permitted to be transferred in accordance with Section 414(l) of the Code (as determined in accordance with the provisions set forth on Seller Schedule 6.6(i)(i)).  Any amount that would have been transferred but for the preceding proviso shall be paid by Seller to Buyer, and Buyer shall contribute the entire amount to the Buyer Pension Plan as soon as practicable.  In consideration of (x) the transfer of the Initial Pension Plan Transfer Amount, and (y) the Seller’s agreement to the transfer of the Pension Transfer Amount, adjusted for interest or earnings using the discount rate set forth on Seller Schedule 6.6(i)(i) as of the Closing Date, the Buyer Pension Plan shall, immediately following the Closing Date, assume all liabilities for benefits payable to the Business Employees pursuant to the terms of the Pension Plan (such liabilities, the “Assumed Pension Plan Liabilities”) and the Pension Plan shall have no further obligations for such amounts.  On the first Business Day following the Closing Date, Seller shall transfer or cause the Pension Plan to transfer assets in cash, in an amount equal to 90% of a good faith estimate of the Pension Transfer Amount (the “Initial Pension Plan Transfer Amount”) for Business Employees, to Buyer’s Pension Plan, as determined by Seller as of the Closing Date.  The remainder of the Pension Transfer Amount (the “Remaining Pension Plan Transfer Amount”) for Business Employees in cash, shall be transferred as soon as reasonably practical following the Closing Date (but in no event later than one hundred eighty (180) days following the Closing Date).  In the event that the Remaining Pension Plan Transfer Amount is a negative amount, then Buyer shall transfer or cause to be transferred from the Buyer Pension Plan back to the Pension Plan such amount in cash.  Buyer agrees that the pension plan benefits provided to Business Employees under the Buyer Pension Plan as of the Closing Date shall be no less favorable than the benefits provided to the Business Employees under the Pension Plan immediately prior to the Closing Date.

(ii) The actuary retained by the Buyer (the “Buyer’s Actuary” and, together with Seller’s Actuary, the “Actuaries”) shall have the right to review and approve any actuarial or other calculations performed by the Seller’s Actuary which relates to this Section 6.6(i) and shall have the right to examine the materials used (except proprietary systems and software) or produced in connection with any actuarial or other calculation performed by the Seller’s Actuary, excluding any estimates or analyses previously prepared by Seller’s Actuary in connection with the planning or negotiation of this Agreement (but if those are the only analyses that reflect materially changed data or assumptions, Seller shall take reasonable steps to provide Buyer’s Actuary with information sufficient to permit Buyer’s Actuary to assess the impact of the changed data or assumptions).  Buyer’s Actuary shall notify Seller’s Actuary in writing of Buyer’s Actuary’s disagreement with any calculation made by Seller’s Actuary pursuant to this Section 6.6(i) within thirty (30) days from the date Buyer’s Actuary receives the calculation from the Seller’s Actuary and (in a format that is readily electronically readable) all related data necessary for Buyer’s actuary to analyze the calculation.  If no such notice is provided by Buyer’s Actuary within the 30-day period, Seller’s Actuary’s calculations shall be conclusive and binding upon the parties.  Buyer’s Actuary shall not be entitled to object to the determinations of Seller’s Actuary based on any disagreement as to the interest rates, assumptions or methods used by Seller’s Actuary.  Buyer’s Actuary shall be entitled to assume that actuarial calculations are based on correct and complete data and, therefore, if there is any subsequent change in the data that would reasonably be expected to have a financial impact exceeding $1 million, Seller and Buyer intend for there to be a net adjustment.  If there is any good faith dispute between Seller’s Actuary and Buyer’s Actuary with respect to any actuarial or other calculation which continues after Seller’s Actuary has considered the view of Buyer’s Actuary, which gives rise to a disputed amount not in excess of $1 million (before interest and adjustment as calculated by Seller’s Actuary), such dispute shall be resolved by dividing the disputed amount in half and adding such amount to the lesser of the two amounts which originally gave rise to such dispute.  If such disputed amount exceeds $1 million (before interest and adjustment as calculated by Seller’s Actuary) and the Actuaries are not able to resolve such dispute after using their reasonable best efforts to do so within thirty (30) days from the date Buyer’s Actuary receives the calculation and all related data from the Seller’s Actuary, the Seller and the Buyer shall mutually agree on a third nationally recognized actuarial firm (the “Independent Actuary”), which has no professional relationship with either of the parties hereto or either Actuary, to resolve such dispute.  Within thirty (30) days after being engaged to review the disputed matter in accordance with the terms and conditions of this Agreement, the Independent Actuary shall determine only those matters in dispute and shall deliver a written report to Seller and Buyer as to the disputed matters.  Upon resolution of the disputed matter, Seller’s Actuary shall recompute the Pension Transfer Amount taking into account the conclusions of the Independent Actuary as to such disputed matters.  The accuracy of such recomputation shall be subject to confirmation by the Buyer’s Actuary.  Notwithstanding the foregoing, in rendering its report to the Seller and Buyer, the Independent Actuary shall not perform independent calculations but shall be permitted to review the information relied upon by Seller’s Actuary and Buyer’s Actuary in their presentations and any follow-up requested information with respect to the disputed matter.  The decision of the Independent Actuary shall be conclusive and binding upon the parties as to any dispute for which it was appointed.  The cost of the Independent Actuary shall be divided equally between Seller and Buyer.  Each party shall be responsible for the cost of its own Actuary.

(iii) As soon as practicable after the Closing Date, to the extent not filed prior thereto, Seller and Buyer shall file Form 5310-A with the IRS, if applicable, with respect to the transfer of assets described in this Section 6.6(i)(iii) and shall make all plan amendments necessary to effectuate such provision.

(j) Following the Closing, Buyer shall assume all liabilities of Seller and the Seller Benefit Plans with respect to other post-employment benefits (as set forth on Seller Schedule 6.6(j)) of the Business Employees (the “OPEB Benefits”), and Seller shall bear no liability with respect to the OPEB Benefits.

(k) Buyer shall assume responsibility for all claims related to the employment of the Business Employees (including workers’ compensation obligations and discrimination, payroll and wage and hour claims), regardless of whether such claim was incurred prior to or after the Closing Date, provided, however, that Buyer shall only assume responsibility for claims related to the Seller Benefit Plans to the extent expressly provided in Section 6.6(b), (d), (e), (f), (g), (h), (i) and (j) herein (including, for the avoidance of doubt, as provided pursuant to all schedules to such sections) and provided, further, that Buyer shall not be liable for worker’s compensation obligations for claims incurred during the period from January 1, 2003 until May 31, 2012.

(l) Seller shall cooperate in good faith with Buyer and provide Buyer with reasonable access to Seller’s employees and books and records to assist Buyer with meeting its obligations under this Agreement, including information relating to the day-to-day operation of benefit plans; provided, however, that any such access shall be provided or conducted during normal business hours under the supervision of Seller’s personnel and in such a manner as to maintain the confidentiality of the terms of this Agreement and the terms of the transactions contemplated by this Agreement, in each case to the extent such terms have not been publicly disclosed, and not interfere unreasonably with the business operations of Seller or any of its Affiliates. In addition, Seller and Buyer shall facilitate the timely, good faith cooperation of the third parties who provide administrative services with respect to their employee benefit plans in order to assist the parties in meeting their obligations under this Agreement; the cooperation of each party’s service providers shall be provided under the supervision of that party.

(m) The provisions of this Section 6.6 are solely for the benefit of the parties to this Agreement, and neither any union nor any current or former employee, nor any other individual associated therewith, is or shall be regarded for any purpose as a third-party beneficiary to this Agreement.  Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Seller Benefit Plan or employee benefit plan of Buyer or its Affiliates, (ii) alter or limit the ability of Seller to amend, modify or terminate any Seller Benefit Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 6.6, (iv) create, or shall be deemed to create, a guarantee or promise of continued employment to any individual, or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

6.7 Non-Solicitation of Employees.

(a) Except as required by the terms of the Collective Bargaining Agreements, Seller agrees that it will not, and it will cause its Subsidiaries not to, for the period from the Closing Date until the first anniversary of the Closing Date, solicit or request any other Person to solicit any Business Employee to leave employment of Buyer except for general solicitations of employment not targeted toward employees of Buyer.

(b) Except for those employees who shall be retained and employed by the Transferred Companies on and following the Closing Date, Buyer agrees that for a period from the Closing Date until the first anniversary of the Closing Date, it will not, and will cause its Affiliates not to, solicit or request any other Person to solicit any employee of Seller or any of its Subsidiaries who provides sales support (either on a partial or exclusive basis) to the ILEC Services to leave such employment or to accept any other position or employment with Buyer or its Affiliates except for general solicitations of employment not targeted toward employees of Seller or any of its Subsidiaries.

6.8 Confidentiality.

(a) Subject to Section 6.9, which shall govern Privileged Information, for the period commencing on the Closing and expiring on the third anniversary of the Closing Date, Seller shall, and shall cause its Subsidiaries to, treat as confidential and safeguard any and all information, knowledge and data included as of the Closing in the Transferred Business to the extent it is related to the Transferred Business or ILEC Services (other than Excluded Assets) other than information, knowledge or data that becomes publicly available through no breach by Seller of this Agreement and which is not made public by Seller prior to Closing (“Buyer Confidential Information”).  Thereafter, Seller shall not intentionally disclose any such information, knowledge or data without Buyer’s written consent.  Nothing herein shall restrict Seller’s ability to make any disclosures that are required by applicable Law.  For the period commencing on the Closing and expiring on the third anniversary of the Closing Date, Seller and its Subsidiaries shall not use any Customer Proprietary Network Information or Carrier Information to market any services for use in the Territory to such customer.

(b) For the period commencing on the Closing and expiring on the third anniversary of the Closing Date, Buyer shall, and shall cause its Subsidiaries to,  treat as confidential and safeguard any and all information, knowledge and data relating to the businesses of Seller and its Subsidiaries, other than to the extent it is related to the Transferred Business (other than Excluded Assets) as of the Closing, that becomes known to Buyer as a result of the transactions contemplated by this Agreement or the Ancillary Documents other than information, knowledge or data that (i) becomes known to Buyer from a third-party source not known by Buyer to be under an obligation to Seller to maintain confidentiality; or (ii) becomes publicly available through no breach by Buyer of this Agreement (“Seller Confidential Information”).  Thereafter, Buyer shall not intentionally disclose any such Seller Confidential Information without Seller’s written consent.  Nothing herein shall restrict Buyer’s ability to make any disclosures that are required by applicable Law.  For the period commencing on the Closing and expiring on the third anniversary of the Closing Date, Buyer and its Subsidiaries shall not use any Seller Confidential Information for any purpose other than in connection with its rights and obligations under this Agreement or the Ancillary Documents.

(c) Buyer and Seller acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data (i) the disclosure of which is required by applicable Law or reasonably likely to be required by Law or (ii) that is publicly available or becomes publicly available through no act or omission of the party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the party owing a duty of confidentiality so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the other party.

(d) In the event of a breach of the obligations hereunder by Buyer or Seller, the other party, in addition to all other available remedies, will be entitled to seek injunctive relief to enforce the provisions of this Section 6.8 in any court of competent jurisdiction.

6.9 Privileged Matters

(a) Each party hereto acknowledges that:  (i) each party and its Affiliates has or may obtain Privileged Information; (ii) there are and/or may be a number of Litigation Matters affecting both of Buyer and Seller; (iii) both Buyer and Seller have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the Transferred Business; and (iv) both Buyer and Seller intend that the transactions contemplated hereby and by the Agreement and the Ancillary Documents and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

(b) Following the Closing, each of Buyer and Seller agrees, on behalf of itself and each of its Subsidiaries, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the Transferred Business without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed and shall not be withheld, conditioned or delayed if the other party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; provided, however, that Buyer shall not be required to give any such notice or obtain any such consent and may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the Transferred Business (unless such information relates to matters for which Seller may have indemnification obligations under this Agreement or the Ancillary Documents).  In the event of a disagreement concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by Law and so certified as provided in the first sentence of this paragraph.

(c) After the Closing, upon  receipt of any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise which requests disclosure of Privileged Information relating to the Transferred Business, to the extent permitted by Law, Seller or Buyer (in the case of information relating to matters for which Seller may have indemnification obligations under this Agreement or the Ancillary Documents, or in the case of Privileged Information not solely related to the Transferred Business and in which Seller may have an interest), as applicable shall as promptly as practicable provide to the other party (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information that might be disclosed and the proposed date of disclosure.  In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) of this Section, the disclosing party shall, at the other party’s expense, cooperate to the extent such other party seeks to limit such disclosure and take all reasonable steps to resist or avoid such disclosure, except as otherwise required by a court order requiring such disclosure.

(d) Nothing in this Section 6.9 shall limit a party’s ability to assert its rights under this Agreement or the Ancillary Documents in the event of any dispute between the parties.

(e) Buyer shall provide Seller with the cooperation identified on Seller Schedule 6.9(e).

6.10 Production of Witnesses. Subject to Section 6.9, after the Closing, each of Buyer and Seller shall, and shall cause each of its Subsidiaries to, use its respective reasonable best efforts to make available to Seller or Buyer, as the case may be, upon reasonable prior written request, such party’s directors, managers or other persons acting in a similar capacity, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the Transferred Business, as applicable.  The reasonable out-of-pocket costs and expenses incurred in the provision of such witnesses shall be paid by the party requesting the availability of such persons.

6.11 Release by Seller and Its Affiliates.  Seller, on behalf of itself and its Affiliates, successors, and assigns (all such Persons, together with Seller, the “Seller Release Parties”), as of the Closing, hereby releases and forever discharges Buyer, and its Affiliates, successors and assigns (all such Persons (including the Transferred Companies), together with Buyer, the “Buyer Release Parties”), from any and all Liabilities which the Buyer Release Parties may have or may have had, known or unknown, from the beginning of the world until the Closing, arising out of or against the Transferred Companies, the Transferred Assets or the ILEC Services; provided that nothing herein constitutes a release from, waiver of, or otherwise applies to the terms of this Agreement (including any matters for which Buyer has indemnification obligations pursuant to the provisions of this Agreement) or any Ancillary Documents or any enforcement thereof; provided further that, for the avoidance of doubt, with respect to any Ancillary Document that constitutes an amendment to an existing agreement, the release herein shall apply to the terms of such existing agreement and any enforcement thereof for all periods prior to the Closing.  Seller, for itself and the Seller Release Parties, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any proceeding of any kind against any Buyer Release Party, based upon any matter purported to be released hereby.  Seller, for itself and the Seller Release Parties, shall refrain from bringing any Action for contribution or indemnification from the Buyer Release Parties (only with respect to the Transferred Companies or as a result of the transactions contemplated by this Agreement), or otherwise commencing, instituting  or causing to be commenced any Action against any Buyer Release Party (only as it relates to the Transferred Companies or the transactions contemplated by this Agreement), for or in respect of any of the Actions set forth on Buyer Schedule 6.11.

6.12 Release by Buyer and Its Affiliates.  Buyer, on behalf of itself and the Buyer Release Parties, as of the Closing, hereby releases and forever discharges all Seller Release Parties from any and all Liabilities which the Seller Release Parties may have or may have had, known or unknown, from the beginning of the world until the Closing, arising out of or against the Transferred Companies, the Transferred Assets or the ILEC Services (other than Excluded Assets or Excluded Liabilities); provided that nothing herein constitutes a release from, waiver of, or otherwise applies to the terms of this Agreement (including any matters for which Seller has indemnification obligations pursuant to the provisions of this Agreement) or any Ancillary Documents or any enforcement thereof; provided further that, for the avoidance of doubt, with respect to any Ancillary Document that constitutes an amendment to an existing agreement, the release herein shall apply to the terms of such existing agreement and any enforcement thereof for all periods prior to the Closing.  Buyer, for itself and the Buyer Release Parties, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any proceeding of any kind against any Seller Release Party, based upon any matter purported to be released hereby.

6.13 Customer Agreements.

(a) With respect to Master Agreements, Seller, Buyer and their respective Subsidiaries will use commercially reasonable efforts to obtain prior to the Closing or, if not obtained, will use commercially reasonable efforts to obtain within six (6) months following the Closing Date, from the counterparty to each Master Agreement any consent that is required to separate the portion of such Agreement that provides for the delivery of ILEC Services or other goods or services provided by the Transferred Business (which, for the avoidance of doubt does not include any goods or services specifically excluded from the definition of ILEC Services), it being understood that Seller and Buyer shall not be required to grant any consideration to any counterparty to such Master Agreement.  Buyer and Seller shall cooperate and work in good faith to separate the applicable portion of any Master Agreement hereunder.  The Contract constituting the separated portion of any Master Agreement that provides for the delivery of ILEC Services or other goods or services provided by the Transferred Business as described in the preceding sentence shall constitute a “Customer Contract” and “Assigned Contract” under this Agreement, it being understood that in no event shall those portions of any Master Agreement providing for the delivery of goods and services that do not constitute ILEC Services or other goods or services provided by the Transferred Business be considered a Customer Contract or an Assigned Contract.  Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that no volume, minimum purchase or similar commitments under Master Agreements or any rights relating thereto will be transferred to the Transferred Companies as part of the Customer Contracts or Assigned Contracts or otherwise in whole or in part, except to the extent solely related to the ILEC Services.

(b) Buyer shall cause the Transferred Companies to maintain in effect immediately after Closing the tariffs, price lists, schedules of rates, or other statements of terms and conditions, including special customer arrangements, price flex arrangements and individual customer-based arrangements of Seller and its Subsidiaries for ILEC Services, which are applicable to the Transferred Business in whole or in part in the Territory and are in effect immediately prior to the Closing (the “Existing Pricing Arrangements”).  Buyer shall assume the obligations, rights and benefits of Seller and its Subsidiaries under the Existing Pricing Arrangements (subject to the last sentence of Section 6.13(a)), including any obligations to maintain Existing Pricing Arrangements and Customer Contracts through their terms and optional renewal terms as required by the terms of the Existing Pricing Arrangements and Customer Contracts and by applicable Law (which for the avoidance of doubt, shall constitute Assumed Liabilities hereunder solely to the extent related to the Transferred Business), and including any rights to terminate or amend Existing Pricing Arrangements and Customer Contracts through their terms and optional renewal terms as required by the terms of the Existing Pricing Arrangements and Customer Contracts and by applicable Law.  Buyer and Seller shall work together to make all filings and take all other actions as may be required by applicable Laws to make the Existing Pricing Arrangements legally effective no later than the Closing.  “Existing Pricing Arrangement” with respect to ILEC Services covered by Bundled Services Arrangements shall mean such pricing terms that apply to the ILEC Services under the terms of the Existing Pricing Arrangements or, in the case that the terms of the Existing Pricing Arrangements are not dispositive on the point, are allocated by Seller to the ILEC Services in accordance with the methodologies that are used in the preparation of Seller’s consolidated financial statements, which methodologies are described on Seller Schedule 6.13(b).

(c) With respect to any failure to assign any Customer Contract that would have been assigned in the Pre-Closing Reorganization as a Transferred Asset but for the failure to obtain a consent as contemplated by Section 2.4, then until such consent can be obtained, Seller shall use the Transferred Companies to provide ILEC Services (or such other goods or services to be provided by the Transferred Business as described in clause (a) above and the Transferred Companies shall provide such ILEC Services and such other goods or services) to such customer (and, subject to Section 6.13(a), promptly provide the Transferred Companies any payments or other benefits received by Seller or its Subsidiaries from the customer thereunder in respect of the ILEC Services so provided), subject to the rights, if any, of such customer under such Contract to consent thereto, in accordance with the applicable Existing Pricing Arrangement (which Buyer shall have caused the Transferred Companies to mirror in accordance with Section 6.13(b)) or the applicable Ancillary Document, in each case including as to payment terms.  The provisions of this Section 6.13(c) shall exclusively govern the circumstances described in the first sentence hereof, notwithstanding any other provision of this Agreement.

(d) Within ninety (90) days following the date of this Agreement, Buyer shall inform Seller whether it intends to assume the portion of the White Pages Publication and Trademark License Agreement, by and among AT&T Services, Inc., AT&T Intellectual Property II, L.P. and YP LLC (the “White Pages Agreement”), dated as of May 8, 2012 that relates to SNET.  If Buyer elects to assume such portion of the White Pages Agreement, such portion shall constitute an “Assigned Contract” hereunder.  Buyer and Seller shall cooperate and work in good faith to separate the applicable portion of the White Pages Agreement.

6.14 Insurance.  Following the Closing, to the extent that (i) any insurance policies owned or controlled by any member of Seller Group and provided by a Person who is not an Affiliate of Seller (collectively, “Seller Insurance Policies”) cover any Assumed Liability or Loss of either of the Transferred Companies resulting from, arising out of, based on or relating to, occurrences prior to the Closing and (ii) the Seller Insurance Policies permit claims to be made thereunder with respect to the Assumed Liabilities or such Losses resulting from, arising out of, based on or relating to, occurrences prior to the Closing (the “Company Claims”), at Buyer’s cost and expense (including any increased retrospective premiums and any other reasonable out-of-pocket costs and expenses related to such Company Claims), Seller shall, and shall cause the other members of Seller Group to, cooperate with Buyer or its Subsidiaries in submitting Company Claims (or pursuing Claims previously made) on behalf of Buyer or such Subsidiary, as applicable, under any Seller Insurance Policy; provided, however, that Buyer acknowledges and agrees that (A) none of Seller or any member of Seller Group shall be responsible for any Assumed Liabilities or Losses that are “self-insured” by Seller or any member of Seller Group as of immediately prior to the Closing, that are within any applicable deductible or retention amounts under any Seller Insurance Policy or that are insured by any captive insurer, (B) none of Seller or any member of Seller Group shall be liable to Buyer or any of its Subsidiaries (including, after the Closing, the Transferred Companies) for any losses or other amounts hereunder if any insurance company that has issued any Seller Insurance Policy fails to pay such losses or amounts as a result of, or in connection with, the filing or declaration of, or institution of proceeding for, any type of bankruptcy (whether voluntary or involuntary), insolvency or the commencement of any similar action or proceeding or otherwise, (C) Seller Group may, at any time, without liability or obligation to Buyer or its Subsidiaries, including, after the Closing, the Transferred Companies, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Seller Insurance Policy, provided that Seller Group shall provide Buyer with at least thirty (30) days written notice of any such action and such action does not adversely affect Buyer’s rights under this Section 6.14 with respect to a pending or potential covered claim of the Transferred Business and (D) following the Closing, the Transferred Companies shall continue to be responsible for payment of any assessments made by any Governmental Entity associated with any Assumed Liabilities or Losses in respect of any self-insurance obligations under workers compensation policies and none of Seller or any member of Seller Group shall be responsible for the payment or reimbursement of any such assessments.  Nothing in this Section 6.14 shall relieve Buyer or any of its Subsidiaries (including, after the Closing, the Transferred Companies) from any obligations with respect to the Assumed Liabilities or any other Losses.  Nothing in this Section 6.14 affects rights of the Buyer Indemnified Parties to be indemnified under Section 8.3.  This Agreement shall not be construed to waive any right or remedy of any member of Seller Group in respect of any Seller Insurance Policy.

6.15 Financing.

(a) Subject to the terms and conditions of this Agreement, and except to the extent that Buyer has completed an offering of debt securities or another financing the net cash proceeds of which replace amounts that were to be provided under the Commitment Letter, Buyer shall use its reasonable best efforts (unless, with respect to any action, another standard for performance is expressly provided for herein) to obtain the Debt Financing on the terms and conditions set forth in the Commitment Letter (taking into account the anticipated timing of the Marketing Period Termination Date), and Buyer shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Commitment Letter (or following entry into definitive documents relating to the Debt Financing, such definitive documents) if such amendment, modification or waiver (A) with respect to the Commitment Letter or such definitive documents, as applicable, reduces (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount unless the Debt Financing is increased by a corresponding amount or the Debt Financing is otherwise made available to fund such fees or original issue discount) from that contemplated in the Commitment Letter or such definitive documents, or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Debt Financing, in a manner that would reasonably be expected to (x) prevent or materially delay the Closing or the availability of the Debt Financing on the Closing Date or (y) adversely impact the ability of Buyer to enforce its rights against the other parties to the Commitment Letter, in each of clauses (x) and (y) in any material respect (provided that, subject to compliance with the other provisions of this Section 6.15, Buyer may amend the Commitment Letter or such definitive documents to add additional lenders, arrangers and agents).  Buyer shall promptly deliver to Seller copies of any such amendment, modification or replacement. For purposes of this Section 6.15, references to “Debt Financing” shall include the financing contemplated by the Commitment Letter as permitted to be amended, modified or replaced by this Section 6.15(a) and references to “Commitment Letter” shall include such document as permitted to be amended, modified or replaced by this Section 6.15(a).

(b) Except to the extent that Buyer has completed an offering of debt securities or another financing the net cash proceeds of which replace amounts that were to be provided under the Commitment Letter, (I) Buyer shall use its reasonable best efforts (taking into account the anticipated timing of the Marketing Period Termination Date) (A) to maintain in effect the Commitment Letter in accordance with the terms and subject to the conditions thereof, (B) to negotiate and enter into definitive agreements with respect to the Debt Financing contemplated by the Commitment Letter on the terms and conditions contained in the Commitment Letter (or on such other terms not materially less favorable to Buyer (or its Subsidiaries), as determined in the reasonable judgment of Buyer, than the terms and conditions set forth in the Commitment Letter and that do not materially impair the ability of Buyer to fund its obligations at the Closing Date), (C) to satisfy all conditions to funding in the Commitment Letter and such definitive agreements with respect thereto that are within its control and to consummate the Debt Financing at or prior to the Closing Date, as applicable, including using its reasonable best efforts to cause the lenders and the other persons committing to fund the Debt Financing on the Closing Date (the “Debt Financing Sources”), (D) to enforce its rights under the Commitment Letter and any definitive agreements with respect thereto, and (E) to comply with its obligations under the Commitment Letter, (II) Buyer shall use best efforts to enter into the Bridge Facilities Documentation with the lenders thereto no later than January 30, 2014, and (III) Buyer shall not use the financing contemplated by the Bridge Facilities Documentation or the Debt Financing other than to fund the transactions contemplated by this Agreement and related expenses.  Buyer shall keep Seller reasonably informed of the status of Buyer’s efforts to arrange the Debt Financing and shall provide to Seller copies of the executed material definitive agreements for the Debt Financing.

(c) Without limiting the generality of the foregoing, Buyer shall give Seller prompt notice (x) of any breach or default by any party to the Commitment Letter or definitive agreements relating to the Debt Financing of which Buyer has Knowledge, (y) of the receipt of any notice or other communication, in each case from any Debt Financing Source with respect to any actual or potential material breach, material default, termination or repudiation by any party to the Commitment Letter or definitive agreements relating to the Debt Financing of any provisions of the Commitment Letter or definitive agreements relating to the Debt Financing and (z) if at any time for any reason Buyer believes that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the Debt Financing Sources contemplated by the Commitment Letter or definitive agreements relating to the Debt Financing. As soon as reasonably practicable after the date Seller delivers to Buyer a written request, Buyer shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence.  Upon the occurrence of any circumstance referred to in clause (x), (y) or (z) of the second preceding sentence resulting in any portion of the Debt Financing becoming unavailable, or if any portion of the Debt Financing otherwise becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Commitment Letter and related fee letter, and such portion is reasonably required to effect the Closing, Buyer shall use its reasonable best efforts to arrange and obtain in replacement thereof alternative financing (“Alternative Debt Financing”) from alternative sources in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be, with terms and conditions not materially less favorable to Buyer (or its Subsidiaries), as determined in the reasonable judgment of Buyer, than the terms and conditions set forth in the Commitment Letter and any related fee letter (including the flex provisions therein) and as promptly as reasonably practicable following the occurrence of such event.  For the avoidance of doubt, in no event shall the reasonable best efforts obligation set forth in this Section 6.15 be construed so as to require Buyer to agree to, or accept, economic terms that are materially less favorable to Buyer than the economic terms contained in the Commitment Letter and any related fee letter (assuming the application of the “market flex” provisions).  Buyer shall deliver to Seller true and complete copies of all written agreements, arrangements or contracts (including any side letters or (subject to customary redactions) fee letters) pursuant to which any such alternative source shall have committed to provide any Alternative Debt Financing.

(d) From and after the date of this Agreement, and through the earliest of the Closing, the date on which this Agreement is terminated in accordance with Article IX and the completion of the Financing, Seller shall, and Seller shall cause each of its Subsidiaries and each of its and their representatives to, use its respective reasonable best efforts to provide all cooperation that is necessary, customary or advisable and reasonably requested by Buyer to assist Buyer in the arrangement of the Debt Financing or any public or private offering of debt securities undertaken in replacement of all or a portion of the Debt Financing (the “Bond Financing” and, together with the Debt Financing, the “Financing”) for the purposes of financing the Purchase Price and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and all related fees and expenses of Buyer (it being acknowledged and agreed by Buyer that the receipt of such Financing is not a condition to the Closing), including (A) participating in a reasonable number of meetings, rating agency sessions and drafting sessions, and participating in reasonable and customary due diligence, (B) furnishing Buyer and the financial institutions providing or arranging the Debt Financing and the Bond Financing (the “Financing Sources”) with the Required Financial Information, (C) assisting Buyer and the Financing Sources in the preparation of (1) offering documents for the Debt Financing and the Bond Financing and (2) materials for rating agency presentations, bank confidential information memoranda, business projections, pro forma financial statements and similar documents in connection with the Debt Financing and the Bond Financing, (D) reasonably cooperating with the marketing efforts for any portion of the Debt Financing and the Bond Financing, (E) using its reasonable efforts to cause its independent accountants to provide assistance and cooperation in the Debt Financing and the Bond Financing, including (1) participating in a reasonable number of drafting sessions and accounting due diligence sessions, (2) providing any necessary customary consents to use or file with the SEC their audit reports relating to the Transferred Business and (3) providing any necessary customary “comfort letters,” (F) causing the Transferred Companies to execute and deliver customary definitive financing documents to the extent reasonably requested by Buyer and otherwise facilitating the pledging of collateral reasonably necessary to secure the Debt Financing or the Bond Financing; provided that the effectiveness of any definitive documentation executed by the Transferred Companies shall be subject to the occurrence of the Closing and (G) furnishing Buyer and any Financing Sources promptly, and in any event at least five (5) Business Days prior to the Closing Date, with all documentation and other information required by any Governmental Entity with respect to the Debt Financing and the Bond Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, as amended.  Nothing herein shall require such cooperation to the extent it would (A) unreasonably disrupt the conduct of the business or operations of Seller or its Subsidiaries, (B) require Seller or any of its Subsidiaries to pay any commitment or other similar fee or incur any other cost or expense that is not reimbursed by Buyer or otherwise incur any liability or give any indemnities, in connection with the Debt Financing; provided, however, that Seller shall be responsible for such fees, costs and expenses incurred by Seller in connection with preparing and delivering any of the Financial Statements provided for in Section 6.18,  (C) require Seller or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the certificate of incorporation or by-laws or other comparable organizational documents of Seller or any of its Subsidiaries, any applicable Laws or any Contract.  In addition, nothing herein shall require Seller or any of its Subsidiaries or any of its Representatives to deliver legal opinions.  In furtherance of and without limitation to the second immediately preceding sentence, nothing herein shall require Seller or any of its Subsidiaries to, enter into any agreement (or require their respective boards of directors or equivalent governing bodies to approve any such agreement) in connection with the Financing.  Except for the fees, costs and expenses incurred by Seller in connection with preparing and delivering any of the Financial Statements provided for in Section 6.18, Buyer shall promptly, upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket third party costs and expenses (including reasonable attorneys’ fees) incurred by Seller or any of its Subsidiaries or their respective representatives in connection with the Financing and shall indemnify and hold harmless Seller, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith (other than arising from (x) fraud, intentional misrepresentation, misstatements or omissions on the part of Seller or its Affiliates or (y) written historical information of the type prepared by Seller or its Subsidiaries in the ordinary course of business that is provided by Seller or any of its Subsidiaries for purposes of the Financing).

6.16 Transition Team; Ancillary Documents.

(a) Buyer and Seller agree that promptly following the date of this Agreement they shall organize a transition team, chaired by a representative of Buyer and including equal representation of Buyer and Seller, for the purposes of (i) identifying services to be provided by Buyer to Seller and its Subsidiaries after the Closing, and developing a detailed plan for the provision of such services, and (ii) developing a detailed plan for the provision, and subsequent migration, of transitional services to be provided by Seller or its Subsidiaries to Buyer and by the Transferred Business to Seller or its Subsidiaries following the Closing.

(b) Without limiting the parties’ obligations in Section 6.16(c), as promptly as practicable after the date this Agreement and in any event prior to the Closing, (i) Buyer and Seller shall finalize the schedules to the Ancillary Documents referred to in Seller Schedule 6.16, and (ii) Buyer and Seller shall use their respective commercially reasonable efforts to negotiate and agree upon definitive forms for the Ancillary Documents described in Exhibits Q through U, which definitive forms shall be generally consistent with the terms included in Exhibits Q through U (subject to Schedule 6.16(b)) and other than in the case of Exhibits Q and R incorporate usual and customary provisions for similar agreements, as applicable, unless otherwise agreed by Buyer and Seller.

(c) At the Closing, Buyer shall, and shall cause each of its applicable Subsidiaries to,  execute and deliver each Ancillary Document, and Seller shall, and shall cause each of its applicable Subsidiaries to, execute and deliver each Ancillary Document to which it is a party.  If the parties fail to agree upon definitive forms for any Ancillary Document described in Exhibits Q through V, Buyer and Seller agree that the terms described in the applicable Exhibit shall become binding and be in full force and effect as of the Closing, and each of Buyer and Seller agrees to be bound by and comply with the terms set forth in such Exhibit until such time as a definitive form of agreement is entered into by Buyer and Seller.

(d) Except as expressly provided in this Agreement, in any Ancillary Document or in connection with providing any service under any Ancillary Document, (i) all data processing, accounting, insurance, banking, personnel, legal, communications, sales and marketing and other services provided to any member of the Seller Group by any of the Transferred Companies, or provided to the Transferred Companies by any member of the Seller Group and (ii) all Intellectual Property licenses granted by any member of the Seller Group to either of the Transferred Companies, including any agreements or understandings (written or oral) with respect thereto, will terminate as of the Closing.

(e) Without limiting the parties’ obligations in Section 6.16(c), as promptly as practicable after the date of this Agreement and in any event prior to the Closing, Buyer and Seller shall use their respective commercially reasonable efforts to negotiate in good faith and agree upon and enter into at Closing the agreements identified in Schedule 6.16(e) and Schedule 6.16(e)(ii), it being understood that it shall not be a condition to Closing that the parties have agreed on and entered into the agreement identified on Schedule 6.16(e)(ii).

6.17 Assistance with New Contracts.

(a) During the period prior to Closing, and for a period of one hundred eighty (180) days after the Closing Date, Seller shall, upon written request from Buyer, use its reasonable best efforts to assist Buyer and its Subsidiaries, as applicable, in entering into arrangements and/or agreements with the counterparties to the Contracts listed in Exhibit W hereto and such other Contracts as Buyer may reasonably request to provide Buyer and its Subsidiaries, as applicable, with substantially similar services as the services currently provided to Seller or the Transferred Companies, as applicable, under such Contracts to the extent such services are related to the Transferred Business, provided, however, that Seller and its Subsidiaries will not be obligated to pay any third-party costs, fees or expenses pursuant to this Section 6.17(b).

(b) During the period prior to Closing, Seller shall use its reasonable best efforts to enable the Mediaroom licenses associated with the existing set-top boxes of the Transferred Businesses to be transferred to Buyer at the Closing, provided, however, that Seller and its Subsidiaries will not be obligated to pay any third-party costs, fees or expenses pursuant to this Section 6.17(b).

(c) After the date of the Agreement, the Parties agree to cooperate to determine which of the channels included in “Category 4” on Attachment 1 to Seller Schedule 7.2(b)(i), if any, Buyer will want the rights to exhibit, and Seller agrees to cooperate with Buyer’s efforts to obtain such rights.

6.18 Financial Information.

(a) At Seller’s sole cost and expense, Seller shall (i) deliver to Buyer by April 30, 2014 audited combined balance sheets, income statements and statements of cash flows and shareowner’s equity (deficit)  of the Transferred Business on an historical basis taking into account adjustments required by Regulation S-X and prepared on a “predecessor” basis (together with an unqualified report of Seller’s independent accountants thereon; provided, that the inclusion of explanatory language in the report, without more, will not make such report qualified) as of and for the years ending December 31, 2011, December 31, 2012 and December 31, 2013 (such audited combined financial statements, the “Audited Financial Statements”), (ii) unless the Closing has occurred prior to May 6, 2014, deliver to Buyer as soon as reasonably practicable but in any event no later than May 30, 2014 unaudited combined balance sheets, income statements and statements of cash flows and shareowner’s equity (deficit) of the Transferred Business on an historical basis taking into account adjustments required by Regulation S-X and prepared on a “predecessor” basis (reviewed by Seller’s independent accountants in accordance with SAS 100) as of and for the three months ended March 31, 2014 and the three months ended March 31, 2013, (iii) unless the Closing has occurred prior to August 5, 2014, deliver to Buyer as soon as reasonably practicable but in any event no later than August 9, 2014 the unaudited combined balance sheets, income statements and statements of cash flows and shareowner’s equity (deficit) of the Transferred Business on an historical basis taking into account adjustments required by Regulation S-X and prepared on a “predecessor” basis (reviewed by Seller’s independent accountants in accordance with SAS 100) as of and for the three and six months ended June 30, 2014 and the three and six months ended June 30, 2013, and (iv) unless the Closing has occurred prior to November 4, 2014, deliver to Buyer as soon as reasonably practicable but in any event no later than November 9, 2014 the unaudited combined balance sheets, income statements and statements of cash flows and shareowner’s equity (deficit) of the Transferred Business on an historical basis taking into account adjustments required by Regulation S-X and prepared on a “predecessor” basis (reviewed by Seller’s independent accountants in accordance with SAS 100) as of and for the three and nine months ended September 30, 2014 and the three and nine months ended September 30, 2013 (together with such interim consolidated financial statements delivered pursuant to clauses (ii) and (iii), the “Interim 2014 Financial Statements”); provided, however, that if the Closing has not occurred prior to February 28, 2015, the Seller shall also deliver to Buyer as soon as reasonably practicable but in any event no later than April 30, 2015 audited combined balance sheets, income statements and statements of cash flows and shareowner’s equity (deficit) of the Transferred Business on an historical basis taking into account adjustments required by Regulation S-X and prepared on a “predecessor” basis (together with an unqualified report of Seller’s independent accountants thereon; provided, that the inclusion of explanatory language in the report, without more, will not make such report qualified) of the Transferred Business for the year ending December 31, 2014 (together with the Audited Financial Statements and the Interim 2014 Financial Statements, the “Financial Statements”).

(b) Following the Closing Date for a period of one year, Seller shall provide Buyer with such financial information from and after January 1, 2013 through the Closing for which quarterly financial statements were not previously provided to Buyer as the Buyer may reasonably request with respect to the Transferred Business that may be required by Buyer to comply with its SEC reporting obligations.

6.19 Cooperation with DBS Services.  During the period prior to Closing, and for a period of one hundred eighty (180) days after the Closing Date, Seller shall, upon written request from Buyer, use its reasonable efforts to assist Buyer and its Subsidiaries, as applicable, in entering into any reasonable arrangements and/or agreements with the DBS Providers to facilitate the continuity of DBS Services to customers under any Customer Contract or other arrangement providing for the resale of DBS Services, provided, however, that Seller and its Subsidiaries will not be obligated to pay any third-party costs, fees or expenses pursuant to this Section 6.19.

6.20 Cutover Matters.

(a) During the period from the date of this Agreement until the completion of the Cutover Plan, Buyer and Seller shall use reasonable best efforts to prepare for, execute and complete a “Flash Cut Conversion” (as further described in the Cutover Plan) of the Transferred Business, including executing and completing the steps set forth on Seller Schedule 6.20 (the “Cutover Plan”). Any costs incurred by Buyer or Seller in connection with the activities contemplated by this Section 6.20 or the Cutover Plan shall be borne by the party that incurred such cost, except as otherwise specified in the Cutover Plan.

(b) At any time or from time to time until sixty (60) days prior to the Closing Date (as estimated by the parties in good faith), the parties shall mutually assess and agree whether the completion of the Cutover Plan will be sufficient to ensure that the Transferred Business continues to operate immediately after the completion of the Cutover Plan in the same manner as it operated immediately prior to the Closing (subject to any changes mutually agreed by the parties in good faith).  If the parties agree that the completion of all such items will not be sufficient, then no later than sixty (60) days prior to the Closing Date (as estimated by the parties in good faith) the parties shall mutually agree on the additional services and tasks to be provided by Seller under the Transition Services Agreement so that the Transferred Business may continue to operate immediately after the completion of the Cutover Plan in the same manner as it operated immediately prior to the Closing (subject to any changes mutually agreed by the parties in good faith).

6.21 Intellectual Property Matters.

(a) Except (i) as expressly provided in this Agreement or any Ancillary Document or (ii) for the items of Intellectual Property owned by Buyer and the Transferred Companies as of the Closing that are not Excluded Assets, it is expressly agreed that none of Buyer or any of its Subsidiaries (including, after the Closing, the Transferred Companies) is purchasing, acquiring, licensing or otherwise obtaining under this Agreement or any Ancillary Document any right, title or interest (whether express or implied) in, to or under (A) the trademark “AT&T Inc.,” the globe design, and any other Trademarks that are owned or controlled by Seller or any of its Subsidiaries, or any derivation, variation, translation or adaptation thereof, or any Trademarks that are confusingly similar to, including or embodying any of the foregoing (collectively, the “Seller Trademarks”), or (B) any other Intellectual Property owned by or licensed to Seller or any of its Subsidiaries (the foregoing, together with the Seller Trademarks, the “Seller IP”).  Subject to the terms of this Agreement or any Ancillary Document, Buyer shall, and Buyer shall cause its Subsidiaries (including after the Closing, the Transferred Companies) to, cease and discontinue promptly as of the Closing any and all uses of any and all Seller IP.  Without limiting the foregoing, each Transferred Company shall assign any and all right, title and interest it has in or to any of the Seller IP, including any Seller Trademarks, and transfer any and all tangible embodiments thereof, to Seller or a designee specified by a Seller at or prior to the Closing; provided, that neither Transferred Company shall be obligated to assign pursuant to this Section 6.21(a) any rights expressly granted to it under any Ancillary Document.

(b) Buyer, for itself and its Subsidiaries, acknowledges and agrees that, (i) as between the parties hereto, Seller or its Subsidiaries own or have the exclusive right to use and display any and all of the Seller Trademarks and except as otherwise expressly provided in this Section 6.21 or in any Ancillary Document, neither Buyer nor any of its Subsidiaries shall, as of the Closing, have any rights in or to the Seller Trademarks and (ii) neither Buyer nor any of its Subsidiaries (including, after the Closing, the Transferred Companies) shall contest the ownership or validity of any rights of Seller or its Subsidiaries in or to the Seller Trademarks that exist as of the Closing.

(c) Except as expressly provided in this Section 6.21 or otherwise in this Agreement or any Ancillary Document, it is expressly agreed that, after the Closing, no member of Seller Group will have any right, title or interest (whether express or implied) in, to or under the Trademarks listed in Seller Schedule 6.21(c) (collectively, the “Company Trademarks”).  Prior to the Closing, Seller shall, and shall cause its Subsidiaries (including the Transferred Companies), to take commercially reasonable actions that are necessary or advisable, including the payment of fees or the filing of documents, for the purposes of obtaining, maintaining, or renewing any rights in the Transferred Trademarks.

(d) Buyer acknowledges and agrees that on or before the Closing, Seller or its designee will transfer and migrate to any devices or media at a location or locations designated by Seller or its designee all copies and versions of any Seller Owned Software that reside on any of the Transferred Companies’ servers, computers, equipment or storage media.

(e) During the period from the date of this Agreement until the Closing Date, Seller shall provide commercially reasonable assistance, access and information reasonably requested by Buyer to plan and prepare for discontinuing use of Seller Trademarks in the Transferred Business following the Closing in accordance with the Transitional Trademark License Agreement.

6.22 USF Refunds.  If, after the Closing, Buyer or its Affiliates (A) receive any refund, or (B) utilize the benefit of any overpayment or prepayment of USF contributions which relate to amounts paid by Seller or any of its Subsidiaries (including the Transferred Companies prior to Closing), Buyer shall promptly transfer, or cause to be transferred, to Seller the entire amount of the refund or overpayment (including interest) received or utilized by Buyer or its Affiliates, net of any Taxes or other costs incurred by Buyer or its Affiliates attributable to the receipt of such refund.  Buyer agrees to notify Seller promptly of both the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment.  Buyer agrees to use commercially reasonable efforts to claim any such refund or to utilize any such overpayment as soon as possible and to furnish to Seller all information, records and assistance necessary to verify the amount of the refund or overpayment, provided, that Buyer shall be permitted to use its own Tax attributes prior to utilizing such overpayment described in this Section 6.22.

6.23 Restriction on Disclosure of Confidential Information to Certain Third Parties.  From the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement, Seller and its Affiliates shall not (and shall cause their Representatives not to) furnish non-public information regarding the Transferred Business to any Person that has made a proposal or expression of interest, whether orally or in writing, to Seller or its Subsidiaries relating to the acquisition of all or any substantial portion of the Transferred Business in connection with such proposal; provided, however, that this covenant shall not apply to any Person that has made a proposal or expression of interest relating to a transaction that is (x) not limited to the Transferred Business and (y) would not require Seller and its successors and assigns to terminate this Agreement.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to the Obligations of Buyer and Seller.  The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or written waiver) prior to the Closing of the following conditions:

(a) HSR Act.  The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been earlier terminated.

(b) FCC and Connecticut Public Utility Regulatory Authority Approvals.  All approvals, waivers and authorizations required to be obtained from the FCC and the Connecticut Public Utility Regulatory Authority pertaining to the transactions contemplated by this Agreement and the Ancillary Documents shall have been obtained.

(c) Litigation.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order after the date of this Agreement that restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement.

7.2 Conditions to the Obligations of Buyer.  The obligation of Buyer to effect the Closing is also subject to the satisfaction (or written waiver by Buyer) prior to the Closing of the following conditions:

(a) Consents and Approvals.  (i) All consents, approvals, waivers and authorizations required to be obtained from State Commissions (other than the Connecticut Public Utility Regulatory Authority and the Governmental Entities identified on Schedule 7.2(a)) pertaining to the transactions contemplated by this Agreement shall have been obtained, except for those consents, approvals, waivers and authorizations to be obtained from a State Commission (other than the Connecticut Public Utility Regulatory Authority and the Governmental Entities identified on Schedule 7.2(a)) that in the aggregate are not material to the conduct of the ILEC Services by the Transferred Business and have not been denied by the State Commission, (ii) all other Governmental Consents (other than from the FCC and the Connecticut Public Utility Regulatory Authority and the Governmental Entities identified on Schedule 7.2(a)) shall have been obtained, the failure of which to make or obtain would (A) reasonably be expected, individually or in the aggregate, to have a Buyer Adverse Condition or (B) provide a reasonable basis to conclude that Buyer or its Subsidiaries or their respective directors or officers would be subject to the risk of criminal liability, and (iii) no Governmental Consent obtained in connection with the transactions contemplated by this Agreement shall have been obtained with any condition or provision that would reasonably be expected to have a Buyer Adverse Condition.

(b) Video Agreements.  Either (i) Buyer shall have entered into the agreements and obtained those consents related to video services, video content, transport delivery rights and licenses for third-party applications and related agreements set forth on Seller Schedule 7.2(b)(i) on terms reasonably satisfactory to Buyer; or (ii) Seller shall have obtained (a) those agreements or consents related to video services, video content, transport delivery rights and related agreements  and (b) shall provide or cause to be provided (through the Transition Services Agreement or otherwise) the third party applications, in each case set forth on Seller Schedule 7.2(b)(i),  on commercially reasonable terms as required in order to be able to provide such services, content, rights and third party applications to Buyer and shall have made such services, content, rights and third party applications available to Buyer at cost pursuant to the terms of the Transition Services Agreement (it being understood that Buyer shall have no obligation to accept such services, content, rights or third party applications under the Transition Services Agreement) through the later of (i) October 1, 2014 and (ii) such date(s) as Seller shall have agreed with the applicable service or content providers; provided, however, that the condition in this Section 7.2(b) shall be deemed to be satisfied or waived on October 1, 2014.

(c) Representations and Warranties.  (i)  The representations and warranties of Seller set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Capital Structure), Section 4.3 (Corporate Authorization), Section 4.6 (Binding Effect) and Section 4.21 (Finders’ Fees) (collectively, the “Specified Representations”) of Seller shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (ii) the representations and warranties of Seller set forth in Article IV of this Agreement (other than the Specified Representations) shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of such date and time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date, and in each case disregarding any materiality and Seller Material Adverse Effect qualifications and, for the purposes of Section 4.10(g) (Employees and Employee Benefits) and Sections 4.11(d) and 4.11(f) (Labor and Employment Matters), dollar thresholds, contained therein, provided that (A) such “material” and “Seller Material Adverse Effect” qualifiers shall not be disregarded in Section 4.7(c) (Financial Statements), Section 4.8 (Litigation and Claims), Section 4.10(i) (Employees and Employee Benefits), Section 4.15(a) (Contracts), Section 4.16 (Absence of Changes), the second sentence of Section 4.17 (Assets), the first sentence of Section 4.18 (Communications Licenses) or Section 4.19(b) (Title to Property), and (B) the word “material” shall not be disregarded where it immediately precedes (1) the term “Seller Benefit Plans” in Section 4.10 (Employees and Employee Benefits) and (2) the term “Governmental Authorizations” in Section 4.12 (Compliance with Laws; Communications Authorizations), except, in the case of this clause (ii) for such failures to be so true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(d) No Seller Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event, occurrence, development, state of facts, effect, condition or change that, individually or in the aggregate, has had, or is reasonably likely to have, a Seller Material Adverse Effect.

(e) Covenants.  The covenants and agreements of Seller to be performed on or prior to the Closing shall have been duly performed in all material respects.

(f) Delivery of Financial Statements.  Buyer shall have received from Seller all applicable Financial Statements required to be delivered by Seller pursuant to Section 6.18.

(g) Cutover Milestone.  The conditions to Closing set forth under “Condition to Closing“ of the Cutover Plan shall have been satisfied or waived.

(h) Certificate.  Buyer shall have received a certificate, signed by a duly authorized officer of Seller and dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(c), 7.2(d) and 7.2(e) have been satisfied.

7.3 Conditions to the Obligations of Seller.  The obligation of Seller to effect the Closing is also subject to the satisfaction (or written waiver by Seller) prior to the Closing of the following conditions:

(a) Consents and Approvals.  (i) All consents, approvals, waivers and authorizations required to be obtained from State Commissions (other than the Connecticut Public Utility Regulatory Authority and other than the Governmental Entities identified on Schedule 7.2(a))) pertaining to the transactions contemplated by this Agreement shall have been obtained, except for those consents, approvals, waivers and authorizations to be obtained from a State Commission (other than the Connecticut Public Utility Regulatory Authority and the Governmental Entities identified on Schedule 7.2(a)) that in the aggregate are immaterial to the Seller Group and have not been denied by the State Commission, (ii) all other Governmental Consents (other than from the FCC and the Connecticut Public Utility Regulatory Authority and the Governmental Entities identified on Schedule 7.2(a)) shall have been obtained, the failure of which to make or obtain would (A) reasonably be expected, individually or in the aggregate, to have a Seller Adverse Condition or (B) provide a reasonable basis to conclude that Seller or its Subsidiaries or their respective directors or officers would be subject to the risk of criminal liability, and (iii) no Governmental Consent obtained in connection with the transactions contemplated by this Agreement shall have been obtained with any condition or provision that would reasonably be expected to have a Seller Adverse Condition.

(b) Representations and Warranties.  The representations and warranties of Buyer set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Corporate Authority), Section 5.5 (Binding Effect) and Section 5.7 (Finder’s Fee) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date, in which case such representation and warranty shall be so true and correct as of such earlier date).  The representations and warranties of Buyer set forth in Article V (other than Section 5.1 (Organization and Qualification), Section 5.2 (Corporate Authority), Section 5.5 (Binding Effect) and Section 5.7 (Finder’s Fee)) shall be true and correct as of the date of this Agreement and as of the Closing as though made as of such date and time (except to the extent that any such representation expressly speaks as of an earlier date, and in each case disregarding any materiality qualifications contained therein) except in the case of this sentence where such failure would not reasonably be expected to prevent or materially impair or delay Buyer’s or its Subsidiaries ability to perform their respective obligations under this Agreement or the Ancillary Documents.

(c) Covenants.  The covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects.

(d) Certificate.  Seller shall have received a certificate, signed by a duly authorized officer of Buyer and dated the Closing Date, to the effect that the conditions set forth in Sections 7.3(b) and 7.3(c) have been satisfied.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

8.1 Survival. The representations and warranties of Seller and Buyer contained in this Agreement and all claims with respect thereto shall survive the Closing for the periods set forth in this Section 8.1.  All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate upon the expiration of eighteen (18) months after the Closing Date, except that the representations and warranties contained in Section 4.1 (Organization and Qualification), Section 4.2 (Capital Structure), Section 4.3 (Corporate Authorization), Section 4.6 (Binding Effect), Section 4.21 (Finders’ Fees), Section 5.1 (Organization and Qualification), Section 5.2 (Corporate Authorization) and Section 5.5 (Binding Effect) shall survive indefinitely, the representations and warranties contained in Section 4.10 (Employees and Employee Benefits) and Section 4.13 (Environmental Matters) shall terminate upon the expiration of three (3) years after the Closing Date, and the representations and warranties contained in Section 4.9 (Taxes) and the related indemnification obligations contained in Section 6.5 (Tax Matters) shall survive as provided for in Section 6.5.  Any claim for breach of representation or warranty must be delivered prior to the expiration of the applicable survival term set forth in this Section 8.1.  It is the intention of the parties that the survival periods and termination dates set forth in this Section 8.1 supersede any statute of limitation applicable to such representations and warranties or claims with respect thereto.  Any covenants contained in this Agreement shall survive in accordance with their terms and any claim for Losses in respect of a breach of a covenant for which this Agreement contemplated performance prior to Closing must be delivered within 18 months of the Closing.

8.2 Indemnification by Buyer.  Buyer agrees that from and after the Closing Date it shall indemnify, defend and hold harmless Seller, each of its Subsidiaries, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any claims, damages, losses, charges, Liabilities, actions, suits, proceedings, judgments, settlements, assessments, Taxes, interest, penalties, and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) actually incurred or suffered by any of the Seller Indemnified Parties arising out of or resulting from, (i) any breach of any representation or warranty made by Buyer in Article V of this Agreement (including as if such representations and warranties were made as of the Closing (except for such representations and warranties that are made as of a specific date)) for the period such representation or warranty survives, (ii) except to the extent that the Buyer Indemnified Parties are entitled to be indemnified in respect thereof (without giving effect to the limitations contained in Section 8.1 or 8.3(b)), any of the Assumed Liabilities, (iii) any breach of a covenant or agreement of Buyer or any of its Affiliates contained in this Agreement and (iv) except to the extent that the Buyer Indemnified Parties are entitled to be indemnified in respect thereof (without giving effect to the limitations contained in Section 8.1 or 8.3(b)), any Liabilities that Buyer has expressly agreed to assume pursuant to this Agreement.

8.3 Indemnification by Seller.

(a) Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Buyer, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees (other than the Business Employees) and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties” and, collectively with the Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Losses actually incurred or suffered by, any of the Buyer Indemnified Parties arising out of or resulting from (i) subject to Section 8.3(b), any breach of any representation or warranty made by Seller in Article IV of this Agreement (including as if such representations and warranties were made as of the Closing (except for such representations and warranties that are made as of a specific date)) for the period such representation or warranty survives, (ii) any breach of any covenant or agreement of Seller contained in this Agreement, (iii) any of the Excluded Liabilities, and (iv) all USF contributions that relate to the provision of ILEC Services prior to the Closing.

(b) Seller shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 8.3(a)(i) unless the Losses therefrom exceed an aggregate amount equal to $30,000,000 (the “Indemnity Threshold”) and then only for Losses in excess of that amount and up to an aggregate amount equal to $200,000,000 (the “Indemnity Cap”), provided, however, that any Losses up to an aggregate amount equal to $100,000,000 arising from any breach of any of the representations and warranties in Section 4.17 (Assets) shall not be counted towards the Indemnity Cap (it being understood that Seller’s maximum aggregate liability for Losses in respect of breaches of the representations and warranties in Section 4.17 (Assets) shall be $300,000,000, less any other Losses under other representations and warranties for which Seller is liable and are applied to the Indemnity Cap).  Seller shall not be liable to the Buyer Indemnified Parties in respect of any individual claim or series of claims arising out of a similar occurrence or set of facts for indemnification under Section 8.3(a)(i) involving Losses of less than $75,000; provided, however, Seller shall not be liable to the Buyer Indemnified Parties in respect of any individual claim for indemnification of any breach of any representation or warranty made by Seller in the first sentence of Section 4.17 involving Losses of less than $25,000.  Notwithstanding the foregoing, the limitations set forth in this Section 8.3(b) shall not apply to any claims for Losses resulting from or arising out of breaches of the representations and warranties in Section 4.2 (Capital Structure), Section 4.3 (Corporate Authorization), Section 4.6 (Binding Effect) and Section 4.21 (Finders’ Fees), or due to fraud by or on behalf of the Seller.

(c) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Seller Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, provided that (A) such “material” and “Seller Material Adverse Effect” qualifiers shall not be disregarded in Section 4.7(c) (Financial Statements), Section 4.8 (Litigation and Claims), Section 4.10(i) (Employees and Employee Benefits), Section 4.15(a) (Contracts), Section 4.16 (Absence of Changes), the second sentence of Section 4.17 (Assets), the first sentence of Section 4.18 (Communications Licenses) or Section 4.19(b) (Title to Property), and (B) the word “material” shall not be disregarded where it immediately precedes (1) the term “Seller Benefit Plans” in Section 4.10 (Employees and Employee Benefit Plans) and (2) the term “Governmental Authorizations” in Section 4.12 (Compliance with Laws; Communications Authorizations).  The rights of an Indemnified Party to indemnification under this Agreement or any Ancillary Documents shall not be affected by any investigation conducted or actual or constructive knowledge acquired at any time by such Indemnified Party, whether before or after the date of this Agreement or any Closing Date.

8.4 Third-Party Claim Indemnification Procedures.

(a) In the event that any claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (other than a claim by a Taxing authority for Taxes) (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than thirty (30) days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has an adverse effect on the resolution of the Third-Party Claim or on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim.  The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense.  All costs and expenses incurred by the Indemnifying Party in defending such action shall be counted in calculating the amounts set forth in Section 8.3(b) if the Third-Party Claim relates to a matter to which Section 8.3(b) applies.  Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense.  If the Indemnified Party shall participate in any such defense, it shall participate at its sole cost and expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate, due to a non-waivable conflict, or (ii) the Indemnified Party assumes the defense of a Third-Party Claim after the Indemnifying Party has failed to diligently pursue a Third-Party Claim it has assumed, in which case the Indemnifying Party shall be liable for the reasonable fees and expenses of one separate counsel (in addition to any necessary local counsel) to the extent such Third-Party Claim is subject to indemnification or reimbursement under Section 8.2 or Section 8.3.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party, (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party, or (iv) except to the extent within the amounts set forth in Section 8.3(b) if applicable, any monetary liability of the Indemnified Party that will not be paid or reimbursed by the Indemnifying Party.

(c) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the Third-Party Claim as a result of the Indemnified Party’s election to defend the Third-Party Claim as provided in Section 8.4(b) hereof, or (iii) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnified Party shall have the right but not the obligation to provide its own defense and shall consult with the Indemnifying Party regarding the strategy for defense of such claim, including with respect to the Indemnified Party’s choice of legal counsel; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by whether it assumes the defense of such Third-Party Claim. The Indemnified Party shall have no liability with respect to a Third-Party Claim settled without its consent, which consent shall not be unreasonably delayed, conditioned or withheld.

(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents, and employees (including, if necessary, availability for depositions and testifying); it being understood that the reasonable costs and expenses of the Indemnified Party relating thereto shall be considered Losses.  The Indemnified Party and the Indemnifying Party shall keep each other fully informed with respect to the status of such Third-Party Claim.

(e) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges (if applicable).

(f) Each of Buyer and Seller hereby consents to the non-exclusive jurisdiction of any court in which a Third-Party Claim is brought for purposes of any claim for indemnification or reimbursement with respect to such Third-Party Claim or the matters alleged therein.

8.5 Consequential Damages.

  Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article VIII for any consequential, punitive, special or exemplary damages, regardless of the form of action, whether in contract, tort, strict liability or otherwise, and whether or not such damages were foreseen or unforeseen, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim; provided, however, that nothing herein shall limit an Indemnified Party’s ability to recover lost profits or diminution in value.

8.6 Adjustments to Losses.

(a) Insurance.  In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss.  In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under this Article VIII, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided that until the Indemnified Party recovers full payment of the Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party.  Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(b) Reimbursements and Adjustments.  In calculating the amount of any Loss for which either party is entitled to indemnification hereunder, to the extent such Loss is otherwise recovered by a party pursuant to other terms of this Agreement or any Ancillary Document, such amount actually recovered shall be deducted from the amount owed for such Loss, so that the same amount shall not be paid more than once.

(c) Taxes.  Nothing herein shall prevent an Indemnifying Party from asserting that the amount of Loss incurred by an Indemnified Party for which indemnification is sought hereunder may take into account any net Tax benefit actually realized by such Indemnified Party as a result of incurring such Loss; it being understood that any such assertion shall not be dispositive in determining the amount of such Loss.

(d) Reimbursement.  If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VIII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (A) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof (net of any actual costs or expenses incurred in connection with obtaining such amount), less (B) the full amount of the Loss.

8.7 Payments

(a) .  The Indemnifying Party shall pay all amounts payable pursuant to this Article VIII promptly following receipt from an Indemnified Party of a claim for a Loss that is the subject of indemnification hereunder, unless and for so long as the Indemnifying Party in good faith disputes the Loss in which event it shall so notify the Indemnified Party.  The Indemnifying Party agrees to provide reasonable supplementary documentation for all claims they make under this Article VIII.  In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three (3) Business Days following any Final Determination of such Loss and the Indemnifying Party’s liability therefor.

8.8 Characterization of Indemnification Payments.  Except as otherwise required by Law, all payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 8.2 or 8.3 hereof shall be treated as adjustments to the Purchase Price for Tax purposes.

8.9 Mitigation.  Nothing herein shall prevent an Indemnifying Party from asserting that the amount of such Loss incurred by an Indemnified Party for which indemnification is sought hereunder may take into account the Indemnified Party’s failure to use commercially reasonable efforts to mitigate such Loss; it being understood that any such assertion shall not be dispositive in determining the amount of such Loss.

8.10 Remedies.  Except as otherwise expressly specified in this Agreement, the rights and remedies of Seller and Buyer under this Article VIII are exclusive following the Closing and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement or otherwise for monetary relief with respect to the subject matter hereof.  The parties covenant not to sue, assert any arbitration claim or otherwise threaten any claim other than those described in this Article VIII as being available under the particular circumstances described in this Article VIII.

8.11 Specific Performance.  The parties acknowledge and agree that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy.  The parties accordingly agree that, in addition to any other rights or remedies it may have at law or in equity, the other party shall be entitled to (x) enforce the terms of this Agreement by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and (y) seek injunctive relief against any breach or threatened breach of this Agreement.  Neither party will contest an action by the other party for injunctive relief or an order of specific performance on the basis that there is an adequate remedy at law, or that an award of specific performance is not an appropriate remedy for any reason, at law or in equity.  The parties agree to not seek and agree to waive any requirement for the securing or posting of a bond in connection with a party seeking or obtaining any relief pursuant to this Section 8.11.

ARTICLE IX

TERMINATION

9.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual agreement of Buyer and Seller;

(b) by either Buyer or Seller, by giving written notice of such termination to the other party, if the Closing shall not have occurred by December 16, 2014 (as extended pursuant to this Section 9.1, the “Termination Date”); provided, however, that in the event that, as of such date, the conditions set forth in Section 7.1(a), Section 7.2(a) or Section 7.3(a) have not been satisfied or waived, the Termination Date may be extended from time to time by either Buyer or Seller one or more times to a date not beyond June 16, 2015;

(c) by either Buyer or Seller, by giving written notice of such termination to the other party, if any Order prohibiting the Closing shall become final and non-appealable;

(d) by Buyer if there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(c) or (e) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) sixty (60) days after written notice thereof is given by Buyer to Seller and (ii) the Termination Date; or

(e) by Seller if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(b) or (c) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) sixty (60) days after written notice thereof is given by Seller to Buyer and (ii) the Termination Date.

9.2 Effect of Termination.  In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no further effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 9.2 and in the last sentence of  Section 6.1 (Access and Information), and in Sections 10.1 (Notices), Section 10.2 (Amendment; Waiver), Section 10.3 (No Assignment or Benefit to Third Parties), Section 10.4 (Entire Agreement), Section 10.6 (Public Disclosure), Section 10.7 (Expenses), Section 10.11 (Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Jury Trial), Section 10.14 (Severability), Section 10.15 (Construction) and Section 10.17 (No Recourse) hereof (and any related definitional provisions set forth in Article I), and except that nothing in this Section 9.2 shall relieve any party from liability for any willful or material breach of this Agreement that arose prior to such termination.

ARTICLE X

MISCELLANEOUS

10.1 Notices.  All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile, provided that the facsimile is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Buyer:
Frontier Communications Corporation
3 High Ridge Park Stamford, CT 06905
Telephone: (203) 614-5600
Facsimile: (203) 614-4651
Attn: General Counsel

With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square New York, NY 10036
Telephone: (212) 735-3000
Facsimile: (212) 735-2000
Attn: Martha E. McGarry Thomas W. Greenberg

To Seller:
AT&T Inc.
One AT&T Plaza 208 South Akard Street, Suite 3702 Dallas, Texas 75202
Telephone:(210) 821-4105
Facsimile: (214) 746-2103
Attn: D. Wayne Watts

With a copy to:
Sullivan & Cromwell LLP
125 Broad Street New York, New York 10004
Telephone: (212) 558-4000
Facsimile: (212) 558-3588
Attn: Audra D. Cohen
and
Sullivan & Cromwell LLP
1888 Century Park East Los Angeles, California 90067
Telephone: (310) 712-6600
Facsimile: (310) 712-8800
Attn: Eric M. Krautheimer Sarah P. Payne

10.2 Amendment; Waiver.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Notwithstanding the foregoing, the provisions of this Section 10.2, Section 10.3, Section 9.2, Section 10.11 and Section 10.16, to the extent affecting any of the Financing Sources, may not be amended, modified, waived or supplemented (including any defined term used therein) in a manner adverse to any of the Financing Sources without the prior written consent of each Financing Source.

10.3 No Assignment or Benefit to Third Parties.

(a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.  Subject to the provisions of Sections 2.4 and 6.13, no party to this Agreement may assign any of its rights or delegate any of its duties or obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto, and (ii) Buyer may, by written notice, assign any and all of its rights under this Agreement (A) to one or more of its wholly owned subsidiaries (but no such assignment shall relieve Buyer of any of its duties or obligations hereunder) or (B) to the Financing Sources for collateral security purposes.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement, except for the rights of the Financing Sources pursuant to this Section 10.3, Section 10.2, Section 9.2, Section 10.10 and Section 10.17.

(b) Prior to the Closing, Buyer shall not convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless the Person which acquires by conveyance or transfer, or which leases, the properties and assets of Buyer substantially as an entirety shall expressly assume, by an instrument in writing, executed and delivered to Seller, in form reasonably satisfactory to Seller, the due and punctual payment of any amounts due from Buyer at or prior to the Closing hereunder and the performance or observance of every covenant of this Agreement on the part of Buyer to be performed or observed at or prior to the Closing.

10.4 Entire Agreement.  This Agreement (including the Confidentiality Agreement, and all Disclosure Schedules, Annexes and Exhibits hereto) and the Ancillary Documents contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.

10.5 Fulfillment of Obligations.  Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

10.6 Public Disclosure.  Each party hereto shall obtain consent of the other party (such consent to be not unreasonably delayed, conditioned or withheld), prior to issuing any press releases regarding this Agreement or the transactions contemplated hereby, except as required by Law or by any Governmental Entity and except to the extent that the text of such release is substantially similar to text that has previously been publicly disclosed by Seller or Buyer in accordance with the terms of this Agreement or is substantially similar to any mutually agreed upon communication plan.  In the case of any such press release to be made as required by Law or by any such Governmental Entity, the party proposing to make such disclosure shall provide the other party a reasonable opportunity to review and comment on any reference to this Agreement or the transactions contemplated hereby, prior to issuing or making any such press release (and such disclosing party shall review and consider any such comments in good faith).  To the extent practicable, each party shall use reasonable best efforts to cause any other public announcements or public disclosures (other than press releases) with respect to the transactions contemplated by this Agreement and any Ancillary Documents to be consistent with the parties’ prior disclosures and any mutually agreed upon communication plan.  Notwithstanding the foregoing, Buyer may, in connection with the Financing, disclose information concerning the transactions contemplated by this Agreement or the Ancillary Documents of the type typically included in a public debt offering on Form S-3 where the proceeds are to be used by an operating company in the telecommunications industry to finance an acquisition, including pro forma financial information and a summary of the transaction, this Agreement and the Ancillary Documents, after providing Seller a reasonable opportunity to review such disclosure and acting in good faith to take into account the reasonable comments of Seller; provided, however, that Buyer will not disclose any information that is competitively sensitive to Seller, without obtaining Seller's prior written consent.  To the extent a party is obligated to file this Agreement or any Ancillary Document publicly with any Governmental Entity, such party shall give the non-disclosing party a reasonable opportunity to review and comment (and shall in good faith take into account the comments of such party) on the scope of any redactions and requests for confidential treatment of the terms hereof.

10.7 Expenses.  Except as otherwise expressly provided in this Agreement or the Ancillary Documents, whether or not the transactions contemplated by this Agreement and the Ancillary Documents are consummated, all costs and expenses incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby shall be borne by the party incurring such expenses.  For the avoidance of doubt, except as otherwise expressly provided in this Agreement or the Ancillary Documents, whether or not the transactions contemplated by this Agreement and the Ancillary Documents are consummated, any fees or expenses incurred by any of Seller, its Subsidiaries of the Transferred Companies or any of their respective Affiliates (including the fees and expenses of legal counsel, any accountant, auditor, broker, financial advisor or consultant retained by them or on their behalf) in connection with the preparation, negotiation, execution and delivery of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated by this Agreement shall be the responsibility of, and paid by, the Seller.

10.8 Bulk Sales.  Seller and Buyer (on behalf of themselves and their Subsidiaries) agree to waive compliance with Article 6 of the Uniform Commercial Code and other bulk sales Laws as adopted in each of the jurisdictions in which any of the Transferred Assets are located to the extent that such Article is applicable to the transactions contemplated by this Agreement and the Ancillary Documents.

10.9 Further Assurances.

(a) From time to time after the Closing Date, Seller shall and shall cause its applicable Subsidiaries to promptly execute, acknowledge and deliver any other documents reasonably requested by Buyer and necessary for Buyer to satisfy its obligations hereunder and under the Ancillary Documents.

(b) From time to time after the Closing Date, Buyer shall, and shall cause its Subsidiaries to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Seller and necessary for Seller or any of its Subsidiaries to satisfy its obligations hereunder or under the Ancillary Documents.

(c) If after the Closing Date, Seller, on the one hand, or Buyer, on the other hand (the “Receiving Party”), receives any funds which belong to the other party (the “Entitlement Party”) under this Agreement or the Ancillary Documents, the Receiving Party shall hold such funds in trust for, and immediately pay over such funds to, the Entitlement Party.

(d) In the event it is determined following the Closing that (i) any asset that constitutes a Transferred Asset should have been transferred to the Transferred Companies pursuant to Section 2.1 but was not so transferred, such asset shall be promptly transferred, without the payment of additional consideration by Buyer or the Transferred Companies, to the applicable Transferred Company, and shall upon such transfer constitute a Transferred Asset and (ii) any Liability that constitutes an Assumed Liability that should have been assumed by the Transferred Companies pursuant to Section 2.3 but was not assumed pursuant to an instrument of assumption, such Liability shall be promptly assumed by the applicable Transferred Company (and Buyer shall cause the applicable Transferred Company to assume such Liability), without the payment of additional consideration by Seller, pursuant to an instrument of assumption.

(e) In the event it is determined following the Closing that (i) any asset that is not a Transferred Asset and should not have been transferred to the Transferred Companies pursuant to Section 2.1 but was transferred, such asset shall be promptly transferred (and Buyer shall cause the applicable Transferred Company to transfer such asset), without the payment of consideration by Seller, to Seller, and shall upon such transfer not constitute a Transferred Asset or (ii) any Liability that is an Excluded Liability that should not have been assumed by the Transferred Companies pursuant to Section 2.3 but was assumed pursuant to an instrument of assumption, such Liability shall be promptly assumed by Seller, without the payment of additional consideration by Buyer, pursuant to an instrument of assumption.

(f) The obligations of Buyer and Seller under subsections (a), (b), (e) and (f) of this Section 10.9 shall terminate on the date that is one year following the Closing Date.

10.10 Disclaimer of Other Representations or Warranties.  EACH PARTY AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS, NEITHER BUYER NOR SELLER MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION (INCLUDING IN ANY DATAROOM OR MANAGEMENT PRESENTATION OR INFORMATION MEMORANDUM OR IN RESPONSE TO QUESTIONS SUBMITTED BY A PARTY OR ANY OF ITS REPRESENTATIVES AND INCLUDING ANY PROJECTIONS OR SIMILAR INFORMATION), MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WHETHER WRITTEN OR ORAL, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE ANCILLARY DOCUMENTS OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY DOCUMENTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.  FOR THE AVOIDANCE OF DOUBT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OR THE ANCILLARY DOCUMENTS, (I) NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF SELLER, AND, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO ANY EXCLUDED ASSETS AND (II) THE TRANSFERRED ASSETS AND TRANSFERRED COMPANIES ARE ASSIGNED “AS IS” WITHOUT ANY WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING ANY WARRANTIES OF OR RELATED TO TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.11 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Documents (including any action or proceeding involving any Financing Sources), exclusively in courts of the State of New York located in the Borough of Manhattan or Federal courts of the United States of America located in the Southern District of New York (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Documents (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.1 of this Agreement.  Seller and Buyer each irrevocably designate CT Corporation as their agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and Seller and Buyer each stipulate that such consent and appointment is irrevocable and coupled with an interest.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LEGAL PROCEEDING INVOLVING ANY FINANCING SOURCES).  The provisions of this Section 10.11 shall inure to the benefit of, and be enforceable by, each Financing Source, each of which is hereby intended to be an express third-party beneficiary of this Section 10.11.

10.12 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

10.13 Headings.  The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

10.14 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.15 Construction.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.16 Payments.  No party hereto shall be entitled to payment under any provision of this Agreement for any amount to the extent payment with respect to the same matter is recovered by such Person or its Affiliates or such amount is otherwise included or taken into consideration under any other provision of this Agreement or any Ancillary Document such that such party would be unfairly enriched.

10.17 No Recourse.  No Financing Source shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.  Without limiting the rights of Seller against Buyer in no event shall Seller or any of its Subsidiaries, and Seller agrees not to and to cause its Subsidiaries not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages under this Agreement from any Financing Source.  Seller (on behalf of itself and its stockholders, partners, members, Affiliates, directors, officers and employees, representatives and agents) hereby waives to the fullest extent permitted by law any rights or claims against any Financing Source in connection with this Agreement or the Commitment Letter, whether at law or equity, in contract, in text or otherwise.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

AT&T INC.
By: /s/ José M. Menchaca
Name: José M. Menchaca
Title: Vice President, Corporate Development
FRONTIER COMMUNICATIONS CORPORATION
By: /s/ Mary Agnes Wilderotter
Name: Mary Agnes Wilderotter
Title: Chairman and Chief Executive Officer